As filed with the Securities and Exchange Commission on June 21, 2006

                           Registration No. 333-125344
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               EYI INDUSTRIES INC.
                (Name of registrant as specified in its charter)

              Nevada                           2833                   88-0407078
   (State or Other Jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)    Identification No.)

                                                         Jay Sargeant
           7865 Edmonds Street                        7865 Edmonds Street
               Burnaby, BC                                Burnaby, BC
              Canada V3N 1B9                            Canada V3N 1B9
               604-759-5031                              604-759-5031
      (Address and telephone number              (Name, address, and telephone
     of principal executive offices)             number of agent for service)
                                   Copies to:
         Clayton E. Parker, Esq.                   Ronald S. Haligman, Esq.
 Kirkpatrick & Lockhart Nicholson Graham       Kirkpatrick & Lockhart Nicholson
                   LLP                                    Graham LLP
       201 South Biscayne Boulevard              201 South Biscayne Boulevard
                Suite 2000                                Suite 2000
           Miami, Florida 33131                      Miami, Florida 33131
        Telephone: (305) 539-3300                 Telephone: (305) 539-3300
        Telecopier: (305) 358-7095                Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum      Proposed Maximum            Amount
Title Of Each Class                       Amount             Offering Price           Aggregate          Of Registration
Of Securities To Be Registered       To Be Registered         Per Share(1)        Offering Price(1)           Fee(3)
------------------------------       ----------------         ------------        -----------------           ------
Common stock, par value $0.001
per share                             739,976,079 (2)                $0.03          $22,199,282.37           $2,375.32
                                      ---------------                -----          --------------           ---------
TOTAL                                 739,976,079 (2)                $0.03          $22,199,282.37           $2,375.32
                                      ===============                =====          ==============           =========


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of June 1, 2006.

(2) Of these shares, 615,663,401 shares are being registered underlying convertible debentures, 124,062,678 shares are being registered underlying warrants and 250,000 shares were previously issued under a consulting agreement.


(3)   Registration fee has previously been paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 21, 2006


                               EYI INDUSTRIES INC.
                       739,976,079 SHARES OF COMMON STOCK

      This  Prospectus  relates to the sale of up to  739,976,079  shares of EYI
Industries'  common  stock  by  certain  persons,   who  are,  or  will  become,
stockholders of EYI Industries.

      Please refer to "Selling Stockholders" beginning on page 18.

      EYI Industries is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We did, however, receive proceeds from the sale of convertible debentures and we are registering shares of common stock underlying these convertible debentures in the accompanying registration statement.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On June 1, 2006, the last reported sales price of our common stock was $0.03 per share.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "EYII."

      These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 6.

      No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

      The information in this Prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the accompanying registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is ______ __, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             1
THE OFFERING                                                                   2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION                                     3
FORWARD-LOOKING STATEMENTS                                                    16
SELLING STOCKHOLDERS                                                          17
USE OF PROCEEDS                                                               19
PLAN OF DISTRIBUTION                                                          20
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS                                                                  21
DESCRIPTION OF BUSINESS                                                       31
MANAGEMENT                                                                    51
FISCAL YEAR END OPTIONS/SAR VALUES                                            55
DESCRIPTION OF PROPERTY                                                       58
LEGAL PROCEEDINGS                                                             59
PRINCIPAL SHAREHOLDERS                                                        60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                62
MARKET PRICE OF AND DIVIDENDS  ON THE REGISTRANT'S COMMON EQUITY AND OTHER
  SHAREHOLDER MATTERS                                                         64
DESCRIPTION OF SECURITIES                                                     69
EXPERTS                                                                       73
LEGAL MATTERS                                                                 73
AVAILABLE INFORMATION                                                         73
INDEX TO FINANCIAL STATEMENTS                                                F-i
PART II                                                                     II-1

--------------------------------------------------------------------------------

Our audited financial statements for the fiscal year December 31, 2005 are contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

      The following Prospectus Summary contains the most material information on EYI Industries Inc. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

      We are in the business of selling, marketing, and distributing a product line consisting of approximately 27 nutritional products in three (3)
categories, dietary supplements, personal care products and water filtration systems. Our most successful product is Calorad, a liquid collagen-based dietary supplement presently available on the market. Our products are marketed through a network marketing program in which IBAs (Independent Business Associates) purchase products for resale to retail customers as well as for their own personal use. We have a list of over 380,000 IBAs, of which approximately 8,500 we consider "active". An "active" IBA is one who purchased our products within the preceding 12 months. Over 1,200 of these IBAs are considered "very active". A "very active" IBA is one who is on our automatic Convenience Program (formally called Auto-Ship Program) and is current with their annual administration fee. Our Convenience Program allows our IBAs to set up a reoccurring order that is automatically shipped to them each month.

      Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the years ended December 31, 2005 and December 31, 2004, relative to our ability to continue as a going concern. We have negative working capital of $1,578,076 and an accumulated deficit of $12,223,137 incurred through March 31, 2006, which raises substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $12,223,137 as of March 31, 2006. For the three months ended March 31, 2006 and 2005, we incurred a net loss of $875,922 and $783,788, respectively. For the year ended December 31, 2005 and 2004, we incurred a net loss of $4,262,011 and $4,462,795, respectively. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while pursuing acquisitions and/or joint ventures with companies in the nutritional supplement industry.

      The IBAs in our network are encouraged to recruit interested people to become new distributors of our products. New IBAs are placed beneath the recruiting IBA in the "network" and are referred to as being in that IBA's "down-line" organization. Our marketing plan is designed to provide incentives for IBAs to build, maintain and motivate an organization of recruited distributors in their down-line organization to maximize their earning potential. IBAs generate income by purchasing our products at wholesale prices and reselling them at retail prices. IBAs also earn commissions on product purchases generated by their down-line organization.

      On an ongoing basis we review our product line for duplication and sales trends and make adjustments accordingly. As of March 31, 2006, our product line consisted of: (i) 18 dietary supplement products; (ii) 7 personal care products consisting primarily of cosmetic and skin care products; and (iii) 2 water
filtration  system  products.   Our  products  are  primarily   manufactured  by
Nutri-Diem, Inc., a related party, and sold by us under a license and distribution agreement with Nutri-Diem Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold to our IBAs located in the United States, Canada and Asia.

      We believe that our network marketing system is suited to marketing dietary supplements, personal care products and water filtration systems, because sales of such products are strengthened by ongoing personal contact between IBAs and their customers. Our network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. IBAs are given the opportunity, through our sponsored events and training sessions, to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition, in order to motivate IBAs.

                                    ABOUT US

      Our principal place of business is located at 7865 Edmonds Street, Burnaby, BC Canada, V3N 1B9 and our telephone number at that address is 604-759-5031.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

o Cornell Capital Partners, which intends to sell up to an aggregate amount of 431,894,379 shares of common stock, which includes 307,831,701 shares underlying convertible debentures and 124,062,678 shares underlying warrants.


o TAIB Bank, B.S.C., which intends to sell up to an aggregate amount of 171,031,292 shares of common stock underlying convertible debentures.


o Certain Wealth, Ltd., which intends to sell up to an aggregate amount of 136,800,408 shares of common stock underlying convertible debentures.

o Rajesh Raniga, our Chief Financial Officer, who intends to sell up to 250,000 shares issued pursuant to a Consulting Agreement.


Common Stock Offered                739,976,079 shares

Offering Price                      Market price

Common Stock Outstanding            260,273,921 shares
Before The Offering(1)

Common Stock Outstanding            1,000,000,000
After The Offering(2)

Use Of Proceeds                     We will not receive any of the proceeds from
                                    the   sale   of   stock   by   the   selling
                                    stockholders. See "Use of Proceeds."

Risk Factors The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Dividend Policy We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

Over-The-Counter                    EYII
Bulletin Board Symbol

----------
(1)   Based on shares outstanding as of June 1, 2006.

(2) Assumes that all 739,726,079 shares, which are offered under this Prospectus, pursuant to the conversion of convertible debentures and the exercise of warrants are issued.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this Prospectus as well as with our Financial Statements and the notes therewith.

                                                                For the Three     For the Year     For the Year
                                                                Months Ended         Ended             Ended
                                                                  March 31,       December 31,     December 31,
                                                                     2006             2005             2004
STATEMENT OF OPERATION DATA:                                     (Unaudited)       (Audited)         (Audited)
----------------------------                                     -----------       ---------         ---------
Revenue                                                        $   1,108,759    $   4,980,408    $   6,085,831

Cost Of Goods Sold                                                   287,952        1,165,976        1,252,118
                                                               -------------    -------------    -------------

Gross Profit Before Commission Expense                               820,807        3,814,432        4,833,713
                                                               -------------    -------------    -------------
Commission Expense                                                   385,443        1,930,925        2,486,743
                                                               -------------    -------------    -------------
Gross Profit After Cost of Goods Sold and Commission Expense         435,364        1,883,507        2,346,743
                                                               -------------    -------------    -------------

Operating Expenses
  Consulting fees                                                    259,736        1,250,278        1,438,362
  Legal and professional                                              74,482          306,948          321,713
  Customer service                                                    40,416          198,500          393,244
  Finance and administration                                         499,973        1,378,118        2,101,842
  Sales and marketing                                                 78,624           15,741          154,638
  Telecommunications                                                  30,660          946,331          492,847
  Wages and benefits                                                 277,571        1,282,438        1,152,728
  Warehouse expense                                                   62,898          171,724          231,268
                                                               -------------    -------------    -------------
    Total Operating Expenses                                       1,324,360        5,550,077        6,286,642
                                                               -------------    -------------    -------------

Loss from Operations                                                (888,996)      (3,666,570)      (3,939,899)
                                                               -------------    -------------    -------------

Other Income (Expenses)                                               (4,346)        (299,835)        (271,346)

Net Loss Before Taxes                                               (893,342)      (3,966,405)      (4,211,245)

Provision For Taxes                                                       --               --               --
                                                               -------------    -------------    -------------

Net Loss Before Allocation To Minority Interest                     (893,342)      (3,966,405)      (4,211,245)

Allocation Of Loss To Minority Interest                               17,420           84,762           88,755

Loss From Discontinued Operations                                         --         (380,368)        (340,305)
                                                               -------------    -------------    -------------

Net Loss                                                       $    (875,922)   $  (4,262,011)   $  (4,462,795)
                                                               =============    =============    =============

Basic And Diluted Net Loss Per Common Share                              nil    $       (0.02)   $       (0.03)
                                                               =============    =============    =============

Weighted Average Number Of Common Stock Shares Outstanding       250,936,751      200,846,048      157,060,345
                                                               =============    =============    =============

                                                            March 31,      December 31,     December 31,
                                                               2006            2005            2004
BALANCE SHEET DATA:                                        (Unaudited)      (Audited)       (Audited)
-------------------                                        -----------      ---------       ---------
Current Assets
  Cash                                                     $    190,837    $     25,639    $         --
  Restricted cash                                                    --              --         100,248
  Accounts receivable                                            94,119          48,783          36,061
  Related party receivables                                          --              --              --
  Prepaid expenses                                               18,485          12,387         852,764
  Inventory                                                     279,225         295,248         239,641
                                                           ------------    ------------    ------------
    Total Current Assets                                        582,666         382,057       1,228,714
                                                           ------------    ------------    ------------

Property, Plant and Equipment, Net                               63,720          49,671          32,596
Deposits                                                         62,336          67,603           2,236
Intangible Assets                                                14,487          15,044          16,561
                                                           ------------    ------------    ------------

    Total Assets                                           $    723,209    $    514,375    $  1,280,107
                                                           ============    ============    ============

Current Liabilities
  Bank indebtedness                                        $         --    $         --    $     72,456
  Accounts payable and accrued liabilities                    1,427,120       1,929,409       1,141,001
  Accounts payable - related parties                            643,622         328,038         159,455
  Interest payable, convertible debt                                 --              --          10,616
  Notes payable - related party                                  90,000          90,000          90,000
  Convertible debt-related party, net of discount                    --              --         379,724
  Customer deposits                                                  --              --              --
   Loan payable, Cornell                                             --              --              --
                                                           ------------    ------------    ------------
    Total Current Liabilities                                 2,160,742       2,347,087       1,853,252
Net Liabilities from discontinued operations                    375,344         375,344         405,838
Minority Interest in Subsidiary                                 244,636         262,057         346,819
                                                           ------------    ------------    ------------

Stockholders' Equity (Deficit)
  Common stock                                                  260,273         217,600         162,753
  Discount on common stock                                           --              --              --
  Additional paid-in capital                                  7,397,617       6,155,518       3,048,606
  Stock warrants                                              2,702,734       2,698,984       2,563,043
  Subscription Receivable                                      (195,000)       (195,000)        (15,000)
  Accumulated deficit                                       (12,223,137)    (11,347,215)     (7,085,205)
                                                           ------------    ------------    ------------
    Total Stockholders' Equity (Deficit)                     (2,057,513)     (2,470,113)     (1,325,802)
                                                           ------------    ------------    ------------

    Total Liabilities And Stockholders' Equity (Deficit)   $    723,209    $    514,375    $  1,280,107
                                                           ============    ============    ============

================================================================================

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

We Have Historically Lost Money And Losses May Continue In The Future

      We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $12,223,137 and $11,347,215 as of March 31, 2006 and December 31, 2005, respectively. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while pursuing acquisitions and/or joint ventures with companies in the nutritional supplement industry.

We Have Been Subject To A Going Concern Opinion From Our Independent Auditors

      Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended December 31, 2005, relative to our ability to continue as a going concern. We have negative working capital of $1,578,076 and $1,965,030 as of March 31, 2006 and December 31, 2005, respectively, and an accumulated deficit of $12,223,137 incurred through March 31, 2006, which raises substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If We Are Unable To Raise Additional Capital To Finance Operations, We Will Need To Curtail Or Cease Our Business Operations

      We have relied on significant external financing to fund our operations. As of March 31, 2006, we had $190,837 in cash and our total current assets were $582,666. As of December 31, 2005, we had $25,639 in cash and our total current assets were $382,057. Our current liabilities were $2,160,742 and $2,347,087, respectively, as of March 31, 2006 and December 31, 2005. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure financing from external sources. In the event we do not obtain the necessary financing to fund our anticipated operating expenses, we will be forced to reduce our personnel and curtail other operating expenses.

      The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

      Our common stock is traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger, more widely known companies in the nutritional supplement industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The high and low bid price of our common stock for the last two years was $0.39 and $0.02, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The Issuance Of Preferred Stock May Entrench Management Or Discourage A Change Of Control

      Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock that would have designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. Current members of our management that are large stockholders may have peculiar interests that are different form other stockholders. Therefore, conflicting interests of certain members of management and our stockholders may lead to stockholders desiring to replace these individuals. In the event this occurs and the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors. In addition, by issuing preferred stock, management could prevent other shareholders from receiving a premium price for their shares as part of a tender offer.

We May Not Be Able To Compete Effectively Against Our Competitors, Which Could Force Us to Curtail Or Cease Business Operations

      Many of our competitors have significantly greater name recognition, financial resources and larger distribution channels. In addition, our industry is characterized by low barriers to entity, which means we may face more competitors in the future. If we are not able to compete effectively against our competitors, we will be forced to curtail or cease our business operations. Our main competitors are Usana Health Sciences, Relive International and Mannatech Incorporated based on product offerings and sales pay structure. Our market share in the nutrition supplement industry is very small at this time.

Investors Should Not Rely On An Investment In Our Stock For The Payment Of Cash Dividends

      We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price.

There Are No Conclusive Studies Regarding The Medical Benefits Of Nutritional Products

      Many of the ingredients in our current products, and we anticipate in our future products, will be vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers' perception of the safety and quality of our products, as well as similar products distributed by other companies. We could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

Adverse Publicity With Respect To Nutritional Products May Force Us To Curtail Or Cease Our Business Operations

      In the future, scientific research and/or publicity may not be favorable to the nutritional product market or any particular product, or may be inconsistent with any earlier favorable research or publicity. Future reports of research that are unfavorable to nutritional products could force us to curtail or cease our business operations. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations and force us to curtail or cease our business operations.

We Will Have to Develop New Products In Order To Keep Pace With Changing Consumer Demands Or We Could Be Forced to Cease Or Curtail Our Business Operations

      The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. Our goal is to expand our portfolio of dietary supplement products through acquisition of existing companies and/or products serving niche segments of the industry. New products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

      We believe that any future success of our company will depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. If we are unable to develop and introduce new products or if our new products are not successful, our sales may be adversely affected as customers seek competitive products. In the past, we have engaged in very limited research and development with respect to the development of new products, as indicated by our lack of research and development expenses. Our lack of experience in developing and introducing new products combined with our limited financial resources may prevent us from successfully developing and introducing any new products in the future. Any reduction in purchases or consumption of our existing products could force us to curtail or cease our business operations.

If We Fail To Further  Penetrate  And Expand Our  Business In Existing  Markets,
Then The Growth In Sales Of Our Products, Along With Our Operating Results, Could Be Negatively Impacted

      The success of our business is contingent on our ability to continue to grow by further penetrating existing markets, both domestically and internationally. Our ability to further penetrate existing markets in which we compete is subject to numerous factors, many of which are out of our control. For example, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products, which could negatively impact our business, financial condition and results of operations. Also, our ability to increase market penetration in certain countries may be limited by the number of persons in a given country inclined to pursue a network marketing business opportunity. Moreover, our growth will depend upon improved training and other activities that enhance distributor retention in our markets. As we continue to focus on expanding our existing international operations may increase, which could harm our financial conditional and operating results.

Failure To Expand Into, Or To Succeed In, New International Markets Will Limit Our Ability To Grow Sales Of Our Products

      We believe that our ability to achieve future growth is dependent in part on our ability to continue our international expansion efforts. However, there can be no assurance that we could be able to enter new international markets on a timely basis, or that new markets would be profitable. We must overcome significant regulatory and legal barriers before we can begin marketing in any foreign market. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries.

      We may be required to reformulate certain of our products before commencing sales in a given country. Once we have entered a market, we must adhere to the regulatory and legal requirements of that market. No assurance can be given that we would be able to successfully reformulate our products in any of our potential international markets to meet local regulatory requirements or attract local customers. The failure to do so could result in increased costs of producing products and adversely affect our financial condition. There can be no assurance that we would be able to obtain and retain necessary permits and approvals.

      Also, it is difficult to assess the extent to which our products and sales techniques would be accepted or successful in any given country. In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those encountered elsewhere.

      Additionally, in many markets, other network marking companies already have significant market penetration, the effect of which could be to desensitize the local distributor population to a new opportunity, or to make it more difficult for us to recruit qualified distributors. There can be no assurance that, even if we were able to commence operations in new foreign countries, there would be a sufficiently large population of potential distributors inclined to participate in a network marketing system offered by us. We believe our future success could depend in part on our ability to seamlessly integrate our business methods, including our distributor compensation plan, across all markets in which our products are sold. There can be no assurance that we would be able to further develop and maintain a seamless compensation program.

We Are Dependent On Our IBAs For Our Product Marketing Efforts; The Loss of A Significant Number Of IBA's Or The Loss Of A Key IBA Could Adversely Affect our Sales

      Our success and growth depend upon our ability to attract, retain and motivate our network of IBAs who market our products. IBAs are independent contractors who purchase products directly from us for resale and their own use. IBAs typically offer and sell our products on a part-time basis and may engage in other business activities, possibly including the sale of products offered by our competitors. Typically, we have non-exclusive arrangements with our IBAs which may be canceled on short notice and contain no minimum purchase requirements. While we encourage IBAs to focus on the purchase and sale of our products, they may give higher priority to other products, reducing their efforts devoted to marketing our products. Also, our ability to attract and retain IBAs could be negatively affected by adverse publicity relating to us, our products or our operations. In addition, as a result of our network marketing program, the down-line organizations headed by a relatively small number of key IBAs are responsible for a significant percentage of total sales.

      The loss of a significant number of IBAs, including any key IBA, for any reason, could adversely affect our sales and operating results, and could impair our ability to attract new IBAs. The loss of any IBAs could potentially reduce our sales and force us to curtail or cease our business operations. There is no assurance that our network marketing program will continue to be successful or that we will be able to retain or expand our current network of IBAs. Also, if our IBAs do not accept recent changes to our commission plan, our business may be adversely affected.

Since We Cannot Exert The Same Level Of Influence Or control Over Our IBAs As We Could If They Were Our Own Employees, Our IBAs Could Fail to Comply With Our Distributor Policies and Procedures, Which Could Result In Claims Against Us That Could Harm Our Financial Condition and Operating Results

      Our IBAs are independent contractors and, accordingly, we are not in a position to directly provide the same direction, motivation and oversight as we would if our distributors were our own employees. As a result, there can be no assurance that our distributors will participate in our marketing strategies or plans, accept our introduction of new products or comply with our IBA Policies and Procedures.

      Government  Regulation  By The  Food  And Drug  Administration  And  Other
Federal And State Entities Of Our Products Can Impact Our Ability To Market Products

      The manufacturing, processing, formulation, packaging, labeling and advertising of nutritional products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States
Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as of foreign countries, in which our products may be sold. We may incur significant costs in complying with these regulations. In the event we cannot comply with government regulations affecting our business and products, we may be forced to curtail or cease our business operations.

      On March 7, 2003, the FDA proposed a new regulation to require current good manufacturing practices, or cGMPs, affecting the manufacturing, packing and holding of dietary supplements. The proposed regulation would establish standards to ensure that dietary supplements and dietary ingredients are not adulterated with contaminants or impurities and are labeled to accurately reflect the active ingredients and other ingredients in the products. It also includes proposed requirements for designing and constructing physical plants, establishing quality control procedures, and testing manufactured dietary ingredients and dietary supplements, as well as proposed requirements for maintaining records for handling consumer complaints related to current good manufacturing practices. The final rule resulting from this rulemaking process is currently undergoing review by the Office of Management and Budget. Publication of the final rule is expected in the next several weeks. Because of the long delay in issuing the final rule, there is considerable uncertainty as to the provisions of the final rule, and as to how large an impact the rule will have on the dietary supplement industry.

      We  market   products   that  fall  under  two  types  of  Food  and  Drug
Administration regulations: dietary supplements and personal care products. In general, a dietary supplement:

      o is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients.

      o     is intended for ingestion in pill, capsule, tablet, or liquid form.

      o is not represented for use as a conventional food or as the sole item of a meal or diet.

      o     is labeled as a "dietary supplement."

      Personal care products are intended to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance without affecting the body's structure or functions. Included in this definition are products such as skin creams, lotions, perfumes, lipsticks, fingernail polishes, eye and facial make-up preparations, shampoos, permanent waves, hair colors, toothpastes, deodorants, and any material intended for use as a component of a cosmetic product. The Food & Drug Administration has a limited ability to regulate personal care products.

      Dietary supplements must follow labeling guidelines outlined by the FDA. Neither dietary supplements nor personal care products require FDA or other government approval or notification to market in the United States.

      Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

      We believe that all of our existing and proposed products are dietary supplements, personal care and/or water filtration products that do not require governmental approvals to market in the United States. Our key products are classified as follows:

Dietary Supplements

      o     Calorad (R)

      o     Agrisept-L (R)

      o     Oxy-Up (R)

      o     Triomin

      o     Noni Plus (R)

      o     Iso-Greens (R)

      o     Definition (R) (drops)

      o     Prosoteine (R)

Personal Care Products

      o     Definition (R)(cream)

      o     Calorad (R) (cream)

Water Filtration Products

      o     Code Blue (TM)

      o     Code Blue (TM) Filter

      The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities are also subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. Any changes in the current regulatory environment could impose requirements that would make bringing new products to market more expensive or restrict the ways we can market our products.

      No governmental agency or other third party makes a determination as to whether our products qualify as dietary supplements, personal care and/or water filtration products or neither. We make this determination based on the ingredients contained in the products and the claims we make for the products.

If The Federal Trade Commission Or Certain States Object To Our Product Claims And Advertising We May Be Forced To Give Refunds, Pay Damages, Stop Marketing Certain Products Or Change Our Business Methods

      The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. In the past several years the Federal Trade Commission has instituted enforcement actions against several dietary supplement companies for false or deceptive advertising of certain products. We provide no assurance that:

      o the Federal Trade Commission will not question our past or future advertising or other operations; or

      o a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations.

      Also, our IBAs and their customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from IBAs, consumers or others. If taken, such actions may result in:

      o     entries of consent decrees;

      o     refunds of amounts paid by the complaining IBA or consumer;

      o     refunds to an entire class of IBAs or customers;

      o     other damages; and

      o     changes in our method of doing business.

A Complaint Based On The Activities Of One IBA, Whether Or Not Such Activities Were Authorized By Us, Could Result In An Order Affecting Some Or All IBAs In A Particular State, And An Order In One State Could Influence Courts Or Government Agencies In Other States

      Our IBAs act as independent sales people and are not closely supervised by EYI or supervised by us at all. We have little or no control or knowledge of our IBAs' actual sales activities and therefore, we have little or no ability to ensure that our IBAs comply with regulations and rules regarding how they market and sell our products. It is possible that we may be held liable for the actions of our IBAs. Proceedings resulting from any complaints in connection with our IBAs' marketing and sales activities may result in significant defense costs, settlement payments or judgments and could force to curtail or cease our business operations.

      If our network marketing program is shown to violate federal or state regulations, we may be unable to market our products. Our network marketing program is subject to a number of federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other IBAs) and that advancement within the network marketing program is based on sales of products, rather than investment in the company or other non-retail sales related criteria.

      The compensation structure of a network marketing organization is very complex.

      Compliance with all of the applicable regulations and laws is uncertain because of:

      o     the evolving interpretations of existing laws and regulations, and

      o the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

      We have not obtained any no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of our operations. Also, we are not relying on a formal opinion of counsel to such effect. Accordingly there is the risk that our network marketing system could be found to be in noncompliance with applicable laws and regulations, which could have a material adverse effect on us. Such a decision could require modification of our network marketing program, result in negative publicity, or have a negative effect on IBA morale and loyalty. In addition, our network marketing system will be subject to regulations in foreign markets administered by foreign agencies should we expand our network marketing organization into such markets.

The  Legality Of Our Network  Marketing  Program Is Subject To  Challenge By Our
IBAs

      We are subject to the risk of challenges to the legality of our network marketing organization by our IBAs, both individually and as a class. Generally, such challenges would be based on claims that our network marketing program was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. An illegal pyramid scheme is generally a marketing scheme that promotes "inventory loading" and does not encourage retail sales of the products and services to ultimate consumers. Inventory loading occurs when distributors purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program. In the event of challenges to the legality of our network marketing organization by our IBAs, there is no assurance that we will be able to demonstrate that

      o     our network marketing policies were enforced and

      o the network marketing program and IBAs' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

Proceedings Resulting From Claims Could Result in Significant Defense Costs, Settlement Payments Or Judgments, And Could Have A Material Adverse Effect On Us

      One of our previous competitors, Nutrition for Life International, Inc. a multi-level seller of personal care and nutritional supplements, announced in 1999 that it had settled class action litigation brought by distributors alleging fraud in connections with the operation of a pyramid scheme. Nutrition for Life International agreed to pay in excess of $3,000,000 to settle claims brought on behalf of its distributors and certain purchasers of its stock.

      We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life International and that our marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against Nutrition For Life International and other multi-level marketing organizations will not be made against us, or that we would prevail in the event any such claims were made. Furthermore, even if we were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect our operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain IBAs.

A Large Portion Of Our Sales Is Attributable To Calorad

      A significant portion of our net sales is expected to be dependent upon our Calorad product. Calorad has traditionally represented more than 70% of our net sales and, although we hope to expand and diversify our product offerings, Calorad is expected to provide a large portion of our net sales in the foreseeable future. If Calorad loses market share or loses favor in the marketplace, our financial results will suffer.

Our Products Are Subject To Obsolescence; Which Could Reduce Our Sales Significantly

      The introduction by us or our competitors of new dietary supplement or personal care products offering increased functionality or enhanced results may render our existing products obsolete and unmarketable. Therefore, our ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in our ability to grow and remain competitive and profitable. In addition, the nature and mix of our products are important factors in attracting and maintaining our network of IBAs, which consequently affects demand for our products. Although we seek to introduce additional products, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that our efforts to develop innovative new products will be successful or that customers will accept new products.

      In addition, no assurance can be given that new products currently experiencing strong popularity will maintain their sales over time. In the event we are unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, our sales and earnings will be materially and adversely affected.

We Have No Manufacturing Capabilities And We Are Dependent Upon Nutri-Diem, Inc. And Other Companies To Manufacture Our Products

      We have no  manufacturing  facilities  and have no  present  intention  to manufacture any of our dietary supplement and personal care products or water filtration system. We are dependent upon relationships with independent manufacturers to fulfill our product needs. Nutri-Diem, Inc., a related party, manufactures and supplies more than 80% of our products. We have contracts with Nutri-Diem that require us to purchase set amounts of its manufactured products for at least the next five years and possibly the next ten years. It is possible that these contracts with Nutri-Diem, Inc. could become unfavorable, and we may not be able to use other manufacturers to provide us with these services if our terms with Nutri-Diem, Inc. become unfavorable. In addition, we must be able to obtain our dietary supplement and personal care products at a cost that permits us to charge a price acceptable to the customer, while also accommodating distribution costs and third party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process. In addition, because our agreement with Nutri-Diem, Inc. requires us to mandatory purchase minimums, we face that risk that we may receive purchase orders for sufficient amounts of product that will enable us to sell the quantities that we are required to purchase. In the event that this occurs, we will be forced to hold larger quantities of inventory, which could adversely affect our cash flow and our ability to pay our operating expenses. In addition, if we are forced to hold longer quantities of inventory, we face the risk that our inventory becomes obsolete with the passage of large amounts of time.

      We may not be able to deliver various products to our customers if third party providers fail to provide necessary ingredients to us. We are dependent on various third parties for various ingredients for our products. Some of the third parties that provide ingredients to us have a limited operating history and are themselves dependent on reliable delivery of products from others. As a result, our ability to deliver various products to our users may be adversely affected by the failure of these third parties to provide reliable various ingredients for our products.

We Are Materially Dependent Upon Our Key Personnel And The Loss Of Such Key Personnel Could Result In Delays In The Implementation Of Our Business Plan Or Business Failure

      We depend upon the continued involvement of Jay Sargeant, our President, Chief Executive Officer and Director, and Dori O'Neill, our Executive Vice President, Chief Operations Officer, Secretary, Treasurer and Director. As we are a developing company, the further implementation of our business plan is dependent on the entrepreneurial skills and direction of management. Mr. Sargeant and Mr. O'Neill who guide and direct our activity and vision. This direction requires an awareness of the market, the competition, current and future markets and technologies that would allow us to continue our operations. The loss or lack of availability of these individuals could materially adversely affect our business and operations. We do not carry "key person" life insurance for these officers and directors, and we would be adversely affected by the loss of these two key consultants.

      We Face Substantial Competition In The Dietary Supplement, Personal Care Industry And Water Filtration Category Including Products That Compete Directly With Calorad

      The dietary supplement and personal care industry is highly competitive. It is relatively easy for new companies to enter the industry due to the availability of numerous contract manufacturers, a ready availability of natural ingredients and a relatively relaxed regulatory environment. Numerous companies compete with us in the development, manufacture and marketing of supplements as their sole or principal business. Generally, these companies are well funded and sophisticated in their marketing approaches.

Depending On The Product Category, Our Competition Varies

      Calorad competes directly with Colvera, a product with different ingredients but a similar concept. Additionally, Calorad competes indirectly with food plans such as Weight Watchers and meal replacement products such as Slim Fast. Our Noni Plus product competes with Tahitian Noni and others. Our other products have similar well-funded and sophisticated competitors. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

We May Be Subject To Products Liability Claims And May Not Have Adequate Insurance To Cover Such Claims. As With Other Retailers, Distributors And Manufacturers Of Products That Are Designed To Be Ingested, We Face An Inherent Risk Of Exposure To Product Liability Claims In The Event That The Use Of Our Products Results In Injury

      We, like any other retailers and distributors of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. With respect to product liability claims, we have coverage of $2,000,000 per occurrence and $2,000,000 in the aggregate. Because our policies are purchased on a year-to-year basis, industry conditions or our own claims experience could make it difficult for us to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, liabilities relating to defective products could require us to pay the injured parties' damages which are significant compared to our net worth or revenues.

We May Be Adversely Affected By Unfavorable Publicity Relating To Our Product Or Similar Products Manufactured By Our Competitors

      We believe that the dietary supplement products market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary supplement products market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies, which are similar to our products, could reduce consumer demand for our products and consequently our revenues. This may occur even if the publicity did not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

Because We Have Few Proprietary Rights, Others Can Provide Products And Services Substantially Equivalent To Ours

      We hold no patents. We believe that most of the technology used by us in the design and implementation of our products may be known and available to others.

      Consequently, others may be able to formulate products equivalent to ours. We rely on confidentiality agreements and trade secret laws to protect our confidential information. In addition, we restrict access to confidential information on a "need to know" basis. However, there can be no assurance that we will be able to maintain the confidentiality of our proprietary information.

      If our pending trademark or other proprietary rights are violated, or if a third party claims that we violate its trademark or other proprietary rights, we may be required to engage in litigation. Proprietary rights litigation tends to be costly and time consuming. Bringing or defending claims related to our proprietary rights may require us to redirect our human and monetary resources to address those claims.

      We Often Use Our Securities As Consideration In Contracts Related To Our Operations; Which Will Cause Existing Shareholders To Experience Dilution

      We often issue our securities as consideration in contracts related to our operations. We issued our securities in these transactions primarily because historically we have had insufficient cash to fund our operations. Over the past two years, we have issued 6,226,190 shares of our common stock and 2,650,000 stock options for consideration other than cash. As a result of such issuances, existing shareholders of EYI have experienced a dilutive impact o their ownership of our company. We may be forced to issue additional securities of EYI in the future transactions in lieu for cash and shareholders would experience additional dilution.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of June 1, 2006, approximately 119,038,472 shares of our common stock are deemed restricted.

      Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 739,726,079 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

Existing Shareholders Will Experience Significant Dilution From The Issuance Of Our Common Stock Upon Conversion Of Convertible Debentures And Warrants

      The issuance of our common stock upon conversion of convertible debentures and warrants will have a dilutive impact on our stockholders. At a recent stock price of $0.03, we would have to issue 187,500,000 shares of common stock upon conversion of convertible debentures and 124,062,678 shares upon the exercise of warrants. We are registering 615,663,401 shares of our common stock for issuance upon conversion of convertible debentures and 124,062,678 shares upon the exercise of warrants. If we need to issue more than 615,663,401 shares for conversion of the convertible debentures in the principal amount of $4,500,000, we will have to obtain shareholder approval to amend our Articles of Incorporation to increase our authorized common stock above 1,000,000,000 shares and we will have to file a new registration statement covering any additional shares.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 739,976,079 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

      The significant downward pressure on our stock price caused by the sale of the shares being registered in the accompanying registration statement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

The Price You Pay In This Offering Will Fluctuate

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

      We are  registering  739,976,079  shares of common stock in this offering.
These shares represent approximately 74% of our authorized capital stock and would upon issuance represent approximately 74% of the then-issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on EYI Industries.

                           FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

      This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

      The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree's customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

      Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to EYI Industries and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                        Percentage of                     Percentage of
                                                         Outstanding                       Outstanding
                                           Shares           Shares          Shares           Shares
                                        Beneficially     Beneficially     to be Sold      Beneficially
                                        Owned Before     Owned Before       in the            Owned
Selling Stockholder                       Offering       Offering(1)       Offering      After Offering
-------------------                     -------------    -----------       --------      --------------
Cornell Capital Partners, L.P.          13,675,000(2)           4.99%    431,894,379(3)            0%

Taib Bank, B.S.C.(2)                    13,675,000(2)           4.99%    171,031,292(4)            0%

Certain Wealth, Ltd.                    13,675,000(2)           4.99%    136,800,402(5)            0%

Rajesh Raniga                              350,000(6)               *        250,000(7)            *
                                        ------------                     -------------
      TOTAL                               41,375,000                       739,976,073
                                        ============                     =============

---------------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 260,273,921 shares of common stock outstanding as of June 1, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of June 1, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 1, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Please note that the terms of the convertible debentures held by Cornell Capital Partners, L.P., Taib Bank, B.S.C. and Certain Wealth, Ltd. provide that in no event shall the holder be entitled to convert the convertible debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by such holder and its affiliates to exceed 4.99% of the outstanding shares of EYI Industries following such conversion. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower. We are registering 615,663,401 shares to cover such conversions for the convertible debenture holders.

(3)   Includes  307,831,701  shares  of  common  stock  underlying   convertible
      debentures and 124,062,678 shares underlying warrants.

(4) Represents 171,031,292 shares of common stock underlying convertible debentures.

(5) Represents 136,800,402 shares of common stock underlying convertible debentures.

(6) Includes 250,000 shares issued in connection with a Consulting Agreement and 100,000 shares which may be acquired pursuant to the exercise of stock options.

(7) Represents 250,000 shares issued in connection with the Consulting Agreement, dated December 27, 2003.

      The following information contains a description of each selling shareholder's relationship to EYI Industries and how each selling shareholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or have any other material relationship, with EYI Industries, except as follows:

Shares Acquired In Financing Transactions With EYI Industries


      Secured Convertible Debentures. On April 24, 2006, we entered into a secured convertible debenture transaction with Cornell Capital Partners, Taib Bank, B.S.C. and Certain Wealth, Ltd. in the principal amount of $4,500,000. Pursuant to a Securities Purchase Agreement, on April 24, 2006 EYI Industries received net proceeds of $1,305,000, associated with the issuance of secured convertible debentures in the principal amount of $1,500,000 and we will issue additional secured convertible debentures in the principal amount of $1,500,000 two (2) business days prior to filing the accompanying registration statement and we will issue additional secured convertible debentures in the principal amount of $1,500,000 two (2) business days prior to the accompanying registration statement being declared effective by the Securities and Exchange Commission. On June 8, 2006, we received net proceeds of $1,350,000, associated with the issuance of the second tranche of secured convertible debentures in the principal amount of $1,500,000. On June 20, 2006, we receive net proceeds of $1,350,000, associated with the issuance of the third tranche of secured convertible debentures in the principal amount of $1,500,000, in the following amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. The secured convertible debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.06 or (ii) 80% of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of EYI Industries' assets. The secured convertible debentures accrue interest at a rate of 10% per year and have a term of 3 years. In the event the secured convertible debentures are redeemed, then EYI Industries will issue to the holders a warrant to purchase 100,000 shares for every $100,000 redeemed at an exercise price equal to 20% of the principal amount being redeemed. The holders purchased the secured convertible debentures from EYI Industries in a private placement on April 24, 2006. EYI Industries is registering in this offering 615,663,401 shares of common stock underlying the secured convertible debentures.

      Pursuant to the terms of the Securities Purchase Agreement and the issuance of our secured convertible debentures, on April 24, 2006 we issued to Cornell Capital Partners seventeen (17) warrants to purchase up to an aggregate 124,062,678 shares of our common stock at the discretion of Cornell Capital Partners (collectively, the "Warrants") each for good and valuable consideration. Pursuant to the terms of the Warrants, Cornell Capital Partners is entitled to purchase from us: (1) 10,416,650 shares of our common stock at $0.02 per share, (2) 13,888,866 shares of our common stock at $0.03 per share,
(3) 10,416,650 shares of our common stock at $0.04 per share, (4) 8,333,320 shares of our common stock at $0.05 per share, (5) 6,944,433 shares of our common stock at $0.06 per share, (6) 5,952,371 shares of our common stock at $0.07 per share, (7) 11,250,000 shares of our common stock at $0.08 per share,
(8) 10,000,000 shares of our common stock at $0.09 per share, (9) 19,000,000 shares of our common stock at $0.10 per share, (10) 8,181,818 shares of our common stock at $0.11 per share, (11) 7,500,000 shares of our common stock at $0.12 per share, (12) 3,333,333 shares of our common stock at $0.15 per share,
(13) 2,500,000 shares of our common stock at $0.20 per share, (14) 2,000,000 shares of our common stock at $0.25 per share, (15) 1,666,666 shares of our common stock at $0.30 per share, (16) 1,428,571 shares of our common stock at $0.35 per share and (17) 1,250,000 shares of our common stock at $0.40 per share upon surrender of the Warrants (or as subsequently adjusted pursuant to the terms of each Warrant) . Each Warrant has "piggy back" registration rights and shall expire five (5) years from the date of issuance, on or about April 24, 2011.

      There are certain risks related to sales by Cornell Capital Partners, Taib Bank, B.S.C. and Certain Wealth, Ltd. including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater number of shares that will be issued to these selling stockholders. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent the selling stockholders sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow these selling stockholders to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as the selling stockholders sell material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

Other Information Regarding The Selling Shareholders

      Cornell Capital Partners. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with EYI Industries.

      Taib Bank, B.S.C. All investment decisions of Taib Bank, B.S.C. are made by Larry Chaleff, its Managing Director.

      Certain Wealth, Ltd. All investment decisions of Certain Wealth, Ltd. are made by Larry Chaleff, its Managing Director.

      Rajesh Raniga is our Company's Chief Financial Officer.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds pursuant to the issuance of secured convertible debentures in the principal amount equal to $4,500,000, which we are using for general working capital purposes, including, among other things, sales and marketing, product development, operations, international expansion, sales communication and debt retirement.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of EYI Industries' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of EYI Industries' shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of EYI Industries' shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of EYI Industries' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The estimated offering expenses consist of: a SEC registration fee of $2,375, printing expenses of $5,000, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $7,625. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of EYI Industries while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF EYI AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

Overview

      We are in the business of selling, marketing, and distributing a product line consisting of approximately 27 nutritional products in three categories, dietary supplements, personal care products and drinking water filtration systems. Currently, our product line consists of: (i) 18 dietary supplement products; (ii) 7 personal care products consisting primarily of cosmetic and skin care products; and (iii) 2 drinking water filtration products that make up the Code Blue(TM) which removes contaminants from potable water. Our products are primarily manufactured by Nutri-Diem, Inc. a related party, and sold by us under a license and distribution agreement with Nutri-Diem, Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold in the United States, Canada and Asia. Our products are marketed through a network marketing program in which independent business associates purchase products for resale to retail customers as well as for their own personal use. We have a list of over 380,000 independent business associates, of which approximately 8,500 we consider "active". An "active" independent business associate is one who purchased our products within the preceding 12 months.

      Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended December 31, 2005, relative to our ability to continue as a going concern. We have negative working capital of approximately $1,965,000 and an accumulated deficit incurred through December 31, 2005 of $11,347,215, which raises substantial doubt about our ability to continue as a going concern. As of March 31, 2006, we had a working capital deficit of $1,578,076 and an accumulated deficit of $12,223,137. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $12,223,137 as of March 31, 2006. For the three months ended March 31, 2006, we incurred a net loss of $875,922. For the year ended December 31, 2005, we incurred a net loss of $4,262,011. For the year ended December 31, 2004, we incurred a net loss of $4,462,795. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

      Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

Accounting For Stock Options And Warrants Granted To Employees And Non-Employees

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), defines a fair value-based method of accounting for stock options and other equity instruments. We have adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Derivative Instruments

      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

      At December 31, 2005, EYI has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share

         EYI has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as inclusion of the common stock equivalents would be anti-dilutive.

Foreign Currency Translation And Other Comprehensive Income

      EYI has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

      As EYI's functional currency is the U.S. dollar, and all translation gains and losses are transactional, EYI has no assets with value recorded in Canadian dollar and there is no recognition of other comprehensive income in the financial statements.

Foreign Currency Valuation And Risk Exposure

      While EYI's functional currency is the U.S. dollar and the majority of its operations are in the United States, EYI maintains its main operations office in Burnaby, British Columbia. The assets and liabilities relating to the Canadian operations are exposed to exchange rate fluctuations. Assets and liabilities of EYI's foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rate during the period. The net effect of exchange difference arising from currency translation is disclosed as a separate component of stockholders' equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Income Taxes

      EYI accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in EYI consolidated financial statement or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of EYI assets and liabilities results in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

      Accordingly, EYI reviews the carrying amount of long-lived assets for impairment where events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the assets to the net carrying value of the assets. For the year ended December 31, 2005, no impairments have been identified.

Revenue Recognition

      The Company is in the business of selling nutritional products in two categories: dietary supplements and personal care products. Sales of personal care products represent less than 5% of the overall revenue and therefore are not classified separately in the financial statements. The Company recognized revenue from product sales when the products are shipped and title passes to customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted $128,967 and $190,340 for the year ended December 31, 2005 and December 31, 2004 respectively.

Segment Information

      EYI adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (hereafter "SFAS No. 131") which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of EYI reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect EYI results of operations or financial position.

Recent Accounting Pronouncements

      New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

      In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

      In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" (hereinafter "SFAS No. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

      In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections," (hereinafter "SFAS No. 154") which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on its consolidated financial position, results of operations, or cash flows.

      In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation," which as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a "conditional" asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.

      In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has previously adopted SFAS 123 and the fair value of accounting for stock options and other equity instruments. The Company has determined that there was no impact to its financial statements from the adoption of this new statement.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (hereinafter "FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

Off-Balance Sheet Arrangements

      We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Results Of Operations

      The following table summarizes operating results as a percentage of revenue, respectively, for the periods indicated:

      Three Months Ended March 31, 2006 As Compared to March 31, 2005

                                                                 Three            Three
                                                                 Months          Months
                                                                March 31,       March 31,
                                                                   2006           2005                    Variance
                                                               ----------       ----------        -------------------------
Revenue                                                        $1,108,759       $1,313,768        -$205,010         -15.60%
Cost of goods sold                                               $287,952         $251,149          $36,803          14.65%
                                                               ----------       ----------          -------           ----
Gross profit before commissions expense                          $820,807       $1,062,619         $241,813         -22.76%

Commission expense                                               $385,443         $471,605         -$86,162         -18.27%
Gross profit after cost of goods sold and commissions            $435,364         $591,015        -$155,651         -26.34%
                                                               ----------       ----------          -------           ----

Operating expenses                                             $1,324,361       $1,237,108          $87,253           7.05%
                                                               ----------       ----------          -------           ----
Loss from operations                                            -$888,996        -$646,093        -$242,903         -37.60%
                                                               ==========       ==========          =======           ====

      Revenues

      During the three months ended March 31, 2006 we had total revenues of $1,108,759 as compared to revenues of $1,313,768 for the same period in 2005 which represents a decline of $205,010 or 15.6%. The decrease in our revenues can be primarily attributed to the following factors:

      o     Our inability to attract new IBA's

      o     Lack of IBA participation in our auto-ship program

      o our inability to fund marketing initiatives and programs that may promote growth within new markets and existing ones

      Gross Profit

      During the three months ended March 31, 2006 as compared to the same period in 2005, we had gross profits of $820,807 and $1,062,620 respectively. This represents a decline of $241,813 or 22.76%. The decline in our gross profit is primarily attributed to our decreased binary sales in relation to other revenue segments that have a higher percentage of cost-of-goods.

      Revenue By Segments

      The following table summarizes our four revenue segments as a percentage of total revenue, respectively, for the periods indicated:

                        Three Months     Three Months
Revenue by Segments    March 31, 2006   March 31, 2005          Variance
-------------------    --------------   --------------    --------------------
Administration fees           $39,990          $41,096       -$1,106    -2.69%
Binary Sales                 $762,195         $948,422     -$186,227   -19.64%
Direct sales                 $201,677         $212,741      -$11,064    -5.20%
Affiliate sales              $100,612          $82,745       $17,867    21.59%
Sales Aids                     $4,285           $4,065          $220     5.41%
Warehouse                          --           24,700       -24,700     -100%
                           ----------       ----------      --------    -----
                           $1,108,759       $1,313,768     -$205,010   -15.60%
                           ==========       ==========      ========    =====

      Details of the most significant changes from the quarter ended March 31, 2006 to the year ended March 31, 2005 are detailed below:

      Binary sales - The binary sales segment represents $762,195 or 69% of the total revenue earned during the quarter ended March 31, 2006, as compared to $948,422 or 74% of the total revenues earned during the quarter ended March 31, 2005. Management believes that our inability to properly fund our marketing initiatives hindered growth and retention in this segment. EYI pays out a maximum of 50% commission on binary sales.

      Direct sales - The direct sales segment represents $201,677 or 18% of the total revenue earned during the quarter ended March 31, 2006, as compared to $212,741 or 17% of the total revenues earned during the quarter ended March 31, 2005. No commissions are paid out on direct sales.

      Affiliate sales - The affiliate sales segment represents $100,612 or 9% of the total revenue earned during the quarter ended March 31, 2006, as compared to $82,745 or 6% of the total revenues earned during the quarter ended March 31, 2005. EYI pays approximately 31% commissions on direct sales.

Expenses

      Operating Expenses

      The following table summarizes operating expenditures for the periods indicated:

Operating Expenses

                                Three Months     Three Months
                               March 31, 2006   March 31, 2005          Variance
                               --------------   --------------    --------------------
Consulting fees                      $259,736         $237,962     $21,774      9.15%
Legal and professional fees           $74,482          $69,125      $5,357      7.75%
Customer service                      $40,416          $86,534    -$46,118    -53.29%
Finance and administration           $499,973         $208,080    $291,893    140.28%
Sales and marketing                   $78,624           $3,718     $74,906   2014.68%
Telecommunications                    $30,660         $119,162    -$88,502    -74.27%
Wages and benefits                   $277,571         $406,627   -$129,056    -31.74%
Warehouse expense                     $62,898         $105,900    -$43,002    -40.61%
                                   ----------       ----------     -------      ----
                                   $1,324,360       $1,237,108     $87,252      7.05%
                                   ==========       ==========     =======      ====

      We incurred operating expenses in the amount of $1,324,361 during the three months ended March 31, 2006, compared to $1,237,108 for the three months ended March 31, 2005. The following explains the most significant changes for the periods presented:

      Consulting Fees - For the three months ended March 31, 2006, consulting fees totaled $259,736 as compared to $237,962 for the three months ended March 31, 2005. The net difference of $21,774 or 9.15% is attributed to additional fees paid to consultants to assist in Sales & Marketing, Operations and Investor Relations

      Customer Service - For the three months ended March 31, 2006, customer services fees totaled $40,416 and represented 3% of our total operating expenditures, as compared to $86,534 or 7% of the total operating expenditures for the three months ended March 31, 2005. These expenditures represent the services provided by EYI Corp. pursuant to the terms of their management agreement with our subsidiary Essentially Yours Industries, Inc. ("EYII"). The reduction of expenditures is related to EYII utilizing other service providers to provide the services that were previously provided by EYI Corp.

      Finance and Administration - For the three months ended March 31, 2006, finance and administration fees totaled $499,973 and represented 38% of our total operating expenditures, as compared to $208,080 or 17% of the total operating expenditures for the three months ended March 31, 2005. The net increase of $291,893 or 140.28% is primarily attributed to three main factors:

      o     Additional finance charges of approximately $165,000

      o     Expenditures relating to Hong Kong operations of $67,000

      o     Investor relations fees of $58,000

      Sales and Marketing - The Sales and Marketing expenses for the three months ended March 31, 2006 were $78,624 as compared to $3,718 for the three months ended March 31, 2005. We expensed approximately $28,000 for cost associated with the registration of Code Blue in China. In addition, we expensed approximately $40,000 for the Hong Kong Grand Opening event.

      Wages and Benefits - For the three months ended March 31, 2006, wages and benefits totaled $277,571 and represented 21% of our total operating expenditures, as compared to $406,627 or 33% of the total operating expenditures for the three months ended March 31, 2005. During the quarter ended March 31, 2005, we expensed approximate $134,000 for vested employee stock options whereas for the same quarter in the 2006, no employee stock options vested.

      Warehouse Expenses - For the three months ended March 31, 2006, warehouse expense totaled $62,898 and represented 5% of our total operating expenditures, as compared to $105,900 or 9% of the total operating expenditures for the three months ended March 31, 2005. The decline in attributed primarily to our decision to close our fulfillment center, Halo Distribution LLC in April 2005 and outsource this service to a third party provider.

Summary Of Year End Results

      Year Ended December 31, 2005 As Compared To December 31, 2004

                                              Year ended     Year ended
                                              December 31,   December 31,
                                                  2005           2004               Variance
                                              -----------    -----------    ----------------------
Revenue                                        $4,980,408     $6,085,830    -$1,105,422    -18.16%
Cost of goods sold                             $1,165,976     $1,252,118       -$86,142     -6.88%
                                               ----------     ----------    -----------    -------
Gross profit before commissions expense        $3,814,432     $4,833,713    -$1,019,280    -21.09%

Commission expense                             $1,930,925     $2,486,970      -$556,045    -22.36%
                                               ----------     ----------    -----------    -------
Gross profit after cost of goods sold and      $1,883,508     $2,346,742      -$463,235    -19.74%
commissions

Operating expenses                             $5,550,077     $6,286,641      -$736,564    -11.72%
                                               ----------     ----------    -----------    -------
Loss from operations                          -$3,666,570    -$3,939,899      -$273,329     -6.94%
                                               ==========     ==========    ===========    =======

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

      Revenues

      During the year ended December 31, 2005 we had total revenues of $4,980,408 and gross profits of $1,883,508 or 38% compared to revenues of $6,085,831 and gross profits of $2,346,743 or 39% during the period ended December 31, 2004. We experienced a total decline in revenue of $1,105,422 or 18% primarily due to the following factors:

      o our inability to attract new IBAs and retain existing IBAs in our network.

      o our inability to fund marketing initiatives and programs that may promote growth within new markets and existing ones.

      o     Lack of IBA participation in our autoship program.

Revenue By Segments

      The following table summarizes our four revenue segments as a percentage of total revenue, respectively, for the periods indicated:

Revenue By Segments

                         Year ended      Year ended
                        December 31,    December 31,
                            2005             2004              Variance
                        -----------     -----------    -----------------------
Administration fees        $128,967        $190,340       -$61,373     -32.24%
Binary Sales             $3,758,260      $4,734,697      -$976,437     -20.62%
Direct sales               $779,028        $885,314      -$106,286     -12.01%
Affiliate sales            $304,568        $265,435        $39,134      14.74%
Sales Aids                   $9,585         $10,045          -$460      -4.58%
                         ----------      ----------     ----------      -----
                         $4,980,408      $6,085,830    -$1,105,422     -18.16%
                         ==========      ==========     ==========      =====

      Details of the most significant changes from the year ended December 31, 2005 to the year ended December 31, 2004 are detailed below:

      Binary Sales - The binary sales segment represents $3,758,260 or 75% of the total revenue earned during the year ended December 31, 2005, as compared to $4,734,697 or 78% of the total revenues earned during the short period ended December 31, 2004. Management believes that our inability to properly fund our marketing initiatives hindered growth and retention in this segment. EYI pays out a maximum of 50% commission on binary sales.

      Direct Sales - The direct sales segment represents $779,028 or 16% of the total revenue earned during the year ended December 31, 2005, as compared to $885,314 or 15% of the total revenues earned during the year ended December 31, 2004. No commissions are paid out on direct sales.

      Affiliate Sales - The affiliate sales segment represents $304,568 or 6% of the total revenue earned during the year ended December 31, 2005, as compared to $265,435 or 4% of the total revenues earned during the year ended December 31, 2004. EYI pays approximately 31% commissions on direct sales.

Expenses

      Operating Expenses

      The following table summarizes operating expenditures as a percentage of total operating expenses, respectively, for the periods indicated:

Operating Expenses

                               Year Ended     Year Ended
                              December 31,   December 31,
                                  2005           2004            Variance
                              -----------    -----------   -------------------
Consulting fees                $1,250,278     $1,438,362   -$188,083   -13.08%
Legal and professional fees      $306,948       $321,713    -$14,765    -4.59%
Customer service                 $198,500       $393,244   -$194,744   -49.52%
Finance and administration     $1,378,118     $2,101,842   -$723,724   -34.43%
Sales and marketing               $15,741       $154,638   -$138,897   -89.82%
Telecommunications               $946,331       $492,847    $453,483    92.01%
Wages and benefits             $1,282,438     $1,152,728    $129,711    11.25%
Warehouse expense                $171,724       $231,268    -$59,544   -25.75%
                               ----------     ----------   ---------    -----
                               $5,550,077     $6,286,641   -$736,564   -11.72%
                               ==========     ==========   =========    =====

      We incurred operating expenses in the amount of $5,550,077 for the year ended December 31, 2005, compared to $6,286,641 for the period ended December 31, 2004. The overall decline was 736,564 or 12%. The following explains the most significant changes during the periods presented:

      Consulting Fees - For the year ended December 31, 2005, consulting fees totaled $1,250,278 and represented 23% of our total operating expenditures, as compared to $1,438,362 or 23% of the total operating expenditures for the period ended December 31, 2004. The total decline of $188,083 or 13% s attributed to a lesser amount of vested stock options issued to consultants during 2005.

      Customer Service - For the year ended December 31, 2005, customer services fees totaled $198,500 and represented 4% of our total operating expenditures, as compared to $393,244 or 6% of the total operating expenditures for the period ended December 31, 2004. In April 2004, we acquired our customer service support department through a management agreement with EYI Corp. Also in April 2004, we hired our own employees to perform this function and therefore, the related expenses are included under Wages and Benefits.

      Finance and Administration - For the year ended December 31, 2005, finance and administration expenditures totaled $1,378,118 and represented 25% of our total operating expenditures, as compared to $2,101,842 or 33% of the total operating expenditures for the period ended December 31, 2004. The results for 2004 were higher as a result of expensing of stock options and due to expensing $390,000 in financing costs during the year ended December 31, 2004.

      Telecommunications - For the year ended December 31, 2005, telecommunications totaled $946,331 and represented 17% of our total operating expenditures, as compared to $492,483 or 8% of the total operating expenditures for the period ended December 31, 2004. Telecommunications increased $453,483 or 92% as we fully expensed the remaining balance of the Eyewonder communication component and application fees in the amount of $466,666.

      Wages and  Benefits  - For the year ended  December  31,  2005,  wages and
benefits  totaled   $1,282,438  and  represented  23%  of  our  total  operating expenditures, as compared to $1,152,728 or 18% of the total operating expenditures for the period ended December 31, 2004. The increased wages and benefit expense is attributed to our increased staffing during 2005.

      Warehouse Expense - For the year ended December 31, 2005, warehouse expenses totaled $171,724 and represented 3% of our total operating expenditures, as compared to $231,268 or 4% of the total operating expenditures for the period ended December 31, 2004. The overall decrease of $59,544 or 26% is attributed to the discontinuation of operations of Halo Distribution LLC.

Liquidity And Financial Condition

         Cash and Working Capital

                                As at           As at
                             March 31,      December 31,
                               2006             2005            Variance
                           -----------      -----------    ---------------------
Current assets                $582,666          382,057     $200,609      52.51%
Current Liabilities          2,160,742        2,347,087    -$186,345      -7.94%
                           -----------      -----------    ---------     ------
Working Capital (deficit)  -$1,578,077      -$1,965,030     $386,953      19.69%
                           ===========      ===========    =========     ======

      We had cash of $190,837 as at March 31, 2006, compared with cash of $25,639 as at December 31, 2005. We had a working capital deficit at March 31, 2006 and December 31, 2005 of $1,578,077 and $1,965,030 respectively.

Liabilities

                                               As at             As at
                                              March 31,       December 31,
                                                2006             2005                 Variance
                                             -----------      -----------      ---------------------
Accounts payable and accrued liabilities      $1,427,120       $1,929,049      -$501,929     -26.02%
Accounts payable - related parties              $643,622         $328,038       $315,584      96.20%
Notes payable - related party                    $90,000          $90,000             $0       0.00%
                                              ----------       ----------      ---------     ------
                                              $2,160,742       $2,347,087      -$186,345      -7.94%
                                              ==========       ==========      =========     ======

      We had a decrease of 26.02% in Accounts Payable and Accrued Liabilities during the three months ended March 31, 2006. We also experienced an increase of 96.20% in Accounts Payable-Related Parties during this same period. In both cases, the majority of the variance is due to a reclassification of debt owed to two of our officers in the amount of $334,175. This amount was reclassified from Accounts Payable and Accrued Liabilities to Accounts Payable - Related Parties.

Cash Used in Operating Activities

      Cash used in operating activities for the three months ended March 31, 2006 was $901,226 compared to $157,219 for the comparative period in 2005, representing an increase of $743,707 or 472%.

Cash Provided by Financing Activities

      Cash provided by financing activities for the three months ended March 31, 2006 was $1,084,565, compared to $141,324 for the three months ended March 31, 2005. Our financing activities are primarily through our financing agreements with Cornell Capital LLC.

Financing Requirements

      Our consolidated interim financial statements included in this Prospectus have been prepared assuming that we will continue as a going concern. As shown in the accompanying financial statements, we had negative working capital of approximately $1,578,000 and an accumulated deficit of approximately $12,223,000 incurred through March 31, 2006.

      Our current sources of working capital are sufficient to satisfy our anticipated current working capital needs. On April 24, 2006 we entered into a Securities Purchase Agreement with the Cornell Capital Partners, Taib Bank, B.S.C., and Certain Wealth, Ltd. Pursuant to this agreement, we agreed to sell to these entities secured convertible debentures in the aggregate principal amount of $4,500,000. We believe that this financing arrangement will provide the necessary cash flow to meet our operational needs for the next 24 months.

      In the event that this financing does not support our operational cash flow requirements, then we may have to scale back our plan of operations and operating expenditures. We anticipate that we will continue to incur losses until such time as the revenues we are able to generate from sales and licensing of our products exceed our increased operating expenses. We base this expectation in part on the expectation that we will incur increased operating expenses in completing our stated plan of operations and there is no assurance that we will generate revenues that exceed these expenses.

                             DESCRIPTION OF BUSINESS

Overview

      We are in the business of selling, marketing, and distributing a product line consisting of approximately 27 nutritional products in three categories, dietary supplements, personal care products and water filtration systems. Our most successful product is Calorad, a liquid collagen-based dietary supplement presently available in the market. These products are marketed through a network marketing program in which IBAs (Independent Business Associates) purchase products for resale to retail customers as well as for their own personal use. We have a list of over 380,000 IBAs, of which approximately 8,500 we consider "active". An "active" IBA is one who purchased our products within the preceding 12 months. Over 1,200 of these IBAs are considered "very active". A "very active" IBA is one who is on our automatic Convenience Program and is current with their annual administration fee.

      The IBAs in our network are encouraged to recruit interested people to become new distributors of our products. New IBAs are placed beneath the recruiting IBA in the "network" and are referred to as being in that IBA's "down-line" organization. Our marketing plan is designed to provide incentives for IBAs to build, maintain and motivate an organization of recruited distributors in their down-line organization to maximize their earning potential. IBAs generate income by purchasing our products at wholesale prices and reselling them at retail prices. IBAs also earn commissions on product purchases generated by their down-line organization.

      On an ongoing basis we review our product line for duplication and sales trends and make adjustments accordingly. As of March 31, 2006, our product line consisted of: (i) 18 dietary supplement products; (ii) 7 personal care products consisting primarily of cosmetic and skin care products; and (iii) 2 water
filtration  system  products.   Our  products  are  primarily   manufactured  by
Nutri-Diem, Inc., a related party, and sold by us under a license and distribution agreement with Nutri-Diem Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold to our IBAs located in the United States, Canada and Asia.

      We believe that our network marketing system is suited to marketing dietary supplements, personal care products and water filtration products because sales of such products are strengthened by ongoing personal contact between IBAs and their customers. Our network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. IBAs are given the opportunity, through our sponsored events and training sessions, to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to motivate IBAs.

Recent Corporate Developments

      We experienced the following significant developments through the date of this filing and during fiscal 2006:


      o On April 24, 2006, we entered a Securities Purchase Agreement with Cornell Capital Partners, Taib Bank, B.S.C. and Certain Wealth, Ltd. pursuant to which we entered into the following agreements: an
            Investor Registration Rights Agreement, Irrevocable Transfer Agent Instructions and a Security Agreement. Pursuant to the terms of the Securities Purchase Agreement, we may sell convertible debentures to these entities in the principal amount of $4,500,000 plus accrued interest which are convertible into shares of our common stock. Of this amount $1,500,000 has been received, $1,500,000 must be paid two (2) business days prior to the date a registration statement is filed with the Securities and Exchange Commission and $1,500,000 shall be paid two (2) business days prior to the date that such registration statement is declared effective by the Securities and Exchange Commission. We received net proceeds of $1,305,000 (net of fees associated with the issuance of the convertible debentures) on April 27, 2006 in connection with the issuance of $1,500,000 of convertible debentures in the following principal amounts: $750,000 to Cornell Capital Partners, $416,667 to Taib Bank, B.S.C., and
            $333,333 to Certain Wealth, Ltd. pursuant to the terms of the Securities Purchase Agreement. On June 8, 2006, we received net proceeds of $1,350,000, associated with the issuance of the second tranche of secured convertible debentures in the principal amount of $1,500,000 in the following principal amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. On June 20, 2006, we receive net proceeds of $1,350,000, associated with the issuance of the third tranche of secured convertible debentures in the principal amount of $1,500,000, in the following amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd.

      o Pursuant to the terms of the Securities Purchase Agreement and the issuance of our convertible debentures, on April 24, 2006 we issued to Cornell Capital Partners seventeen (17) warrants to purchase up to an aggregate 124,062,678 shares of our common stock at the discretion of Cornell Capital Partners each for good and valuable consideration. Pursuant to the terms of the warrants Cornell Capital Partners is entitled to purchase from us: (1) 10,416,650 shares of our common stock at $0.02 per share, (2) 13,888,866 shares of our common stock at $0.03 per share, (3) 10,416,650 shares of our common stock at $0.04 per share, (4) 8,333,320 shares of our common stock at $0.05 per share, (5) 6,944,433 shares of our common stock at $0.06 per share, (6) 5,952,371 shares of our common stock at $0.07 per share, (7) 11,250,000 shares of our common stock at $0.08 per share, (8) 10,000,000 shares of our common stock at $0.09 per share,
            (9) 19,000,000 shares of our common stock at $0.10 per share, (10) 8,181,818 shares of our common stock at $0.11 per share, (11)
            7,500,000  shares  of our  common  stock at $0.12  per  share,  (12)
            3,333,333  shares  of our  common  stock at $0.15  per  share,  (13)
            2,500,000  shares  of our  common  stock at $0.20  per  share,  (14)
            2,000,000  shares  of our  common  stock at $0.25  per  share,  (15)
            1,666,666  shares  of our  common  stock at $0.30  per  share,  (16)
            1,428,571  shares  of our  common  stock at $0.35 per share and (17)
            1,250,000 shares of our common stock at $0.40 per share upon surrender of the Warrants (or as subsequently adjusted pursuant to the terms of each Warrant) . Each Warrant has "piggy back" registration rights and shall expire five (5) years from the date of issuance, on or about April 24, 2011.

      o On April 6, 2006, Essentially Yours Industries (International) Limited ("EYIINT"), our wholly owned subsidiary, signed a Letter of Intent and Good Faith Commitment ("LOI") with Raul Bautista and Rommel Panganiban to act as managing partners and distributors for the Philippines. The LOI is subject to the entry into a definitive agreement between the parties on or before July 1, 2006.

      o On April 3, 2006, we signed a termination agreement ("Termination Agreement") with Cornell Capital Partners terminating our Standby Equity Distribution Agreement, Registration Rights Agreement and Escrow Agreement previously entered into with Cornell Capital Partners on May 13, 2005.

      o On March 14, 2006, we entered into an agreement with Porter Public Relations, Inc. ("Porter") pursuant to which Porter will provide us with certain public relations services to promote the launch of the Code Blue water filtration system and the Longevity Series consisting of Calorad(R), Prosoteine(R) and Calorad(R) Cream. In consideration of which we agreed to pay Porter a fee of $5,000 per month for up to 40 hours per month. The agreement is based on a month to month term.

      o On February 6, 2006, the Jay Sargeant Trust was dissolved and the related shares were disbursed to the beneficiaries. In connection with this transaction, 268,639 common shares were returned to treasury at par value.

      o On January 27, 2006, we entered into a Consulting Agreement with Mr. Lou Prescott, for a period of six (6) months and US$5,000 per month to provide EYI with assistance in developing Mr. Prescott's business to business marketing model for EYI. Pursuant to the terms of the agreement we also agreed to purchase Mr. Prescott's gold lead system and during the term of the agreement, to provide Mr. Prescott with 100% of the leads generated by the system.

      o On January 19, 2006, we entered into an agreement with Global Consulting Group Inc. ("Global") on a month to month basis. Global provides investor relations services and creates investor awareness for a fee of $15,000.00 USD per month. This agreement was terminated on April 17, 2006.

      o On December 21, 2005, we entered into a Settlement Agreement and Mutual Release with Business Centers, LLC and Halo Distribution, LLC in settlement of the legal action commenced against EYI by Business Centers, LLC On June, 2005. See "Item 3. - Legal Proceedings", below.

      o On December 6, 2005, we incorporated a wholly owned subsidiary, Essentially Yours Industries (International) Inc. ("EYI INTL") to facilitate our expansion throughout other Southeast Asian countries.

      o On December 2, 2005, we held our 2005 Annual General Meeting ("AGM") in Las Vegas, Nevada. At the AGM the stockholders voted to increase the number of our authorized shares of common stock from 300,000,000 to 1,000,000,000 and appointed Mr. Dori O'Neill and Mr. Jay Sargeant as Directors.

      o     On September 23, 2005, EYI and Essentially  yours  Industries  (Hong
            Kong) Limited ("EYI HK"), our wholly owned subsidiary, entered into an agency agreement (the "Agency Agreement") with Guangzhou Zhongdian Enterprises (Group) Co. Ltd. ("GZE") and China Electronics Import and Export South China Corporation ("CEIEC"). Pursuant to the terms of the Agency Agreement, EYI HK granted to CEIEC and its wholly owned subsidiary GZE, the exclusive right to distribute EYI's Code Blue(TM) water filtration systems (the "Water Filtration Systems") in China for a period of two years subject to, among other things, the following conditions: (i) CEIEC purchasing a minimum of 4,000,000 Water Filtration Systems in each year commencing in 2006;
            (ii) EYI HK issuing an exclusive agency certificate to CEIEC confirming the grant of agency rights; (iii)EYI HK guaranteeing the safety of its products to be sold on the Chinese market and that the packaging specifications will meet the product safety standard and packaging standards as required in China; (iv) CEIEC committing to the purchase (the "Purchase Plan"): of the amount of Water Filtration Systems outlined in the following purchase plan; (v) If, in any year CEIEC purchases fewer than 4,000,000 Water Filtration Systems in the Purchase Plan it will cease to have the exclusive agency rights to the Water Filtration Systems but continue to be non-exclusive agents of EYI HK; (vi) If, in any year CEIEC purchases fewer than one-half of the Water Filtration Systems in the Purchase Plan, EYI HK may at its option adjust the price of the Water Filtration Systems supplied to CEIEC under the Purchase Plan; and
            (vii) CEIEC agree to obtain all required regulatory approvals in China relating to the marketing and distribution of the Water Filtration Systems. Pursuant to the terms of the Agency Agreement, CEIEC reserves the right, upon reasonable notice to EYI HK, to increase, or decrease the number of Water Filtration System units that it purchases under the Purchase Plan, based on its evaluation of market demand in China, and agreed to commence purchases under the Purchase Plan in October 2005, and place subsequent purchase orders on a quarterly basis. The parties agreed that CEIEC may upon reasonable notice to EYI HK, assign its interest in the Agency Agreement to its nominee company, but remains a party to the agreement notwithstanding any such assignment. As of March 30, 2006, the Company has not received any purchase orders from CEIEC. Due to delays by MARTI not providing adequate Code Blue pitcher/filter samples, the product was unable to meet the deadline for the December product review. Code Blue pitcher/filters are now slated to be included in the March 2006 quarterly Chinese government product review.

      o EYI HK entered into a Logistics Management Agreement dated September 1, 2005 with All In One Global Logistics Ltd. to provide international freight, warehousing and distribution services in Hong Kong for a period of two years.

      o On September 1, 2005, EYI entered into an agreement for legal services with M. Ali Lakhani Personal Law Corporation (the "Contractor") to provide EYI and its subsidiaries with certain legal services in exchange for a monthly fee of US $8,000 and a one time issuance of 500,000 restricted shares of our common stock to the Contractor or its nominee, pursuant to Regulation S of the Securities Act of 1933. The contract is on a month-to-month basis.

      o On August 28, 2005, we incorporated a wholly subsidiary, EYI HK. The EYI HK office consists of the entire 15th floor in a centrally located building at No. 1 Minden Avenue, Tsim Sha Tsui, Kowloon. The office is intended to be used to service distributors and provide a product pick up depot for Code Blue(TM) water filtration systems, Calorad(R), Prosoteine(R) Agrisept-L(R), Definition(R) cream and drops and the newest EYI product, Calorad Cream. The new office will also play a role in supporting the sales, distribution and logistics of the CEIEC agency agreement. In connection with opening our new office in Hong Kong, on September 28, 2005 EYI HK entered into a Lease with Dombas Estates Limited for the lease of office space located at Nos. 1-3, 15th Floor of No. 1 Minden Avenue, Tsim Sha Tsui, Kowloon. The lease is for a two year term at a monthly rent of approximately $3,500 USD (HK$22,920).

      o On September 12, 2005, we retired $5,000 of the Taib Bank, E.C. debenture plus $14,245 in interest by converting 375,146 common shares.

      o On August 16, 2005, we retired $170,000 of the Taib Bank, E.C. debenture plus $10,830 in interest by converting 4,487,096 common shares.

      o On August 15, 2005, we retired $75,000 of the Taib Bank, E.C. debenture by converting 2,027,027 common shares.

      o On August 1, 2005, we entered into a promissory note with Cornell Capital Partners, LP ("Cornell") for the principal sum of One Million (U.S.) dollars ($1,000,000) and payable by one initial payment of One Hundred Thousand Dollars ($100,000); eleven equal weekly installments of Seventy Five Thousand Dollars ($75,000); and one additional installment of One Hundred Five Thousand Eight Hundred Eighty Seven Dollars and Sixty Seven Cents ($105,887.67) commencing September 3, 2005. Interest on this note is twelve percent (12%) per annum. The promissory note was fully retired on December 16, 2005.

      o On August 3, 2005, the Company retired the Cornell $250,000 debenture signed on June 22, 2004, plus a 20% premium of $50,000 by using the cash proceeds of the promissory note signed on August 1, 2005.

      o On July 28, 2005, we entered into an Investor Relations Agreement (the "IR Agreement") with Agora Investor Relations Corp ("AGORA"). Pursuant to the terms of the agreement AGORA agreed to provide us with certain services including marketing, branding and investor communication services, in consideration of which we agreed to: (i) pay AGORA a fee of $2,500 per month commencing August 1, 2005 (which fee has been paid); and (ii) issue to AGORA warrants to be registered by us to purchase 350,000 shares of our common stock exercisable at price of $0.06 per share and vesting over a twelve month period. The agreement is for an initial term of August 1, 2005 to July 31, 2006 and is renewable at EYI's option for an additional term of 12 months under the same terms and conditions. On October 5, 2005 we amended the IR Agreement with Agora. The IR Agreement was amended to provide for the issuance of 250,000 restricted shares of our common stock in place of the warrants to be received by Agora initially under the IR Agreement. The shares were issued pursuant to Regulation 5 of the Securities Act of 1933 and Canadian National Instrument 45-106 on the basis that Agora is an accredited investor.

      o On May 27, 2005, we filed a registration statement on SB-2 (Registration No. 333-125344) registering the resale of up to 97,264,558 shares of our common stock to be sold by certain of our stockholders, including up to an aggregate of 85,000,000 shares of our common stock pursuant to our Standby Equity Distribution Agreement with Cornell Capital Partners. The registration statement was subsequently declared effective by the SEC on July 29, 2005.

      o On May 13, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, pursuant to which we entered into the following agreements: a Registration Rights Agreement, an Escrow Agreement, and a Placement Agent Agreement. Pursuant to the terms of the new Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $10 million. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of our common stock for 98% of the lowest volume weighted average price on the Over-the Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners will retain 5% of each advance under the new Standby Equity Distribution Agreement. We may not request advances in excess of a total of $10 million. Pursuant to the terms of our Registration Rights Agreement and the standby Equity Agreement with Cornell Capital Partners, we agreed to register and qualify, among other things, the additional shares due to Cornell Capital Partners under the Standby Equity Distribution Agreement under a registration statement filed with the SEC. We signed a Termination Agreement on May 13, 2005, for the purpose of terminating our Standby Equity Distribution Agreement, Registration Rights Agreement and Escrow Agreement previously entered into with Cornell Capital Partners on June 22, 2004. During the year ended December 31, 2005, the Company issued 40,874,047 common shares to Cornell in exchange for $1,700,000.

      o On May 11, 2005, we entered into a Reseller Agreement with MARTI for a term of five (5) years, pursuant to which MARTI appointed EYII as the exclusive distributor of certain specially formulated MARTI products on a consignment basis and provided EYII with 1000 units of inventory for sale to its customers, proceeds of which are subject to fee payments to MARTI as set out in the schedules accompanying the agreement.

      o On April 29, 2005, Essentially Yours Industries, Inc., our wholly owned subsidiary ("EYII") signed a letter of intent with Metals & Arsenic Removal Technology, Inc. ("MARTI") for the purpose of marketing certain of MARTI's products provided to EYII on a consignment basis and assigning marketing rights to certain of MARTI's product lines to EYII, subject to EYII's entry into a definitive agreement with MARTI by November 1, 2005. Subsequently, on May 11, 2005 EYII entered into Reseller Agreement with MARTI for a term of five (5) years, pursuant to which MARTI appointed EYII as the exclusive distributor of certain specially formulated MARTI products on a consignment basis and provided EYII with 1000 units of inventory for sale to its customers, proceeds of which are subject to fee payments to MARTI as set out in the schedules accompanying the agreement.

      o On April 25, 2005, we filed a letter with the Securities and Exchange Commission requesting the withdrawal of our registration statement on Form SB-2, originally filed on September 17, 2004. We intend to file a new registration statement on Form-SB-2 registering the resale of 97,264,558 shares of our common stock held or to be sold by certain of our stockholders, including Cornell, which intends to sell up to an aggregate of 85,000,000 shares of our common stock pursuant to our Standby Equity Distribution Agreement with Cornell.

      o On April 22, 2005, EYII entered into a Fulfillment Services Agreement with Source 1 Fulfillment ("Source One") to warehouse and ship our products. Pursuant to the terms of the agreement, Source One agreed to provide certain storage and fulfillment services to EYII at the rates set out in the schedules to the agreement. Source One also agreed to pay a referral commission of 10% of all handling fees for any client EYII brings to Source One. The agreement is for a term of one year and automatically renews each year unless terminated by either party in accordance with the terms of the agreement. Subsequently, in May, 2005, we ceased warehousing and distributing our products through Halo Distribution LLC ("Halo"), our wholly owned subsidiary. We presently intend to continue warehousing and shipping our products through Source one.

      o On April 4, 2005, we entered into a redemption agreement with TAIB Bank E.C. pursuant to which TAIB agreed to acquire by assignment a two year 5% secured convertible debenture issued to Cornell Capital Partners, L.P. in the amount of $245,000, and a two year 5% convertible debenture in the amount of $5,000 held by Kent Chou, in consideration of which we agreed not to modify or renegotiate the terms of our Standby Equity Distribution Agreement with Cornell Capital Partners, and to use any proceeds obtained by EYI under the Standby Equity Distribution Agreement to make payments on the debentures. The debentures were assigned to TAIB on April 4, 2005.

      o On February 24, 2005, we received a loan of $200,000 from Cornell Capital Partners secured by a secured promissory note. Under the terms of the Secured Note, the loan is payable by April 24, 2005 and accrues interest at a rate of 12% per annum. In connection with the issuance of the Secured Note, we agreed to: (i) pay Cornell Capital Partners a fee of $20,000; and (ii) pay Yorkville Advisors Management LLC a structuring fee in the amount of $2,500. As a condition to Cornell Capital Partners' entry into the Secured Note on February 24, 2005, an employee of EYI, Janet Carpenter, entered into a guaranty agreement with Cornell Capital Partners and a pledge and escrow agreement, Ms. Carpenter agreed to: (i) personally guarantee the payment and performance obligations of EYI under the Secured Note; and (ii) pledge to Cornell Capital Partners 3,000,000 shares of EYI held by her to secure the obligations of EYI under the Secured Note. In consideration of Ms. Carpenter providing the guarantee and pledge, EYI entered into a bonus shares agreement dated February 14, 2005 with Ms. Carpenter, pursuant to which we agreed to issue to Ms. Carpenter 800,000 shares of our common stock at a deemed price of $0.05 per share. The shares were issued to Ms. Carpenter pursuant to Regulation S of the Securities Act on April 29, 2005.

      o On February 10, 2005, we entered into a loan agreement with Janet Carpenter, pursuant to which we loaned Ms. Carpenter $180,000 for the purpose of exercising 3,000,000 incentive stock options issued to Ms. Carpenter under our stock compensation program. The loan is payable on demand and accrues interest at a rate of 4% per annum. The loan was secured by a promissory note dated effective February 10, 2005 and deemed to be a subscription receivable. On August 10, 2005, the promissory note was re-assigned to Winslow Drive in exchange for the 3,000,000 shares.

      o In January, 2005, our wholly owned subsidiary 642706 B.C. Ltd., doing business as EYI Management, entered into a lease agreement with Golden Plaza Company Ltd. and 681563, for the purpose of leasing a 12,200 square foot building located in Burnaby, British Columbia, Canada. The lease is for a term of seven years ending December 31, 2011 and renewable for an additional period of five years.

Corporate Organization

      We were incorporated under the laws of the State of Nevada on June 27, 1996, under the name of "Inter N. Corporation". From 1999 to 2002, our business plan was to create a product line of miniaturized microchip technology for insertion into inanimate objects or injection under the skin of animals. We again changed the focus of our business, to oil and gas opportunities in 2002. From 1999 to 2003 we were a non-operating company with limited assets and were not able to raise sufficient funds to fund our business operations. On December 31, 2003, we completed a share exchange (the "Exchange") with certain of the shareholders (the "EYI Shareholders") of Essentially Yours Industries, Inc. a Nevada Corporation ("EYI Nevada"), under a Share Exchange Agreement, dated November 4, 2003, (the "Exchange Agreement").

      Under the terms of the Exchange Agreement, we issued 117,991,875 shares of our common stock, representing approximately 79.9% of our then-outstanding common stock, to the EYI shareholders in exchange for 15,372,733 shares of EYI Nevada common stock held by them. As a result, we underwent a change of control. Following completion of the Exchange, the EYI shareholders controlled approximately 79.9% of our outstanding common stock and we owned approximately 97.9% of EYI Nevada's issued and outstanding capital stock. As a result of the transaction, we acquired the business of EYI Nevada and EYI Nevada became our majority-owned subsidiary. Concurrent with the acquisition, we changed our name to "EYI Industries, Inc.", our officers and directors resigned, and nominees of the EYI Shareholders were elected as successors.

Subsidiaries And Affiliates

      We presently have eight subsidiaries through which we conduct our operations, described as follows:

      o Essentially Yours Industries, Inc., a Nevada Corporation (Majority Owned). EYI Nevada was organized on June 20, 2002 upon the completion of a merger between Burrard Capital Corp., a Nevada Corporation, and Essentially Yours Industries, Inc., a Nevada Corporation. The resulting merged entity continued under the name Essentially Yours Industries, Inc. EYI Nevada is our majority owned subsidiary which presently conducts our US business operations.

      o 642706 B.C. Ltd., dba EYI Management, located in Burnaby, British Columbia (Wholly Owned), provides accounting, customer service, marketing and financial advisory services to us. 642706 B.C. Ltd. is our wholly owned subsidiary and has experience in marketing health and wellness products and experience in financial reporting for the United States and Canada.

      o     Essentially  Yours Industries  (International)  Limited,  located in
            Hong Kong, (Wholly Owned), subsidiary of EYI Industries Inc. incorporated on December 6, 2005.

      o Essentially Yours Industries (Hong Kong) Limited, located in Hong Kong, (Wholly Owned), subsidiary of EYI Industries Inc. incorporated on August, 22, 2005.

      o Essentially Yours Industries (Canada), Inc. (Wholly Owned), a Canadian Federal Corporation, was incorporated in September 2002 and is located in Burnaby, British Columbia, and handles Canadian sales, Canadian sales taxes and Canadian reporting.

      o World Wide Buyers' Club Inc., a Nevada Corporation (51% Owned). World Wide Buyers' Club Inc. was organized by a joint venture agreement effective May 6, 2004.

      o RGM International, Inc., a Kentucky Corporation (Wholly Owned). RGM was incorporated in July 1997. RGM is a dormant investment company which holds 1% of Halo.

      o Halo Distribution LLC, 7109 Global Drive, Louisville, Kentucky. Halo was organized on January 15, 1999 in the state of Kentucky. Halo is owned 99% by Essentially Yours Industries, Inc. and 1% by RGM International, Inc. Halo was the distribution center for the Company's product, in addition to other products, until April 30, 2005, at which time the Company made the decision to discontinue its operations.

      The following are our affiliates who are controlled by certain of our directors and shareholders, as described below:

      o     Nutri-Diem,   Inc.,  470,  Boul.  Sir  Wilfrid-Laurier   bureau  103
            Mont-St-Hilaire, Quebec, Canada. Nutri-Diem, Inc. is the manufacturing facility in Quebec that supplies approximately 87% of our products. EYI Nevada negotiated with Nutri-Diem Inc. an exclusive Distribution and Licensing Agreement where by EYI Nevada will sell the products of Nutri-Diem Inc., such as Calorad and Agrisept-L, in the United States and Canada, and elsewhere in the world, subject to suitable arrangements. Michel Grise, President of Nutri-Diem, Inc. is one of our shareholders and a director of one of our subsidiaries.

      o Essentially Yours Industries Corp., located in Burnaby, B.C., provides services to EYI Nevada under a management agreement. These services consist of the following: computer and management information systems and support. Payments due under the management agreement are at cost of services plus a mark-up of approximately 5%. Essentially Yours Industries Corp. is controlled by certain of our shareholders including Jay Sargeant, our President and Chief Executive Officer.

Key Operating Strengths

      We believe the source of our success is primarily attributed to our IBA support programs coupled with our IBA compensation programs. We provide our IBAs with quality products and competitive commission programs, along with training and motivational events and services. We believe that we have established a strong operating platform to support IBAs and facilitate future growth. The key components of this platform include the following:

      o quality dietary supplements, water filtration systems and personal care products that appeal to consumers demands for products that contribute to a healthy lifestyle;

      o a compensation program that permits IBAs to earn income from profits on the resale of products and residual income from product purchases within an IBAs' down-line organization, as well as to participate in various non- cash awards;

      o a communications program that seeks to effectively and efficiently communicate with IBAs by utilizing new technologies and marketing techniques, as well as motivational events and training seminars;

      o a continual expansion and improvement of our product line and marketing plan;

      o     an in-house marketing department; and

      o employment of computer technology to provide timely and accurate product order processing, weekly commission payment processing and detailed IBA earnings statements.

Growth Strategy

      New Product Introduction. During 2005, we introduced our new product, Code Blue(TM). The initial shipment of Code Blue Filters did not meet EYI product specifications. However, in January of 2006, we received a revised version of the Code Blue filter called the G-4 which we believe, meets our product specifications.

      We intend to aggressively promote Code Blue systems through a year long promotional tour campaign ("North American Tour" or "Tour"). Our intent is to host approximately 120 regional training meetings with audiences of up to 100 people and 30 larger conferences in targeted cities where we can train and market to larger audiences of 150 to 300. We have selected cities to host these events where we believe there is a greater interest in the product and a concentration of our active IBAs. We intend to use a group of 5 to 6 veteran IBA's to act as our Regional Trainers and to work in concert with our management team to promote, coordinate, and host these events. We anticipate that the total cost of the North American Tour campaign will be approximately $240,000. We anticipate an offset to this cost by way of sales that occur at these events and through ongoing residual sales generated by the new IBAs enrolled in our system as a result of this Tour.

      International Expansion. We opened our Hong Kong office in September 2005. The office is intended to be used to service distributors and provide a product pick up depot for Code Blue(TM), Calorad(R), Prosoteine(R), Agrisept-L(R) and Definition(R) drops and cream, and the newest EYI product, Calorad Cream. The new office will also play a role in supporting the sales, distribution and logistics of the CEIEC agency agreement.

      In January 2006, we relocated our Executive Vice President and COO, Dori O'Neill to Hong Kong for six months after which, Mr. O'Neill will continue his work in Asia from his office in Burnaby, BC and through periodic trips to Asia. Mr. O'Neill is expected to play a key role in our Asian market initiative. His initial focus will be to introduce and train our unified global binary program to new Asian IBAs. In addition, Mr. O'Neill will also focus on researching and reviewing other locations and markets for expansion.

      In   April   2006,   our   subsidiary,    Essentially   Yours   Industries
(International) Limited, signed a Letter of Intent and Good Faith Commitment with Raul Bautista and Rommel Panganiban to act as managing partners and distributors for the Philippines. Once a definitive agreement is reached, EYI will work with this group to get them operational within one to two months.

Industry Overview

      Over the past several years, widely publicized reports and medical research findings have suggested a correlation between the consumption of dietary supplements and the reduced incidence of certain diseases. Thousands of such reports and research findings can be found on the International Bibliographic Information on Dietary Supplements (IBIDS) database produced by the Office of Dietary Supplements. In 1995, US Congress established the Office of Dietary Supplements, a division of the National Institutes of Health, to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatments, which may include natural remedies.

Products

      Our product line consists of products in the categories of dietary supplements, water filtrations systems and personal care products. We currently market approximately 27 products. For the year ended December 31, 2005, Calorad sales represented over 87% of our net sales and is expected to provide a large portion of our net sales in the foreseeable future.

Dietary Supplements

      We offer 18 products in the dietary supplement category which contain herbs, vitamins, minerals and other natural ingredients. As stated above, the dietary supplement product Calorad is expected to provide a large portion of our net sales in the foreseeable future. The following products represent the majority of our product sales in the dietary supplement category:

      o Agrisept-L(R): Agrisept-L is a dietary supplement of citrus extracts used as a germicide.

      o Calorad(R): Calorad is a liquid collagen-based dietary supplement. Calorad is available in three formulas: beef, fish, and AM.

      o Definition(R) (drops): Definition is a natural herbal product designed to feed and nurture the female breast. This product is available in both cream and drop formulations.

      o Iso-Greens(R): Iso-Greens is a nutrient-rich green food supplement. The vegetables in Iso-Greens combine to supply 39 of the vitamins, minerals and amino acids found in food, including Vitamin B-12.

      o Noni Plus(R): Noni fruit is an extract of organic noni and liquid trace minerals and it is has been around for centuries, used by natives and ancient healers of many countries during the last several thousand years to treat many ailments. We have combined this fruit with our own Dead Sea ionic minerals.

      o     Oxy-Up(R): Oxy-Up is a liquid stabilized oxygen supplement.

      o Prosoteine(R): Prosoteine is a plant based, natural, stimulant-free liquid protein supplement.

      o     Triomin: Triomin is a liquid trace mineral dietary supplement.

Personal Care Products

      We offer 7 personal care products. The following product represents the majority of our product sales in the personal care category:

      o Calorad(R) (cream): Calorad cream is a topical serum with a base of nourishing collagen that lavishes and aids the skin during the natural aging process. The exclusive mixture of ingredients in Calorad cream stimulate, moisturize and nourish to bio-illuminate skin. The active ingredients in Calorad cream are extremely compatible with the biologic structure of the human skin. The formulation is a unique selection of the most recent biotechnology ingredients, working in perfect synergy, easily penetrating the cellular metabolism level of the skin.

      o Definition(R) (cream): Definition is a safe, non-invasive, natural herbal product designed to feed and nurture the female breast. The perfectly selected ingredients work in harmony, helping the body to maintain the nutritional needs of the mammary glands. It works with the body's natural capabilities to maintain the shape and tone of youth in the female breast.

Water Filtration Systems

      o Code Blue(TM) Water Filtration System: Code Blue is a pour through drinking water filtration system (containing a pitcher and filter) that reduces Arsenic, Chlorine, Nitrates, Nitrites, Mercury and other contaminants from potable water.

      o     Code Blue(TM) Filter:  Code Blue(TM) Filter is a filter that reduces
            Arsenic,   Chlorine,   Nitrates,   Nitrites,   Mercury   and   other
            contaminants from potable water.

      Promotional Materials. We will also derive revenues from the sale of various educational and promotional materials designed to aid our distributors in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings, and product and marketing brochures. We produce many of our promotional materials in-house and have the capability to create just-in-time marketing pieces as needed and constantly update our marketing material.

      New Product Identification. We expand our product line through the development of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, consultants, distributors and other third parties. Prior to introducing new products, we investigate product formulation as it relates to regulatory compliance and other issues.

      We rely upon Nutri-Diem, Inc. and other manufacturers, independent researchers and vendor research departments for product development services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Nutri-Diem, Inc. or other manufacturers for technical development and implementation. Nutri-Diem owns all of the rights to the products that they produce. We do not incur any expense for the development of any products by Nutri-Diem. We continually review our existing products for potential enhancements to improve their effectiveness and marketability. While we consider our product formulations to be proprietary trade secrets, such formulations are not patented. Accordingly, there is no assurance that another company will not replicate one or more of our products.

      Product Procurement and Distribution Insurance. More than 87% of our product line in the dietary supplement category is manufactured by Nutri-Diem, Inc., a related party, utilizing theirs and our product formulations, as well as product formulations it licenses to us. A majority of our product line in the personal care category is also manufactured by Nutri-Diem, Inc.

      We have contracts with Nutri-Diem, Inc. that grant to us the exclusive license and right to market, sell and distribute in Canada and the United States and a non-exclusive right to market on the Internet certain products owned by Michel Grise Consultant, Inc., a Quebec corporation, which is controlled by Michel Grise. To maintain the license and distribution rights granted by those contracts, we are obligated to purchase from Nutri-Diem, Inc. during that period commencing on June 1, 2003, and continuing through and including May 31, 2004, products totaling $1,530,000. Those contracts also specify that for the period from June 1, 2004 to May 31, 2005, we are required to purchase from Nutri-Diem, Inc. products totaling $3,825,000. Additionally, those contracts specify that for each year commencing on June 1, and ending on May 31 thereafter during the term of that agreement we are required to purchase products totaling $5,355,000.

      The provisions of those contracts specify that Nutri-Diem, Inc. will offer us the right to sell, market and distribute in those territories any new product developed by Nutri-Diem, Inc.

      If we are not in default at the expiration of the initial five year period, those contracts will be automatically renewed for another five year period. In the event we fail to make the minimum purchase during any year, Nutri-Diem, Inc. has the option, to require us to pay Nutri-Diem, Inc. an amount equal to 15% of the difference between the minimum amount for the respective year and the amount of actual purchases during that year. Additionally, in the event that we do not purchase the minimum amount during any particular year and do not pay Nutri-Diem, Inc. that 15%, Nutri-Diem, Inc. at its sole discretion, may terminate the respective contract or cause the license granted in the contract to be non-exclusive.

      In the event the relationship with any of our manufacturers becomes impaired, we will be required to obtain alternative manufacturing sources for our products.

      In such event, there is no assurance that the manufacturing processes of our current manufacturers can be replicated by another manufacturer. We believe that we would be able to obtain alternative sources of our dietary supplement and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on our business, operating results and financial condition. We, as with other marketers of products that are intended to be ingested, face the inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain product liability insurance coverage with coverage limits of $2,000,000 per occurrence and $2,000,000 aggregate. Although we have not experienced any successful product liability claims, such claims could result in material losses.

      All of the items in our product line include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or IBA who is not satisfied with our product for any reason may return it or any unused portion to the distributor from whom it was purchased or to us for a full refund or credit toward the purchase of another product. IBAs may obtain replacements from us for products returned to them by retail customers, if they return such products on a timely basis. Furthermore, in most jurisdictions, we maintain a buy-back program. Under this program, we will repurchase products sold to a distributor (subject to a 10% restocking charge), provided that the distributor resigns as a distributor and returns the product in marketable condition within one year of original purchase, or longer where required by applicable state law or regulations. We believe this buy-back program addresses a number of the regulatory compliance issues pertaining to network marketing systems. We expect that the cost of products returned to us will be less than 2% of gross sales.

      Below is a summary of return information based on our sales transactions that were paid by credit card for the year ended December 31, 2005:

Month                Deposit          Sales         Returns      Chargebacks     Adj./Disc.     Net Deposit
-----                -------          -----         -------      -----------     ----------     -----------
January-05          $450,314        $454,121         $3,389             $321        $13,955        $436,456
February-05         $461,522        $468,356         $6,834             $187        $13,799        $447,536
March-05            $437,991        $441,628         $2,912             $602        $13,744        $424,371
April-40            $407,146        $410,358         $2,799             $283        $13,221        $394,055
May-05              $396,850        $398,839         $1,583               $0        $12,788        $384,468
June-05             $396,087        $399,330         $2,901             $615        $12,519        $383,295
July-05             $482,022        $484,192         $2,170               $0        $15,550        $466,472
August-05           $405,372        $407,915         $2,125               $0        $12,829        $392,961
September-05        $362,821        $371,611         $8,664             $120        $11,774        $351,053
October-05          $407,788        $410,394         $2,009             $567        $12,835        $394,984
November-05         $418,535        $425,971         $6,941             $142        $13,867        $405,021
December-05         $310,393        $318,161         $7,769           $3,529        $10,185        $296,680
                  ----------      -----------       -------           ------       --------      -----------
                  $4,936,840      $4,990,877        $50,096           $6,365       $157,066      $4,777,351
                  ==========      ===========       =======           ======       ========      ===========
                                      100.00%         -1.00%           -0.13%         -3.15%          95.72%

      Our specific refund policies are as follows:

Retail Customer Guarantee

      o A retail customer may return defective, unused product (at least 50%) to his/her IBA within thirty (30) days of purchase for exchange or full refund.

      o A written statement must be obtained from the customer stating the reason for dissatisfaction.

      o The original retail receipt showing the date of purchase must accompany a written request for a return.

      o A copy of the Customer Refund Form must be completed in full and returned to EYI with the aforementioned documentation and product (when product is requested).

      o Upon receipt of the statement, retail receipt and the returned product, EYI will promptly replace any returned product to the IBA.

      o IBAs failure to comply with this guarantee policy may be reason for termination.

      o     On product purchases of more than a one (1) month supply, the thirty
            (30) day rule applies to the purchase (unless otherwise promised by IBA to his/her retail customer. In this instance, the IBA is responsible to uphold his/her retail guarantee to the customer not
            EYI).

Refund To Independent Business Associates

      If an IBA is not satisfied with a given EYI product, EYI will replace the product with a product of same or like value, less shipping and handling charges. If requested EYI will issue a credit for the purchase less shipping and handling. This credit must be used within thirty (30) days of being issued. The request for a replacement must occur within thirty (30) days of receipt of the product by the IBA and the product must be in re-sale condition upon return.

      IBAs must provide proof of purchase and cover the cost of the product return.

      Note the following condition for refunds:

      o EYI does not issue any refunds for product(s) previously certified as sold under the 70% rule. The 70% rule is described in our IBA Policies and Procedures as their requirement to have sold at least 70% of their previous order before reording. As well, the refund will be less commission paid on the returned product.

Distribution And Marketing

      Our product line is distributed from a third party warehouse in Bensalem, PA, our facility and warehouse in Burnaby, British Columbia, our 18 consignment centers located throughout USA and Canada, or from our office in Kowloon, Hong Kong.

      We distribute our product line through our network marketing system where Independent Business Associates ("IBAs") purchase product at wholesale and through person-to-person contact, re-sell the product at retail prices. At December 31, 2005, we had approximately 8,500 "active" IBAs. To be considered "active" a distributor must have purchased our products within the preceding 12 months. Our IBAs are independent contractors who purchase products directly from us for resale to retail consumers. IBAs may elect to work on a full-time or part-time basis. We believe our network marketing system appeals to a broad cross-section of people, particularly those seeking to:

      o     supplement family income,

      o     start a home business, or

      o pursue employment opportunities other than conventional, full-time employment.

      o     A majority of our IBAs sell our products on a part-time basis.

      o We believe that our network marketing system is ideally suited to marketing our product line because sales of our products are strengthened by ongoing personal contact between retail consumers and IBAs, many of whom use our products themselves. Sales are made through direct personal sales presentations, as well as presentations made to groups. These sales methods are designed to encourage individuals to purchase our products by informing potential customers and IBAs of our product line and results of personal use, and the potential financial benefits of becoming a distributor. Our marketing efforts are typically focused on middle-income families and individuals.

      Our network marketing program encourages individuals to develop their own down-line network marketing organizations. Each new IBA is either linked to:

      o     the  existing   distributor   that   personally   enrolled  the  new
            distributor into our network marketing program, or

      o the existing distributor in the enrolling distributor's down-line as specified by the enrolling distributor at the time of enrollment.

      Growth of an IBAs' down-line organization is dependent on the recruiting and enrollment of additional IBAs by the distributor or the IBAs within such distributor's down-line organization. We currently do not keep records that would enable us to calculate IBA turnover frequency. We are currently working on a program that may enable us in the future to track IBA turnover.

      IBAs are encouraged to assume responsibility for training and motivation of other IBAs within their down-line organization and to conduct opportunity meetings as soon as they are appropriately trained. We strive to maintain a high level of motivation, morale, enthusiasm and integrity among the members of our network marketing organization. We believe this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement, and quality promotional materials. Under our network marketing program, IBAs purchase sales aids from us and assume the costs of advertising and marketing our product line to their customers, as well as the direct cost of recruiting new IBAs. We believe that this form of sales organization is cost efficient, because our direct sales expenses are primarily limited to the payment of commissions, which are only incurred when products are sold.

      We continually strive to improve our marketing strategies, including the compensation structure within our network marketing program and the variety and mix of products in our line, to attract and motivate IBAs. These efforts are designed to increase IBAs' monthly product sales and the recruiting of new IBAs.

      Growth of our network marketing program is in part attributable to our incentive structure. IBAs earn profits by purchasing from our product line at wholesale prices and selling our product line to their customers at retail. Additionally, we have a commission structure which provides for payment of commissions on product purchases made by other IBAs in a distributor's down-line organization.

      IBAs derive this commission income mainly through their Business Volume, as described below.

      Business Volume is assigned to most of our products and is used to calculate sales commission. The Business Volume, in most instances, is 50% of the wholesale cost of a product. Commissions are based on the total Business Volume which has been generated both personally and through the IBAs' down-line activity. Therefore, as a down-line grows, it is possible for greater commissions to be earned. None of our IBAs have derived $1 million per year or greater for the years ended 2005, 2004, 2003 or 2002.

      In order for an IBA to earn commissions, there are four requirements:

      o an IBA needs to create a Business Center by filling out our IBA Application and Agreement Form;

      o an IBA needs to qualify his Business Center with a 100 Business Volume order of our products;

      o an IBA needs to activate his Business Center by making two personal sales to two people who become qualified IBAs within one year of entry into the business; and

      o to be eligible for commission, an IBA needs to be current with their annual administration fee.

      The average commission earned by our IBAs during the twelve month period starting on January 1, 2005 and ending on December 31, 2005 was approximately $210.

      To aid IBAs in easily meeting the monthly personal product purchase requirement to qualify for commission, we developed the "Auto-ship Program." Under the Auto-ship Program purchasing arrangement, each Business Center establishes a standing product order (20 Business Volume minimum) which is automatically charged to a credit card or deducted from a bank account each month prior to shipment of the ordered products. Additionally, Auto-ship allows IBAs to purchase certain products at reduced prices. As of December 31, 2005, we had over 1,200 IBAs participating in the Convenience Program.

      Under  our  Consignment  Center  Program,  we  designate  IBAs to  operate consignment centers. Each Consignment Center functions as our product distribution center, carrying our products. As of December 31, 2005, we had 18 consignment centers. Consignment centers provide hubs of local product and business training. They sell to customers at the point of purchase, teach sales and marketing techniques, distribute literature about our products and business while lowering our shipping and data-entry costs.

                           EYI CONSIGNMENT CENTER LIST
--------------------------------------------------------------------------------

OWNER NAME              ADDRESS                           CITY                STATE    ZIP
----------              -------                           ----                -----    ---
Petra Olivares          #320 Calle Benitez Castano        San Juan            PR       00912

Audrey Franklin         102 Merchants Drive               Norcross            GA       30093

Vicki Oei               15300 N 90th Street, Suite 700    Scottsdale          AZ       85260

Gary Young              52 Lurline Drive                  Covington           LA       70433

Brenda Noble            223 Centre Street North           Brampton            ON       L6V 2R2

Mercy Girala-Tye        3325 W 183 Street                 Torrance            CA       90504

Paula Cabunoc           16312 45th Place South            Tukwila             WA       98188

Ron & Donna Boersema    86 East 33rd Street               Holland             MI       49423

Monty Pearson           HC 11 Box 69B                     Kamiah              ID       83536

Libby Lefler            222 Valleyview Rd.                Highland            MO       65669

Jose Corzo              #3750 SW 185 Avenue               Miramar             FL       33029

Michael Degroat         9 Volunteer Way                   Waymart             PA       18472

Wyla Wilkie             310 Woolworth Street              Houston             TX       77020

Richard Ridley          4716 Western Ave                  Knoxville           TN       37921

Denise Hulse            2208 N. Stoneybrook               Wichita             KS       67226

Jack Herd               2704 Market Street                Camphill            PA       17011

Michael Whelan Sr.      2476 Pine Road                    Huntingdon Valley   PA       19006

Robert Norton           6881 Creekcove Way                Midvale             UT       84047

      We maintain a computerized system for processing distributor orders and calculating commission payments, which enables us to remit such payments promptly to IBAs. We believe that prompt and accurate remittance of commissions is vital to recruiting and maintaining IBAs, as well as increasing their motivation and loyalty to us. We calculate the commissions weekly and pay commissions biweekly.

      We are committed to providing the best possible support to our IBAs. IBAs in our network marketing program are provided training guides and are given the opportunity to participate in our training programs. We sponsor weekly conference calls for our IBAs, which include testimonials from successful IBAs and satisfied customers, as well as current product and promotional information.

      We produce weekly newsletters which provide information on us, our products and network marketing system. The newsletter is designed to help recruit new IBAs by answering commonly asked questions and includes product information and business building information. The newsletter also provides a forum for us to give additional recognition to our IBAs for outstanding performance. In addition, we sponsor training sessions for our IBAs across the United States and Canada. At these training sessions IBAs are provided the opportunity to learn more about our product line and selling techniques so that they can build their businesses more rapidly.

      We also maintain an Internet site, www.eyicom.com, which is an integral part of our product sales, customer retention, IBA recruitment and IBA development efforts. Approximately 7,300 of our IBAs are networked electronically, allowing them access to marketing information and sales leads. Further, we provide IBAs with a free e-commerce Internet "home page" to aid their marketing efforts.

Government Regulation

      In the United States (as well as in any foreign markets in which we may sell our products), we are subject to laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter "regulations"). These regulations include and pertain to, among others:

      o the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of our products,

      o our product claims and advertising (including direct claims and advertising as well as claims and advertising by distributors, for which we may be held responsible), and

      o     our network marketing organization.

      We believe we are currently in compliance with all regulations. In the past, we have met and passed inspections by the United States Food and Drug Administration ("FDA"). Our past FDA violations are as follows: on October 7, 2002, we had a Food and Drug label inspection. A notice to re-label on Calorad was submitted on October 9, 2002. A panel was added to our Calorad product to round the calories to be in compliance with the DSHEA Act of 1994. The "may proceed" release was issued on November 6, 2002. On February 2, 2004, a notice to redeliver from the Department of Treasury/United States Customs Service in Detroit, Michigan was issued requesting an inspection and import permit along with an original CFI certificate (Canadian Food Inspection Agency Certificate). On entry number #336-0214262-5. We met all requirements and the shipment was released on February 27, 2004. On August 16, 2005 a hold was designated on entry number #336-0524098-8. Samples were collected by the FDA and sent to a lab for analysis on August 18, 2005. This was a routine sampling that the FDA performs on products at any given time to ensure product contents match the product labels. Testing was completed and the product was released on September 8, 2005. On October 5, 2005 we received a hold from the FDA for two products, requesting label clarification on one product and clarification on website claims for another product. On November 21, 2005 the first product was released under direction to make a small label adjustment on the next product run. We intend to comply with this request. On November 15, 2005 the second product was released after review of marketing materials available on the internet.

      Formulations: We are reliant on our manufacturers' knowledge and expertise as they develop our formulas. We do investigate the individual ingredients to ensure they fall under the 1994 DSHEA Act definitions as well as the Food and Drug Administration ("FDA") cosmetic regulations. We also receive confirmation that all preservatives are GRAS (generally recognized as safe).

      Manufacturing: We are reliant on our manufacturers that they are compliant with GMP regulations and safety regulations put forth by the FDA.

      Packaging: We are reliant on our manufacturers that our packaging is in compliance with FDA regulations.

      Labeling: We consult with our FDA attorneys on a need-to-know basis regarding labeling and have an in-house labeling specialist that is experienced in the 1994 DSHEA Act.

      Distribution: Our facility has Food Grade Certification within the State of Pennsylvania and is also registered with the FDA as a Food Grade Facility.

      Sale and Storage: We have an in house Quality Control department that oversees this area, as well as ensures our distribution facility is compliant with all applicable laws in this area.

      Importation: We have an in-house purchasing agent that works with all applicable laws with respect to NAFTA, bio-terrorism and agricultural requirements, as well as a brokerage firm that works for us. We have always successfully imported product to the United States with very few inspections or violations.

Products

      The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the Environmental Protection Agency, and the United States Postal Service. Our activities are also regulated by various agencies of the states, localities and foreign countries in which our products are or may be manufactured, distributed and sold. The Food and Drug Administration, in particular, regulates the formulation, manufacture and labeling of dietary supplements, cosmetics and skin care products, including some of our products. Food and Drug Administration regulations require us and our suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated, but are expected to be proposed. The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, which we believe is generally favorable to the dietary supplement industry. The Dietary Supplement Health and Education Act created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. In general, a dietary supplement is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients; is intended for ingestion in pill, capsule, tablet, or liquid form; is not represented for use as a conventional food or as the sole item of a meal or diet; and is labeled as a "dietary supplement." However, the Dietary Supplement Health and Education Act ("DSHEA") grandfathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement containing a new dietary ingredient and placed on the market on or after October 15, 1994 must have a history of use or other evidence establishing a basis for expected safety. Manufacturers of dietary supplements having a "structure-function" statement must have substantiation that the statement is truthful and not misleading.

      The majority of our sales come from products that are classified as dietary supplements under the Federal Food, Drug and Cosmetic Act. The labeling requirements for dietary supplements have been set forth in final regulations with respect to labels affixed to containers beginning after March 23, 1999. These regulations include how to declare nutrient content information, and the proper detail and format required for the "supplemental facts" box. We revise our product labels in compliance with these regulations. The costs of product re-labeling were immaterial. Many states have also recently become active in the regulation of dietary supplement products. These states may require modification of labeling or formulation of certain of our products sold in these states.

      In January 2000, the FDA published a final rule that defines the types of statements that can be made concerning the effect of a dietary supplement on the structure or function of the body pursuant to the DSHEA. Under the DSHEA, dietary supplement labeling may bear "structure/function" claims, which are claims that the products affect the structure or function of the body, without prior FDA approval. They may not without prior FDA approval, bear a claim that they can prevent, treat, cure, mitigate or diagnose disease, otherwise known as a "drug claim". The final rule describes how the FDA will distinguish drug claims from structure/function claims. Dietary supplements, like conventional foods, are also permitted to make "health claims", which are claims that are exempt from regulation as "drug" claims pursuant to the amendments to the FDCA established by the NLEA in 1990. A "health claim" is a claim, ordinarily approved by the FDA regulation, on a food or dietary supplement product's labeling that "characterizes the relationship of any substance to a disease or health-related condition". To help assure that foods, dietary supplements and cosmetics comply with the provisions of the FDCA and FDA's regulations, the FDA has numerous enforcement tools, including the ability to issue warning letters, initiate product seizures and injunctions and pursue criminal penalties.

      The manufacturer of dietary supplements is subject to existing FDA current good manufacturing practices, or "cGMP", regulations for food. In March 2003, the FDA proposed detailed cGMP regulations specifically for dietary supplements. The FDA is expected to publish final cGMP regulations for dietary supplements in the near future.

      Personal care products are intended to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance without affecting the body's structure or functions. Included in this definition are products such as skin creams, lotions, perfumes, lipsticks, fingernail polishes, eye and facial make-up preparations, shampoos, permanent waves, hair colors, toothpastes, deodorants, and any material intended for use as a component of a cosmetic product. The Food & Drug Administration has a limited ability to regulate personal care products. The Food & Drug Administration can regulate personal care products after they are introduced into the market and can review personal care products and their ingredients after they are sold to the public.

      As a marketer of products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action.

      A small portion of our products sold in Canada have separate labels or combination labels to satisfy Canadian compliance organizations, such as the Food Inspection Agency and Health Canada. Health Canada is moving towards stricter compliance guidelines for dietary supplement products through its recently created Office of Natural Health Products. New compliance guidelines through the Office of Natural Health Products may affect the formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our products in Canada. We plan to comply with all regulations promulgated by Office of Natural Health Products. Due to the small percentage of sales in Canada, we do not hold separate Canadian labels for our complete product line.

      In foreign markets, prior to commencing operations and prior to making or permitting sales of our products, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, we will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally will require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or ingredients.

Product Claims And Advertising

      The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. All advertising, promotional and solicitation materials used by distributors require our approval prior to use. The Federal Trade Commission has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials. We have not been the target of Federal Trade Commission enforcement action. There is no assurance that:

      o the Federal Trade Commission will not question our advertising or other operations in the future,

      o a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations, or

      o future Federal Trade Commission regulations or decisions will not restrict the permissible scope of such claims.

      We are also subject to the risk of claims by distributors and their customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative against us for alleged advertising or product claim violations or on a referral from distributors, consumers or others. Remedies sought in such actions may include consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in our method of doing business. A complaint based on the practice of one distributor, whether or not we authorized the practice, could result in an order affecting some or all distributors in a particular state. Also, an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on us. The FTC has increased its scrutiny of the use of distributor testimonials. Although it is impossible for us to monitor all the product claims made by our independent distributors, we make efforts to monitor distributor testimonials and restrict inappropriate distributor claims. The FTC has been more aggressive in pursuing enforcement against dietary supplement products since the passage of DSHEA in 1994, and has brought numerous actions against dietary supplement companies, some resulting in several million dollar civil penalties and/or restitution as well as court-ordered injunctions.

Compliance Efforts

      We attempt to remain in full compliance with all applicable laws and regulations governing the manufacture, labeling, sale, distribution, and advertising of our dietary supplements. We retain special legal counsel for advice on both US Food and Drug Administration and US Federal Trade Commission legal issues.

Network Marketing System

      Our network marketing system is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within an organization be based on sales of the organization's products, rather than investment in the organization or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.

      Our network marketing program and activities are subject to scrutiny by various state and federal governmental regulatory agencies to ensure compliance with various types of laws and regulations. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. The compensation structure of such selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. We have an ongoing compliance program with assistance from legal counsel experienced in the laws and regulations pertaining to network sales organizations. We are not aware of any legal actions pending or threatened by any governmental authority against us regarding the legality of our network marketing operations.

      We currently have IBAs in the United States, Canada and Southeast Asia. We review the requirements of various states, as well as seek legal advice regarding the structure and operation of our selling organization to ensure that it complies with all of the applicable laws and regulations pertaining to network sales organizations. On the basis of these efforts and the experience of our management, we believe that we are in compliance with all applicable federal and state regulatory requirements. We have not obtained any no-action letters or advance rulings from any federal or state security regulator or other governmental agency concerning the legality of our operations, nor are we relying on a formal opinion of counsel to such effect. We, accordingly, are subject to the risk that, in one or more of our markets, our marketing system could be found to not comply with applicable laws and regulations. Our failure to comply with these regulations could have a material adverse effect on us in a particular market or in general.

      We are subject to the risk of challenges to the legality of our network marketing organization, including claims by our distributors, both individually and as a class. Most likely these claims would be based on our network marketing program allegedly being operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act.

      We believe that our network marketing system is not classified as a pyramid scheme under the standards set forth in applicable law. In particular, in most jurisdictions, we maintain an inventory buy-back program to address the problem of "inventory loading." Pursuant to this program, we repurchase products sold to a distributor (subject to a 10% restocking charge) provided that the distributor returns the product in marketable condition within one year of original purchase, or longer where required by applicable state law or regulations.

      Our literature provided to distributors describes our buy-back program. However, as is the case with other network marketing companies, the commissions paid by us to our distributors are based on product purchases, including purchases of products that are personally consumed by the down-line distributors. Basing commissions on sales of personally consumed products may be considered an inventory loading purchase. Furthermore, distributors' commissions are based on the wholesale prices received by us on product purchases or, in some cases, based upon the particular product purchased, on prices less than the wholesale prices.

      To further address the problem of "inventory loading," our IBAs must sell at least 70% of their inventory before they can reorder.

      In the event of challenges to the legality of our network marketing organization by distributors, we would be required to:

      o     demonstrate that our network marketing policies are enforced, and

      o demonstrate that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

Competition

      We are subject to significant competition in recruiting IBAs from other network marketing organizations, including those that market products in the dietary supplement and personal care categories, as well as other types of products. There are more than 300 companies worldwide that utilize network marketing techniques, many of which are substantially larger, offer a greater variety of products, and have available considerably greater financial resources than us. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining IBAs through an attractive commission plan and other incentives. We believe that our commission plan and incentive programs provide our IBAs with significant income potential. However, there can be no assurance that our programs for recruitment and retention of IBAs will continue to be successful.

      In addition, the business of marketing products in the dietary supplement and personal care categories is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete in the sale of such products. We also compete with other providers of such products, especially retail outlets, based upon convenience of purchase and immediate availability of the purchased product. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends, in part, upon the successful introduction and addition of new products to our line.

      Depending on the product category, our competition varies. Calorad competes directly with Colvera, a product with different ingredients but a similar concept. Additionally, Calorad competes indirectly with food plans such as Weight Watchers and meal replacement products such as Slim Fast. Our Noni Plus product competes with Tahitian International and others. Our other products have similar well funded and sophisticated competitors. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

      Our network marketing competitors include small, privately held companies, as well as larger, publicly held companies with greater financial resources and greater product and market diversification and distribution. Our competitors include Reliv International, Mannatech Incorporated, Usana Health Services, Alticor Inc. (Amway Corp.), Avon Products Inc., Herbalife Ltd., Mary Kay Inc., Metaluca, Inc., Nature's Sunshine Products Inc., Nu Skin Enterprises Inc. as well as mass retail establishments.

Employees

      As at June 1, 2006 we had 37 employees and managers. Of this total, 3 are executive officers, 4 are in accounting, 11 are in operations, 4 are in sales and marketing, 4 are in sales communication, 4 are in information systems, 1 is in product development, 4 are in our warehouse and 2 are in administration. We consider our employee relations to be good. None of our employees or managers are members of a trade union and we have not experienced any business interruption as a result of any labor disputes.

Research And Development Expenditures

      We have not incurred any research or development expenditures during our last two fiscal years.

Intellectual Property

      We use several trademarks and trade names in connection with our products and operations, as further described below. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide with the same level of protection as afforded by a United States federal registration of a trademark. Also, common law trademark rights are limited to the geographic area in which the trademark is actually used. In addition, our product formulations are not protected by patents and are not patentable. Therefore, there can be no assurance that another company will not replicate one or more of our products.

      We have a License Agreement with Nutri-Diem that gives EYI the exclusive right to use the trademarks solely in connection with the sale, marketing and distribution of the products. Our agreement states that we have non-exclusive rights to use the trademarks on the Internet. The agreement is based on a five year term, with automatic renewal for another five year period. We also have license agreement which gives EYI the exclusive right to the trademarks for the purpose of sales and marketing activities. The agreement is based on a 50 year term with a yearly renewal each year thereafter.

      On June 30, 2002, the following Nutri-Diem trademarks were licensed to EYI Nevada pursuant to the Marketing and Distribution Agreement in place between Nutri-Diem and EYI Nevada. The owner of the trademarks set out in the table below is Michel Grise Consultants Inc., an associated company of Nutri-Diem and is controlled by Michel Grise, one of the directors of EYI Nevada:

Product                                                         Status
-------                                                         ------

Agrisept-L(R)                                                   Registered Trademark

Beaugest(R)                                                     Registered Trademark

Bellaffina(R)                                                   Registered Trademark

Calorad(R)                                                      Registered Trademark

Citrex(R)                                                       Registered Trademark

Citrio(R)                                                       Registered Trademark

Definition(R)                                                   Registered Trademark

Emulgent(R)                                                     Registered Trademark

Fem Fem(R)                                                      Registered Trademark

Golden Treat(R)                                                 Registered Trademark

Hom Hom(R)                                                      Registered Trademark

Invisible(R)                                                    Registered Trademark

Livocare(R)                                                     Registered Trademark

Melan Plus(R)                                                   Registered Trademark

Neocell(R)                                                      Registered Trademark

NRG(R)                                                          Registered Trademark

Parablast(R)                                                    Registered Trademark

Parattack(R)                                                    Registered Trademark

Prosoteine(R)                                                   Registered Trademark

Sea Krit(R)                                                     Registered Trademark

      On June 30, 2002, EYI Nevada acquired a license from Essentially Yours Industries Corp., an affiliated company, to use the below trademarks and formulas for a term of 50 years, renewable at the option of EYI Nevada on a yearly basis thereafter at the same yearly rate of $1.00 per year, from year to year:

Copyright/Trademark                                             Status of Application
-------------------                                             ---------------------

Citri-plus(R)                                                   Registered Trademark

EYI w/design(R)                                                 Registered Trademark

Essential Marine(R)                                             Registered Trademark

Essentially Yours(R)                                            Registered Trademark

Essentially Yours Industries Corp. (with design) (R)            Registered Trademark

Copyright/Trademark                                             Status of Application
-------------------                                             ---------------------

Iso greens(R)                                                   Registered Trademark

         The following additional products are licensed to EYI Nevada:

Just Go Pro!(R)                                                 Registered Trademark

Oxy Up(TM)                                                      Registered Trademark

The Ultimate Performance Enhancer!(R)                           Registered Trademark

Code Blue DRINK ONLY THE WATER(R)                               Pending Trademark

How do you take your water...with or without Arsenic?!(R)       Pending Trademark

                                   MANAGEMENT

Directors And Executive Officers

      Our directors, executive officers and key employees as of June 1, 2006 are as follows:

Name              Age   Position with the Company                    Date First Elected or Appointed
----              ---   -------------------------                    -------------------------------

Jay Sargeant      58    President, Chief Executive Officer and       Director, Chief Executive Officer and
                        Director                                     President since December 31, 2003

Dori O'Neill      46    Executive Vice-President, Treasurer, Chief   Executive Vice-President, Treasurer, Chief
                        Operations Officer, Secretary and Director   Operations Officer, Secretary and Director
                                                                     since December 31, 2003

Rajesh Raniga     40    Chief Financial Officer                      Chief Financial Officer since January 1, 2004

      Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

      Jay Sargeant. Mr. Sargeant has been our President, Chief Executive Officer and a member of our Board of Directors since December 31, 2003. Mr. Sargeant graduated from Boston State College in 1979 with a Bachelors Degree in English Literature and Psychology. From 1995 until June 30, 2002, the date of our merger with Essentially Yours Industries, Inc., Mr. Sargeant was a director of Essentially Yours Industries, Corp. a Canadian Federal corporation. Mr. Sargeant has resigned as a member of the Board of Directors of Essentially Yours Industries, Corp. to concentrate on our sales and marketing efforts. Mr. Sargeant was a founder of Essentially Yours Industries, Corp.

      Dori O'Neill. Mr. O'Neill has been our Executive Vice President, Chief Operations Officer and a member of our Board of Directors since December 31, 2003. From 1997 to June 2002, Mr. O'Neill served as a Vice President and a member of the Board of Directors of Essentially Yours Industries Corp., a Canadian Federal corporation, from December 2001 to June 2002. From 1994 through 1998 Mr. O'Neill was a self-employed consultant.

      Rajesh  Raniga.  Mr.  Raniga has been our Chief  Financial  Officer  since
January 1, 2004. Mr. Raniga is a Certified General Accountant. From 1989 to present Mr. Raniga has practiced with Delves Freer Anderson Raniga Caine as a general partner. In his private practice, prior to joining us, he specialized in auditing publicly-listed companies as well as acquisitions and mergers. He has also sat on the Board of Directors and served as the Chief Financial Officer of Uniserve Communications Services Inc., an internet service provider listed on the TSX Venture Exchange in Canada.

Family Relationships

      There is no family relationship between any of our officers or directors.

Directors

      Our Board of Directors consists of 3 (three) seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, as amended, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Terms Of Office

      Our directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of our common stock or until removed from office in accordance with our by-laws. Our officers are appointed by our Board of Directors and hold office until removed by our Board of Directors.

Committees Of The Board Of Directors

      Audit Committee

      The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board of directors when performing the functions of an audit committee. The board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

      We presently do not have a compensation committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors will consider establishing various committees during the current fiscal year.

      Audit Committee Financial Expert

      Our Board of Directors has determined that we do not presently have a director who meets the definition of an "audit committee financial expert." We believe that the cost related to appointing a financial expert to our Board of Directors at this time is prohibitive.

      Nomination Committee

      Our board of directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. The size of EYI and the size of the board of directors, at this time, do not require a separate nominating committee. Our independent directors annually review all director performance over the past year and make recommendations to the board of directors for future nominations. When evaluating director nominees, our independent directors consider the following factors:

      (i) The appropriate size of EYI's board of directors;

      (ii) The needs of EYI with respect to the particular talents and experience of its directors;

      (iii) The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

      (iv) Experience with accounting rules and practices; and

      (v) The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

      Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in the best interests of EYI and its stockholders. In addition, the Board of Directors identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the board of directors are polled for suggestions as to individuals meeting the criteria described above. The board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The board of directors does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code Of Ethics

      We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and certain other finance executives, which is a "code of ethics" as defined by applicable rules of the SEC. Our Code of Ethics is attached to our Annual Report on Form 10-KSB filed with the SEC on April 14, 2004. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Compliance With Section 16(a) Of The Securities Exchange Act

      Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that up to June 1, 2006 all such filing requirements applicable to our officers and directors were complied with exception that reports were filed late by the following persons:

                                                                                            Transactions    Known Failures
                                                                         Number of Late      Not Timely        to File a
Name and Principal Position                                                  Reports          Reported       Required Form
---------------------------                                              --------------     ------------    --------------
Jay Sargeant,
President, Chief Executive Officer, and Director                                      2                2                --

Dori O'Neill
President, Chief Operations Officer, Secretary, Treasurer and Director                1                1                --

Bruce A. Nants
Former Director                                                                     N/A              N/A               N/A

ITEM 10.  EXECUTIVE COMPENSATION

      The following table shows all the cash compensation paid by EYI Industries, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2005, 2004 and 2003 to EYI Industries' named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                           Long Term Compensation
                               ----------------------------------------    -------------------------------------------------
                                                                                                      LTIP
                                                           Other Annual     Restricted    Options/*   payouts     All Other
Name             Title         Year    Salary   Bonus      Compensation    Stock Awarded  SARs (#)      ($)     Compensation
----------------------------------------------------------------------------------------------------------------------------
Jay Sargeant(1)  President,    2005         --       --       $240,000 (2)            --   1,500,000       --             --
                 CEO and       2004         --       --       $240,000 (2)            --   4,200,000       --             --
                 Director      2003         --       --       $240,000 (2)            --          --       --             --

Dori O'Neill(3)  Chief         2005         --       --       $240,000 (2)            --   1,500,000       --             --
                 Operations    2004         --       --       $240,000 (4)            --   7,400,000       --             --
                 Officer,      2003         --       --       $180,000 (4)            --          --       --             --
                 Secretary,
                 Treasurer
                 And Director

Maurizio         Former        2005        N/A      N/A                N/A           N/A         N/A      N/A            NA/
Forigo(5)        President     2004
                 and                       N/A      N/A                N/A           N/A         N/A      N/A            N/A
                 CEO           2003         --       --                 --            --          --       --             --

---------------

(1) Mr. Sargeant was appointed as our President and Chief Executive Officer on December 31, 2003.

(2) We paid management consulting fees to Flaming Gorge, Inc., a private company controlled by Mr. Sargeant, our President, CEO and director, for his management of the operation of the company and our subsidiaries, reporting to the Board of Directors, and appointing managers to oversee certain departments. Mr. Sargeant is compensated at the rate of $20,000 per month, on a month to month basis commencing November 5, 2002. The agreement was for an initial five-year term, which is automatically renewable on a year-to-year basis. Effective January 1, 2004, we extended the consulting agreement of Mr. Sargeant for an additional five years.

(3)   Mr.  O'Neill  was  appointed  as  our  Executive   Vice-President,   Chief
      Operations Officer, Secretary, Treasurer, on December 31, 2003.

(4) We paid management consulting fees to O'Neill Enterprises Inc., a private company controlled by Mr. O'Neill, our Executive Vice-President, COO, Secretary, Treasurer and director, for the management of day to day activities and operations of the company and our subsidiaries. Mr. O'Neill is compensated at the rate of $15,000 per month, on a month to month basis commencing November 5, 2002. The agreement was for an initial five-year term, which is automatically renewable on a year-to-year basis. Effective January 1, 2004, we increased the consulting fees payable to O'Neill to $20,000 per month, and extended the term by five years.
(5)   Mr. Forigo resigned as our President and CEO on December 31, 2003.

      The following table contains information regarding options granted during the year ended December 31, 2005 to EYI Industries' named executive officer.

                             OPTION/SAR GRANTS TABLE

                                                              % Total
                                                           Options/SARs
                                                            Granted to
                                             No. of        Employees in
                                           Securities       year ended
                                           Underlying       December 31      Exercise or
                                          Options/SARs         2005           Base Price
Name                                      Granted (#)           (%)         ($ per Share)    Expiration Date
----                                      ------------     ------------     -------------    ---------------
Jay Sargeant                                 1,500,000               20%            $0.06        02/09/07
President, Chief Executive Officer
and Director

Dori O'Neill                                 1,500,000               20%            $0.06        02/09/07
Secretary, Treasurer and Director

      The following table contains information regarding options exercised in the year ended December 31, 2005, and the number of shares of common stock underlying options held as of December 31, 2005, by EYI Industries' named executive officer.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTIONS/SAR VALUES

                                                                Number of Securities Underlying      Value of Unexercised
                                                                    Unexercised Options/SARs      In-the-Money Options/SARs
                                     Shares                                at FY-End                      at FY-End
                                  Acquired on        Value       -----------------------------    ---------------------------
                                    Exercise       Realized                   (#)                            ($)
                                  -----------      --------      -----------------------------    ---------------------------
Name                                  (#)             ($)        Exercisable     Unexercisable    Exercisable   Unexercisable
----                              -----------      --------      -----------     -------------    -----------   -------------
Jay Sargeant                               --      $     --        2,299,750                --             --              --
President,
Chief Executive Officer and
Director

Dori O'Neill                               --      $     --        2,500,000                --             --              --
Secretary, Treasurer and
  Director

Security Ownership Of Management

      We are not aware of any arrangement that might result in a change in control in the future.

Securities Authorized For Issuance Under Equity Compensation Plans

      The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all previous equity compensation plans not previously approved by stockholders, as of the most recently completed fiscal year. On February 17, 2004, our board of directors approved the Stock Compensation Program (the "Plan"). The Plan became effective on March 30, 2004. Under the Plan, options to purchase up to 25,000,000 shares of our common stock may be granted to our employees, officers, directors, and eligible consultants of our company. The Plan provides that the option price be the fair market value of the stock at the date of grant as determined by the Board of Directors. Options granted become exercisable and expire as determined by the Board of Directors.

             EQUITY COMPENSATION PLAN INFORMATION AS AT June 1, 2006
             -------------------------------------------------------

                                                                                                   Number of securities
                                                                            Weighted-average      remaining available for
                                                Number of securities to    exercise price of       issuance under equity
                                                be issued upon exercise       outstanding           compensation plans
                                                of outstanding options,    options, warrants       (excluding securities
                                                  warrants and rights          and rights        reflected in column (a))
Plan Category                                             (a)                     (b)                       (c)
-------------                                   -----------------------    ------------------    ------------------------
Equity Compensation Plans approved by
security holders                                                    Nil                   N/A                         N/A

Equity Compensation Plans not approved by
security holders                                             16,252,390       $0.14 per share                     211,000
                                                -----------------------    ------------------    ------------------------
Total                                                        16,252,390       $0.14 per share                     211,000
                                                =======================    ==================    ========================

Stock Compensation Program

      On February 17, 2004, we established our Stock Compensation Program. The purpose of the Plan is to advance the interests of our company and our stockholders by strengthening our ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to our long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all our stockholders. The Plan is administered by our Board of Directors or by a committee of two or more non-employee directors appointed by the Board of Directors (the "Administrator"). Subject to the provisions of the Plan, the Administrator has full and final authority to grant the awards of stock options and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. Options granted under the Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code of 1986, as amended, (the "Code"), nonqualified stock options or restricted shares.

      All of our employees and members of our Board of Directors are eligible to be granted options. Individuals who have rendered or are expected to render advisory or consulting services to us are also eligible to receive options. The maximum number of shares of our common stock with respect to which options or rights may be granted under the Plan to any participant is 25,000,000 shares, subject to certain adjustments to prevent dilution.

      The exact terms of the option granted are contained in an option agreement between us and the person to whom such option is granted. Eligible employees are not required to pay anything to receive options. The exercise price for incentive stock options must be no less than 70% of the fair market value of the common stock on the date of grant. The exercise price for nonqualified stock options is determined by the Administrator in its sole and complete discretion. An option holder may exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events.

      The Administrator may amend the Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) any outstanding incentive stock option that is modified, extended, renewed, or otherwise altered must be treated in accordance with Section 424(h) of the Code.

      The Plan terminates on March 30, 2014 unless sooner terminated by action of the Board of Directors. All awards granted under the Plan expire ten years from the date of grant, or such shorter period as is determined by the Administrator. No option is exercisable by any person after such expiration. If an award expires, terminates or is canceled, the shares of our common stock not purchased thereunder may again be available for issuance under the Plan.

      We filed a registration statement under the Securities Act of 1933, as amended, to register the 25,000,000 shares of our common stock reserved for issuance under the Plan on March 30, 2004.

Repricing of Options in 2004

      During the year ended December 31, 2004, our board of directors approved the re-pricing of: (i) options to purchase 3,200,000 shares of our common stock granted in favor of Mr. Sargeant, our President and Chief Executive Officer on April 30, 2004 at a price of $0.19; and (ii) options to purchase 3,200,000 shares of our common stock granted in favor of Mr. O'Neill, our Chief Operating Officer on April 30, 2004 at a price of $0.19. The option price was reduced to $0.08 per share in order that the exercise price was more reflective of the then current trading price of our common stock and in order to provide a continuing performance incentive. The 6,400,000 options were cancelled on December 27, 2004 and 3,200,000 options were issued on December 27, 2004 to each of Mr. O'Neill and Mr. Sargeant to replace their cancelled options. The new options have a $0.08 exercise price and expire December 27, 2006. On February 9, 2005 the Company cancelled 3,200,000 options for both Mr. O'Neill and Mr. Sargeant. On the same date the Company issued 1,500,000 options at $0.06 to both Mr. O'Neill and Mr. Sargeant.

Compensation Arrangements

      Compensation Of Directors

      All of our directors receive reimbursement for out-of-pocket expenses for attending Board of Directors meetings. From time to time we may engage certain members of the Board of Directors to perform services on behalf of the Company and may compensate such persons for the performance of those services.

      In November 2002, we entered into a consulting agreement with Flaming Gorge, Inc., a company controlled by Jay Sargeant, our President, Chief Executive Officer and a member of our Board of Directors. Pursuant to this agreement, we agreed to pay Flaming Gorge, Inc. $20,000 per month in consideration of management consulting services provided by Mr. Sargeant to us. The agreement automatically renews on a year-to-year basis at the end of the initial five (5) year term. Effective January 1, 2004, we extended the term of the agreement for five years.

      In November 2002, we entered into a consulting agreement with O'Neill Enterprises, Inc., a company controlled by Dori O'Neill, our Executive Vice President, Chief Operations Officer, Secretary, Treasurer and a member of our Board of Directors. Pursuant to the agreement, we agreed to pay $15,000 per month in consideration of management consulting services provided by Mr. O'Neill to us. This agreement automatically renews on a year-to-year basis at the end of the initial five (5) year term. Effective January 1, 2004, we increased the consulting fees payable to O'Neill Enterprises, Inc., to $20,000 per month for management consulting services provided by Mr. O'Neill and extended the term for five years.

      Long-Term Incentive Plans

      We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

                             DESCRIPTION OF PROPERTY

      Our principal office is located at 7865 Edmonds Street, Burnaby, B.C., Canada, V3N 1B9. The rent from January 1, 2005 to December 31, 2005 was at a rate of CDN$12,000.00 plus GST per month. January 1, 2005 to April 30, 2005 was a rent free period. The lease is for a period of seven years commencing January 1, 2005 and our monthly rent increases by CDN$500 per month in January of each year.

      We also have an office located at Units 1-2, 15th Floor, No. 1 Minden Avenue, Tsim Sha Tsui Kowloon. On September 28, 2005 EYI HK entered into a Lease with Dombas Estates Limited for the lease of the office space. The lease is for a two year term at a monthly rent of approximately $3,500 USD (HK$22,920).

Location       Term of Lease            Square Feet  Monthly Lease Commitment
--------       -------------            -----------  ------------------------
Burnaby, B.C.  Seven years, commencing  12,200       CDN$12,000 + GST per month
               January 1, 2005                       from January 1, 2005 to
                                                     December 1, 2005 (January
                                                     1, 2005-April 30, 2005 was
                                                     a rent free period).

Hong Kong      Two years, commencing    1,200        US $3,500(HK $22,920)per
               September 28, 2005                    month

                                LEGAL PROCEEDINGS

      Other than as described below, we are not a party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.

      1. Oppression Action by Lavorato/Heyman

      In 2002, an oppression action was commenced in the Supreme Court of British Columbia by the plaintiffs Brian Lavorato, Geraldine Heyman and their respective holding companies, alleging that Essentially Yours Industries Corp., our affiliate, had improperly vended assets into Essentially Yours Industries, Inc., our wholly owned subsidiary, as part of a corporate restructuring alleged to be oppressive to the plaintiffs. As of April 4, 2003, the lawsuit has been settled and was subsequently dismissed by the plaintiffs by consent, with the exception of claims asserted by the plaintiffs against Thomas K. Viccars, a former in-house counsel of Essentially Yours Industries, Corp., who may potentially assert a third party claim against Essentially Yours Industries, Inc. On May 1, 2006 we entered into a settlement agreement with Thomas Viccars, pursuant to which we will pay $60,000 to Mr. Viccars in full and final settlement of all claims against EYI.

      2. Action By Suhl, Harris and Babich

      In 2003 a consolidated action was brought by the plaintiffs Wolf Suhl, Christine Harris and Edward Babich in the Supreme Court of British Columbia pursuant to an order pronounced in the New Westminster Registry under Action No. S061589 on May 7, 2003, which allowed the plaintiffs to proceed with an action against Essentially Yours Industries, Inc. The plaintiffs allege that Essentially Yours Industries, Inc. holds certain of its products or revenues derived therefrom as trust property for the benefit of the plaintiffs.

      The claim is for an aggregate of 4.9% of the wholesale volume of sales generated by Essentially Yours Industries, Inc. from the alleged trust property, and for damages and costs. A consolidated statement of defense has been filed by Essentially Yours Industries, Inc., and interrogatories have been responded to. Management believes this claim to be without merit and intends to vigorously defend against this claim. In February 2006, the Supreme Court of British Columbia made an order that EYI and Mr. Jay Sargeant be added to the lawsuit, and the Writ of Summons and Statement of Claim be amended to add the following claims: (a) against EYI, damages for unjust enrichment and breach of trust for any amount found to be owing by Essentially Yours Industries, Inc. plus interest and costs; and (b) against Jay Sargeant, damages for unjust enrichment and breach of trust for any amount found to be owing by Essentially Yours Industries, Inc. or Barry La Rose, plus interest and costs. The Plaintiffs' total claim is approximately $478,000. On April 13, 2006, the plaintiffs amended their pleadings to assert claims against EYI and Jay Sargeant. EYI has entered an Appearance to the action and plans to file a Defence. Jay Sargeant has not been served with process. This matter is set for trial commencing September 11, 2006. The parties are presently negotiating to settle these claims.

      3. Lease Agreement with Business Centers, LLC

      In February 1999 our subsidiary, Halo Distribution, LLC entered into a Lease Agreement with Business Centers, LLC (the "Landlord"). This Lease Agreement was extended for a period of three years on January 5, 2004. We received a letter dated August 2, 2005 notifying us of a default by Halo under the lease agreement and notice that the landlord intends to commence legal proceedings against Halo and EYI for the sum of $150,000 for defaulted lease payments. We received a statement of claim from the landlord in November, 2005 naming Halo and us as defendants and requesting payment of the defaulted lease payments. On December 21, 2005 we entered into a written Settlement Agreement and Release with Halo Distribution, LLC and Business Centers, LLC agreeing to the terms and conditions of the settlement set forth in the agreement. Pursuant to the terms of the settlement agreement we agreed to transfer property with a value of $46,875 to the Landlord in exchange for a release of all claims against EYI or its subsidiaries.

                             PRINCIPAL SHAREHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth information about the beneficial ownership of our common stock as of June 1, 2006, by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

                             Name and Address                     Amount and Nature                 Percentage
  Title of Class            of Beneficial Owner                of Beneficial Ownership          of Common Stock(1)
  --------------            -------------------                -----------------------          ------------------

Directors and Executive Officers
--------------------------------
Common Stock             Jay Sargeant                                 44,958,896 shares                17.30%
                         3324 Military Avenue                    Direct and Indirect(2)
                         Los Angeles, California

Common Stock             Dori O'Neill                                 12,363,361 shares                 4.75%
                         6520 Walker Avenue                      Direct and Indirect (3)
                         Burnaby, British Columbia
                         Canada

Common Stock             Rajesh Raniga                                   350,000 shares                    *
                         13357-56 Avenue                         Direct and Indirect(4)
                         Surrey, British Columbia
                         Canada

Common Stock             All Directors and Executive Officers         57,672,257 shares                22.15%
                         as a Group (Three Persons)                 Direct and Indirect

Holders of More than 5% of Our Common Stock
-------------------------------------------

Common Stock             Barry Larose                                 22,067,084 shares                 8.47%
                         20080 84th Avenue                                 Indirect (5)
                         Langley, British Columbia
                         Canada

Common Stock             Jay Sargeant                                 44,958,896 shares                17.30%
                         3324 Military Avenue                    Direct and Indirect(2)
                         Los Angeles, California

Common Stock             Dori O'Neill                                 12,363,361 shares                 4.75%
                         6520 Walker Avenue                     Direct and Indirect (3)
                         Burnaby, British Columbia
                         Canada

-------------

*     Represents less than 1%.

(1) Applicable percentage of ownership is based on 260,273,921 shares of common stock outstanding as of June 1, 2006 together with securities exercisable or convertible into shares of common stock within 60 days of June 1, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 1, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The shares are held as follows: (i) 146,419 shares held by Mr. Jay Sargeant (ii) 50,000 shares are held by Northern Colorado, Inc., a company controlled by Mr. Sargeant; (iii) 42,462,727 shares are held by Viper Network Inc., a company controlled by Mr. Sargeant; (iv) 2,299,750 shares which may be acquired by Mr. Sargeant on exercise of incentive stock options within 60 days of June 1, 2006.

(3) The shares are held as follows: 2,454,500 shares of our common stock are held by Dori O'Neill directly, 7,308,861 shares are held by O'Neill Enterprises Inc., a company controlled by Mr. O'Neill and 2,500,000 shares may be acquired by Mr. O'Neill on exercise of incentive stock options within 60 days of June 1, 2006.

(4) Consists of 250,000 shares held directly by Mr. Raniga and 100,000 shares which may be acquired by Mr. Raniga on exercise of incentive stock options within 60 days of June 1, 2006.

(5) Barry Larose indirectly holds 23,249,249 shares which are currently held in trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

      o     Any of our directors or officers;

      o     Any person proposed as a nominee for election as a director;

      o Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

      o     Any of our promoters; and

      o Any relative or spouse of any of the foregoing persons who has the same house as such person.

      In November 2002, we entered into a consulting agreement with O'Neill Enterprises, Inc., a company controlled by Dori O'Neill, our Executive Vice President, Chief Operations Officer, Secretary, Treasurer and a member of our Board of Directors. Pursuant to the agreement, we agreed to pay $15,000 per month in consideration of management consulting services provided by Mr. O'Neill to us. This agreement automatically renewed on a year-to-year basis at the end of the initial five (5) year term. Effective January 1, 2004, we increased the consulting fee payable to Mr. O'Neill to $20,000 per month with a five year extension.

      In November 2002, we entered into a consulting agreement with Flaming Gorge, Inc., a company controlled by Jay Sargeant, our President, Chief Executive Officer and a member of our Board of Directors. Pursuant to the agreement, we agreed to pay $20,000 per month in consideration of management consulting services provided by Mr. Sargeant to us. This agreement automatically renewed on a year-to-year basis at the end of the initial five (5) year term. Effective January 1, 2004, we extended the consulting agreement of Mr. Sargeant for an additional five year extension.

      On May 27, 2002, pursuant to a Declaration of Trust and the revised First Amendment to Trust Agreement dated December 23, 2003, 91,874,538 shares of our common stock were held by Jay Sargeant as trustee on behalf of certain beneficiaries. Of the 91,874,538 shares held pursuant to the trust, 26,397,436 of the shares were owned by Mr. Sargeant beneficially. The trust was unwound in March, 2006.

      In January 2004, the Company entered into a consulting agreement with Rajesh Raniga Inc ("RR INC") whereas Rajesh Raniga, the principal of RR INC., is to act as our Chief Financial Officer on a month to month basis for consideration of $150 CAD per hour with a minimum charge of $2,000 CAD per month and 250,000 shares of our common stock. In January, 2004, we issued 250,000 shares of restricted common stock to Rajesh Raniga Inc. as compensation for the high degree of responsibility associated with the position, and the assistance provided with the share exchange transaction with Safe ID. Mr. Raniga became our chief financial officer on January 1, 2004. Rajesh Raniga, nor RR INC., is an employee of the Company, but rather RR INC. is an independent contractor.

      During the year ended December 31, 2004, we purchased approximately 90% of our products for resale from Nutri-Diem Inc., a company owned in part by a director of our company.

      On April 30, 2004, we entered into an amendment to our License and Distribution Agreement with Nutri-Diem, lowering the amount of expenditures we are required to make under the agreement. Pursuant to the term of the original License and Distribution Agreement, we were required to expend the following amounts on purchasing the products of Nutri-Diem over the term of the Agreement:
(i) from June 1, 2003 to May 31, 2004, the minimum amount of CDN$7,000,000, (ii) from June 1, 2004 to May 31, 2005 the minimum amount of CDN$20,000,000 and (iii) for each year thereafter, CDN$50,000,000. Pursuant to the terms of the amendment to the License and Distribution Agreement we are presently required to expend the following amounts on purchasing the products of Nutri-Diem over the term of the License and Distribution Agreement: (i) from June 1, 2003 to May 31, 2004, $1,530,000, from June 1, 2004 to May 31, 2005, $3,825,000, and (iii) for each year thereafter, $5,355,000. We reduced the minimum purchase amounts as management did not believe that those amounts were achievable in the respective time period. For the twelve months ended December 31, 2004 and December 31, 2003 we purchased product from Nutri-Diem totaling $1,640,857 CAD and $2,318,073 CAD respectively. Nutri-diem earns a gross profit of 34% to 39% on all product sales to EYI.

      Effective January 1, 2004, we: (i) increased the consulting fees payable to O'Neill Enterprises Inc., a private company controlled by Mr. O'Neill, our Executive Vice-President, COO, Secretary, Treasurer and director to $20,000 per month, and extended the term by five years; (ii) extended the consulting agreement with Flaming Gorge, Inc., a private company controlled by Mr.
Sargeant, our President, Chief Executive Officer and a member of our Board of Directors for an additional term of five years; and (iii) entered into a consulting agreement with Rajesh Raniga to act as our Chief Financial Officer on a month to month basis for consideration of CDN$150 per hour with a minimum charge of CDN$2,000 per month and 250,000 shares of our common stock to be issued pursuant to Regulation S of the Securities Act.

      We have contracts with Nutri-Diem, Inc. that grant to us the exclusive license and right to market, sell and distribute in Canada and the United States and a non-exclusive right to market on the Internet certain products owned by Michel Grise Consultant, Inc., a Quebec corporation, which is controlled by Michel Grise. Mr. Grise is a director of our subsidiary EYI Nevada. To maintain the license and distribution rights granted by those contracts, we are obligated to purchase from Nutri-Diem, Inc. during that period commencing on June 1, 2003, and continuing through and including May 31, 2004, products totaling $1,530,000. Those contracts also specify that for the period from June 1, 2004 to May 31, 2005, we are required to purchase from Nutri-Diem, Inc. products totaling $3,825,000. Additionally, those contracts specify that for each year commencing on June 1, and ending on May 31 thereafter during the term of that agreement we are required to purchase products totaling $5,355,000. The provisions of those contracts specify that Nutri-Diem, Inc. will offer us the right to sell, market and distribute in those territories any new product developed by Nutri-Diem, Inc.

      On February 10, 2005, we entered into a loan agreement with Janet Carpenter, pursuant to which we loaned Ms. Carpenter $180,000 for the purpose of exercising 3,000,000 incentive stock options issued to Ms. Carpenter under our stock compensation program. The loan is payable on demand and accrues interest at a rate of 4% per annum. The loan was secured by a promissory note dated effective February 10, 2005. On August 10, 2005 the promissory note was re-assigned to Winslow Drive in exchange for 3,000,000 shares.

                          MARKET PRICE OF AND DIVIDENDS
         ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

      Our common stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "EYI" since January 30, 2004 following completion of the Exchange Agreement among our company, certain of our shareholders and Safe ID Corporation, see "Item 1. Description of Business" above. The shares of Safe ID Corporation traded on the OTC BB under the symbol "MYID" from January 17, 2001 to January 30, 2004. The following table contains the reported high and low bid prices for the common stock as reported on the OTC BB for the periods indicated.

      The following table sets forth the high and low bid prices for the common stock as reported on the Over-the-Counter Bulletin Board for each quarter since January 2003 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

      The following table sets forth, for the period indicated, the bid price range of our common stock.

YEAR 2003                                             High Bid           Low Bid
---------                                             --------           -------
Quarter Ended March 31, 2003                            $0.265            $0.051
Quarter Ended June 30, 2003                             $0.110            $0.032
Quarter Ended September 30, 2003                        $0.340            $0.050
Quarter Ended December 31, 2003                         $0.335            $0.190

YEAR 2004                                             High Bid           Low Bid
---------                                             --------           -------
Quarter Ended March 31, 2004                            $0.300            $0.190
Quarter Ended June 30, 2004                             $0.320            $0.180
Quarter Ended September 30, 2004                        $0.300            $0.110
Quarter Ended December 31, 2004                         $0.140            $0.050

YEAR 2005                                             High Bid           Low Bid
---------                                             --------           -------
Quarter Ended March 31, 2005                            $0.190            $0.030
Quarter Ended June 30, 2005                             $0.060            $0.020
Quarter Ended September 30, 2005                        $0.190            $0.030
Quarter Ended December 31, 2005                         $0.120            $0.020

YEAR 2006                                             High Bid           Low Bid
---------                                             --------           -------
Quarter Ended March 31, 2006                            $0.052           $0.0170
Quarter Ended June 30, 2006 (Through June 1)            $0.040           $0.0230

      On June 1, 2006, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.03 per share. As of June 1, 2006, we had approximately 159 holders of common stock and 260,273,921 shares of our common stock were issued and outstanding. Many of our shares are held in brokers' accounts, so we are unable to give an accurate statement of the number of shareholders.

Dividends

      We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Recent Sales Of Unregistered Securities


      On April 24, 2006 we entered a Securities Purchase Agreement with Cornell Capital Partners, Taib Bank, B.S.C. and Certain Wealth, Ltd. pursuant to which we entered into the following agreements: an Investor Registration Rights Agreement, Irrevocable Transfer Agent Instructions and a Security Agreement. Pursuant to the terms of the Share Purchase Agreement, we may sell convertible debentures to these entities in the principal amount of $4,500,000 plus accrued interest which are convertible into shares of our common stock. Of this amount $1,500,000 has been paid, $1,500,000 must be paid two (2) business days prior to the date a registration statement is filed with the Securities and Exchange Commission and $1,500,000 shall be paid two (2) business days prior to the date that such registration statement is declared effective by the Securities and Exchange Commission. We received proceeds of $1,305,000 (net of fees associated with the issuance of the convertible debentures) on April 27, 2006 in connection with the issuance of $1,500,000 of convertible debentures in the following principal amounts: $750,000 to Cornell Capital Partners, $416,667 to Taib Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. pursuant to the terms of the Securities Purchase Agreement. On June 8, 2006, we received net proceeds of $1,350,000, associated with the issuance of the second tranche of convertible debentures in the principal amount of $1,500,000 in the following principal amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. On June 20, 2006, we receive net proceeds of $1,350,000, associated with the issuance of the third tranche of secured convertible debentures in the principal amount of $1,500,000, in the following amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. Each of the convertible debentures was issued pursuant to section 4(2) and Rule 506 of Regulation D of the Securities Act.


      Pursuant to the terms of the Securities Purchase Agreement and the issuance of our convertible debentures, on April 24, 2006 we issued to Cornell Capital Partners seventeen (17) warrants to purchase up to an aggregate 124,062,678 shares of our common stock at the discretion of Cornell Capital Partners each for good and valuable consideration. Pursuant to the terms of the warrants, Cornell Capital Partners is entitled to purchase from us: (1) 10,416,650 shares of our common stock at $0.02 per share, (2) 13,888,866 shares of our common stock at $0.03 per share, (3) 10,416,650 shares of our common stock at $0.04 per share, (4) 8,333,320 shares of our common stock at $0.05 per share, (5) 6,944,433 shares of our common stock at $0.06 per share, (6) 5,952,371 shares of our common stock at $0.07 per share, (7) 11,250,000 shares of our common stock at $0.08 per share, (8) 10,000,000 shares of our common stock at $0.09 per share, (9) 19,000,000 shares of our common stock at $0.10 per share, (10) 8,181,818 shares of our common stock at $0.11 per share, (11) 7,500,000 shares of our common stock at $0.12 per share, (12) 3,333,333 shares of our common stock at $0.15 per share, (13) 2,500,000 shares of our common stock at $0.20 per share, (14) 2,000,000 shares of our common stock at $0.25 per share, (15) 1,666,666 shares of our common stock at $0.30 per share, (16) 1,428,571 shares of our common stock at $0.35 per share and (17) 1,250,000 shares of our common stock at $0.40 per share upon surrender of the warrants (or as subsequently adjusted pursuant to the terms of each warrant) . Each warrant has "piggy back" registration rights and shall expire five (5) years from the date of issuance, on or about April 24, 2011.

      On October 10, 2005, we issued 500,000 shares of restricted common stock to our legal consultant pursuant to a contract for legal services. All securities were endorsed with a restrictive legend pursuant to Regulation S of the Securities Act of 1933 confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On October 10, 2005, we also issued 250,000 shares of restricted common stock to Agora pursuant to our investor relations agreement with Agora. All securities were endorsed with a restrictive legend pursuant to Regulation S of the Securities Act of 1933 confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On June 9, 2005, we issued 1,000,000 shares of common stock and 3,000,000 warrants for the purchase of shares of our common stock at an exercise price of $0.02 per share to one investor. The shares were purchased from us in a private placement transaction pursuant to Rule 506 of Regulation D of the Securities Act. All securities were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities act or an applicable exemption from the registration requirements of the Securities Act.

      On January 1, 2004 the Company entered into an agreement with a consultant to provide services in exchange for 250,000 common shares at $0.28. During the quarter ended March 31, 2004 we issued 100,000 shares of our common stock at a price of $0.28 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

      During the quarter ended June 30, 2004, we issued 50,000 shares of our common stock at a price of $0.22 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

      During the quarter ended June 30, 2004, we issued 5,476,190 units at a price of $0.21 per unit to Eyewonder in respect of certain amounts owed to Eyewonder under our Letter Agreement with Eyewonder. Each unit was comprised of one share of our common stock and one share purchase warrant entitling Eyewonder to purchase one share of our common stock at an exercise price of $0.30 per share for a period expiring May 4, 2009. Eyewonder is a subcontractor, which provides streaming video technology to EYI. The Company believes that the Eyewonder transaction was not a related party transaction, as the Company and Eyewonder had no prior relationship and no individuals and/or entities were related to the Company and Eyewonder. The issuance was completed pursuant to
Section 4(2) of the Securities Act on the basis that Eyewonder was a sophisticated investor.

      As of June 7, 2004, we completed the sale of 136,548 units at a price of $0.21 per unit for proceeds of $28,675 to seven investors. Each unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of our common stock at a price of $0.30 per share for the three year period following closing. A total of 136,548 shares and 136,548 share purchase warrants were issued. The purchasers consisted of seven "accredited investors", as defined by Rule 501 of Regulation D of the Securities Act. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On June 22, 2004, we issued 1,266,589 and 33,411 restricted shares of our common stock to Cornell Capital Partners and Newbridge Securities Corporation, respectively in payment of certain fees owed to Cornell Capital Partners and Newbridge under the terms of the Standby Equity Distribution Agreement and a Placement Agent Agreement. All issuances were completed pursuant to Rule 506 of Regulation D of the Securities Act on the basis that Newbridge and Cornell are "accredited investors", as defined by Rule 501 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities
Act or an applicable exemption from the registration requirements of the Securities Act.

      On June 22, 2004, we entered into a secured convertible debenture transaction with Cornell Capital Partners in the principal amount of $500,000. The sale of these Secured Convertible Debentures is complete. EYI Industries received $250,000 from the issuance of the first Secured Convertible Debenture on June 22, 2004, and we received $250,000 five business days following the filing of the accompanying registration statement. The Secured Convertible Debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The Secured Convertible Debenture is secured by all of EYI Industries' assets. The Secured Convertible Debentures accrue interest at a rate of 5% per year and have a term of 3 years. In the event the Secured Convertible Debentures are redeemed, then EYI Industries will issue to the holders a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of June 22, 2004. The holders purchased the Secured Convertible Debentures from EYI Industries in a private placement on June 22, 2004. On September 24, 2004, we issued the second secured convertible debenture in the principal amount of $250,000 to Cornell Capital Partners on the same terms and conditions as the secured convertible debenture described above. EYI Industries is registering in this offering 8,352,823 shares of common stock underlying the Secured Convertible Debentures. On April 4, 2005, Cornell Capital Partners assigned all of its rights and interests in the secured convertible debentures to Taib Bank E.C. All investment decisions of Taib Bank E.C. are made by Larry Chaleff, its Managing Director. In addition, on April 4, 2005, EYI Industries and Taib Bank E.C. entered into a Redemption Agreement, whereby EYI Industries agreed to first use any proceeds received by EYI Industries under the Equity Distribution Agreement with Cornell Capital Partners to redeem any remaining principal and accrued interest under the assigned Secured Convertible Debentures.

                                                                       Share of
                                                                     Common Stock
Year           Name of Holder                  Date                      Sold         Reason Shares Issued
----           --------------                  ----                  ------------     --------------------
2005           Janet Carpenter                 February 2005                800,000   Shares in lieu of guarantee and
                                                                                      pledge

               Private Placement at $0.02 per
               unit warrants at $0.02          June 2005                  1,000,000   Private Placement, raise capital

                                                                                      Shares issued in connection
                                                                                      with investor relations
               AGORA Investor Relations Corp.  July 2005                    250,000   agreement

               M. Ali Lakhani Personal Law                                            Shares issued as signing bonus
               Corporation                     September 2005               500,000   for agreement for legal services

2004           Private Placement at            January 2004                 857,143   Private Placement
               $0.14 per unit: warrants                                               raise capital
               at $0.20

               Rajesh Raniga Inc.              January 2004                 250,000   Consulting Fees
                                                                                      valued at $0.28 per share

               Private Placement at            March 2004                   609,312   Private Placement
               $0.21 per unit; warrants                                               raise capital
               at $0.30

               Equis Capital Corp.             March 2004                   100,000   Consulting Fees

               Eyewonder Inc.                  May 2004                   5,476,190   Service Fees

               Michael Hatrak                  May 2004                      50,000   Consulting Fees

               Private Placement at            June 2004                    566,833   Private Placement to
               $0.21 per unit; warrants                                               raise capital
               at $0.30

               Cornell Capital Partners, LP    June 2004                  1,266,589   Commitment fee
                                                                                      pursuant to Standby
                                                                                      Equity Distribution Agreement

               Newbridge Securities            June 2004                     33,411   Placement Agent fee
               Corporation                                                            in connection with
                                                                                      Standby Equity Distribution
                                                                                      Agreement

2003*          PNG Trading Co. Ltd.            February 2003                250,000   Issued in lieu of funds
                                                                                      received

               Hightech International          March 2003                 2,120,000   Settlement of Debt

               Private Placement at            September 2003             3,573,924   Private Placement to
               $0.14 per unit; warrants                                               raise capital
               at $0.20

               Michel Grise                    December 2003                357,143   Private Placement to
                                                                                      raise capital

      In February 2005, the Company issued 800,000 shares of our common stock at a deemed price of $0.05 per share to Janet Carpenter. These shares were given to Ms. Carpenter in consideration of her providing the guarantee and pledge required for our loan agreement with Cornell Capital.

      In June 2005, we completed the sale of 1,000,000 units at a price of $0.02 per unit for proceeds of $20,000 to one investor. Each unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of our common stock at a price of $0.02 per share for a one year period following closing. A total of 1,000,000 shares and 1,000,000 share purchase warrants were issued. The purchaser is an "accredited investor", as defined by Rule 501 of Regulation D of the Securities Act. The sale was completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding EYI so as to make an informed investment decision. More specifically, EYI had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in EYI's common stock.

-------------------

* Current management of EYI Industries has limited information with respect to the issuances of unregistered securities prior to the Share Exchange transaction consummated on December 31, 2003 between our company and certain shareholders of Essentially Yours Industries, Inc.

                            DESCRIPTION OF SECURITIES

Common Stock

      Our Articles of Incorporation authorize the issuance of 1,000,000,000 shares of common stock, $0.001 par value per share. As of June 1, 2006, 260,273,921 shares of common stock were issued and outstanding. The following description is a summary of the capital stock of EYI Industries and contains the material terms of the capital stock. Additional information can be found in EYI Industries' Articles of Incorporation and Bylaws.

      Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Preferred Stock

      Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. As of June 1, 2006, no shares of preferred stock were issued and outstanding.

      Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

      The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Convertible Debentures

      Summary Of Warrants Outstanding

                      Issued
 Period Issued       Warrants    Purchase Price    Aggregate Value   Details of Issuance
 -------------       ---------   --------------    ---------------   -------------------
4th Quarter 2003     3,668,413       $      -         $        -     Balance of Safe ID warrants

1st Quarter 2004       857,143       $   0.20         $  171,429     Private Placement $0.14 per unit; warrants
                                                                     exercise price is $0.30

                       609,312       $   0.30         $  182,794     Private Placement $0.21 per unit; warrants
                                                                     exercise price is $0.30

                       916,667       $   0.24                        Balance of reverse acq/share exchange not
                                                                     properly determined December 31, 2003(expired)

2nd Quarter 2004     5,476,190       $   0.21         $1,150,000     Pursuant to an Agreement with Eyewonder dated May
                                                                     4, 2004

                       566,833       $   0.30         $  170,050     Private Placement $0.21 per unit; warrants
                                                                     exercise price is $0.30

                        26,129       $   0.31         $    8,100     Pursuant to an agreement dated May 25, 2004 with
                                                                     Source Capital Group, Inc.

2nd Quarter 2005     1,000,000       $   0.02         $   20,000     Private Placement $0.02 per unit, warrant
                    ----------    ------------     --------------    exercise price is $0.02

Total               13,120,687                        $1,702,372
                    ==========                     ==============


      Summary Of The Grant Of Options

                       Number of      Exercise       Options
    Date of Grant       Options      Price (US)     Exercised      Vesting Period               Capacity of Grant
    -------------      ---------     ----------     ---------      --------------               -----------------
March 30, 2004         3,200,000        $0.165      3,200,000    March 30, 2004               Consultant

                       1,000,000        $0.165      1,000,000    March 30,2004                Employee

April 5, 2004          1,439,000         $0.20        300,000    50% August 5, 2004 and 50%   Canadian Consultants and
                                                                 August 5, 2005               Employees

April 5, 2004          2,990,000         $0.20         36,360    Fully vested upon issuance   Senior Management and
                                                                                              Executives

April 30, 2004         6,400,000         $0.19              0    Fully vested upon issuance   Consultants (Executive
                                                                                              Officers)

April 30, 2004         2,910,000         $0.19              0    50% October 1, 2004 and      US Consultants providing
                                                                 50% October 1, 2005          services in various to EYI

                       Number of      Exercise       Options
    Date of Grant       Options      Price (US)     Exercised      Vesting Period               Capacity of Grant
    -------------      ---------     ----------     ---------      --------------               -----------------
April 30, 2004         2,000,000         $0.19              0    Vesting on October 1, 2004   Consultant working with
                                                                                              EYI with respect to
                                                                                              products in Latin
                                                                                              Countries

June 1, 1004             100,000         $0.22              0    Vesting on August 1, 2004    Consultant working with
                                                                                              EYI in assisting in the
                                                                                              development and marketing
                                                                                              of new EYI products

July 2, 2004             100,000         $0.26              0    50% October 4, 2004 and      Consultants providing
                                                                 50% October 4, 2005          assistance to EYI Senior
                                                                                              Management

September 30, 2004     2,650,000         $0.11        400,250    Vesting on September 30,     Senior
                                                                 2004                         Management/Consultants

October 13, 2004         500,000         $0.08        250,000    Vesting October 13, 2004     Consultant

November 1,2004          250,000         $0.20              0    50% February 1 2005 and      Consultant
                                                                 50% February 1 2006

December 27, 2004      7,450,000         $0.08        100,000    100% December 31, 2004       Senior
                                                                                              Management/Consultants
                                                                                              and Employees

February 9, 2005       6,000,000         $0.06      3,000,000    100% February 9, 2005        Senior Management

March 10, 2005           250,000         $0.04        250,000    100% March 10, 2005          Consultant

May 30, 2005             500,000         $0.03              0    100% May 30, 2005            Senior Management

June 1, 2005             500,000         $0.10              0    50% October 1, 2005 and      Consultant
                                                                 50% August 1, 2006

November 29, 2005        140,000         $0.02              0    50% May 29, 2006 and 50%     Employees
                                                                 November 29, 2006

*** In addition under an Agreement dated May 4, 2004, EYI Industries has agreed to issue options to purchase 1,100,000 shares of common stock at a price of $0.22 per share to certain individuals designated by Eyewonder.

Transfer Agent

      The transfer agent for our common stock is Corporate Stock Transfer of Denver, Colorado and its telephone number is (303) 282-4800.

Disclosure Of SEC Position On Indemnification For Securities Act Liabilities

      Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the corporate laws of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of EYI Industries, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation Authorized And Unissued Stock

      The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS

      The financial statements of EYI Industries incorporated herein have been so incorporated in reliance upon the report of independent certified public accountants, Williams and Webster, P.S., given upon their authority as experts in auditing and accounting. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us Burton Bartlett & Glogovac of Reno, Nevada.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS FOR MARCH 31, 2006
---------------------------------------

Consolidated Balance Sheets as of March 31, 2006 (unaudited)
  and December 31, 2005 (unaudited)                                          F-1

Consolidated Statement of Operations for the three months ended
  March 31, 2006 (unaudited) and March 31, 2005 (unaudited)                  F-2

Consolidated Statement of Stockholders' Equity (Deficit) from
  June 21, 2002 through March 31, 2006 (unaudited)                     F-3 - F-4

Consolidated Statements of Cash Flows for the three months ended
  March 31, 2006 (unaudited) and March 31, 2005 (unaudited)                  F-5

Notes to Financial Statements                                         F-6 - F-12

FINANCIAL STATEMENTS FOR DECEMBER 31, 2005
------------------------------------------

Report of Independent Registration Public Accounting Firm                   F-13

Consolidated Balance Sheets as of December 31, 2005                         F-14

Consolidated Statements of Operations                                F-15 - F-16

Consolidated Statement of Stockholders' Equity Deficit for the
  period from Inception to December 31, 2005                         F-17 - F-22

Consolidated Statement of Cash Flows For the period from
  Inception to December 31, 2005                                     F-23 - F-24

Notes to Financial Statements                                        F-25 - F-39

                              EYI INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                         March 31,      December 31,
                                                            2006            2005
                                                        (Unaudited)
                                                        ------------    ------------
ASSETS
  CURRENT ASSETS
    Cash                                                $    190,837    $     25,639
    Accounts receivable, net of allowance                     94,119          48,783
    Prepaid expenses                                          18,485          12,387
    Inventory                                                279,225         295,248
                                                        ------------    ------------
      TOTAL CURRENT ASSETS                                   582,666         382,057
                                                        ------------    ------------

  OTHER ASSETS
    Property, plant and equipment, net                        63,720          49,671
    Deposits                                                  62,336          67,603
                                                        ------------    ------------
      TOTAL OTHER ASSETS                                     126,056         117,274
                                                        ------------    ------------

  INTANGIBLE ASSETS                                           14,487          15,044
                                                        ------------    ------------
      TOTAL ASSETS                                      $    723,209    $    514,375
                                                        ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

  CURRENT LIABILITIES
    Accounts payable and accrued liabilities            $  1,427,120    $  1,929,049
    Accounts payable - related parties                       643,622         328,038
    Notes payable - related party                             90,000          90,000
                                                        ------------    ------------
      TOTAL CURRENT LIABILITIES                            2,160,742       2,347,087
                                                        ------------    ------------

    Net liabilities from discontinued operations             375,344         375,344

    MINORITY INTEREST IN SUBSIDIARY                          244,636         262,057
                                                        ------------    ------------

  STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock, $0.001 par value; 10,000,000
      shares authorized, no shares
      issued and outstanding                                      --              --
    Common stock, $0.001 par value; 1,000,000,000
      shares authorized,  260,273,922 and 217,600,875
      shares issued and outstanding, respectively            260,273         217,600
    Additional paid-in capital                             7,397,617       6,155,518
    Stock options and warrants                             2,702,734       2,698,984
    Subscription receivable                                 (195,000)       (195,000)
    Accumulated deficit                                  (12,223,137)    (11,347,215)
                                                        ------------    ------------
      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                (2,057,513)     (2,470,113)
                                                        ------------    ------------

      TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)                                  $    723,209    $    514,375
                                                        ============    ============

                     The accompanying condensed notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Three Months      Three Months
                                                     Ended             Ended
                                                 March 31, 2006   March 31, 2005
                                                  (Unaudited)       (Unaudited)
                                                 ------------      ------------

REVENUE, NET OF RETURNS AND ALLOWANCES           $  1,108,759      $  1,313,768
COST OF GOODS SOLD                                    287,952           251,148
                                                 ------------      ------------
    GROSS PROFIT BEFORE COMMISSION EXPENSE            820,807         1,062,620

COMMISSION EXPENSE                                    385,443           471,605
                                                 ------------      ------------

GROSS PROFIT AFTER COST OF GOODS SOLD AND
  COMMISSION EXPENSE                                  435,364           591,015
                                                 ------------      ------------

OPERATING EXPENSES
  Consulting fees                                     259,736           237,962
  Legal and professional fees                          74,482            69,125
  Customer service                                     40,416            86,534
  Finance and administration                          499,973           208,080
  Sales and marketing                                  78,624             3,718
  Telecommunications                                   30,660           119,162
  Wages and benefits                                  277,571           406,627
  Warehouse expense                                    62,898           105,900
                                                 ------------      ------------
    TOTAL OPERATING EXPENSES                        1,324,360         1,237,108
                                                 ------------      ------------

LOSS FROM OPERATIONS                                 (888,996)         (646,093)
                                                 ------------      ------------

OTHER INCOME (EXPENSES)
  Interest and other income                            (8,565)            3,149
  Interest expense                                       (450)          (20,136)
  Foreign currency gain (discount)                      4,669          (136,296)
                                                 ------------      ------------
    TOTAL OTHER INCOME (EXPENSES)                      (4,346)         (153,283)
                                                 ------------      ------------

NET LOSS BEFORE TAXES                                (893,342)         (799,376)

PROVISION FOR INCOME TAXES                                 --                --
                                                 ------------      ------------

NET LOSS BEFORE ALLOCATION TO MINORITY INTEREST      (893,342)         (799,376)

ALLOCATION OF LOSS TO MINORITY INTEREST                17,420            15,588
                                                 ------------      ------------

NET LOSS                                         $   (875,922)     $   (783,788)
                                                 ============      ============
BASIC AND DILUTED
  NET LOSS  PER COMMON SHARE                     $        nil      $        nil
                                                 ============      ============

WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK SHARES OUTSTANDING
  FOR BASIC AND DILUTED CALCULATION               250,936,751       164,653,292
                                                 ============      ============

                     The accompanying condensed notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     Common Stock
                              -------------------------   Additional
                               Number of                    Paid-in    Subscription    Option/       Retained
                                Shares        Amount        Capital     Receivable     Warrants      Earnings       Total
                              ----------------------------------------------------------------------------------------------
Balance December 31, 2004     162,753,292  $    162,753  $  3,048,606 $    (15,000) $  2,563,044  $ (7,085,205) $ (1,325,802)

Stock issued at $0.06 per
  Share for promissory note
  for exercise of options       3,000,000         3,000       177,000     (180,000)           --            --            --

Vested stock options issued
  for consulting at an
  average price of $0.07
  per share                            --            --            --           --        35,250            --        35,250

Vested stock options issued
  for employee compensation
  at an average price of
  $0.07 per share                      --            --            --           --       133,750            --       133,750

Stock issued to employee
  for financing guaranty &
  pledge valued at $0.05
  per share                       800,000           800        39,200           --            --            --        40,000

Consultant-options exercised      250,000           250        14,750           --        (5,000)           --        10,000

Gladys Sargeant 506
  Subscription Agreement        1,000,000         1,000         4,000           --        15,000            --        20,000

Vested stock option issued
  for consulting at an
  average price of $0.03
  per share                            --            --            --           --        62,250            --        62,250

Cancelled stock options
  issued for compensation
  and consulting at an
  average price of $0.08
  per option                           --            --       425,300           --      (425,300)           --            --

Cancelled stock options
  issued for compensation
  at $0.20                             --            --         2,400           --        (2,400)           --            --

Stock issued to TAIB Bank
  to retire $75,000 of
  $300,000 debenture            2,027,027         2,027        72,973           --            --            --        75,000

Stock issued to TAIB Bank
  to retire $170,000 of
  $300,000 debenture plus
  interest of $10,830           4,487,096         4,487       176,343           --            --            --       180,830

Stock issued to TAIB Bank
  to retire $5,000
  debenture plus interest
  of $14,245                      375,146           375        18,870           --            --            --        19,245

Stock issued to Agora as
  part of contract                250,000           250        12,250           --            --            --        12,500

Stock issued to Consultant
  as part of contract             500,000           500        34,500           --            --            --        35,000

Stock issued for exercise
  of options at $0.08 per
  share                           100,000           100         7,900           --            --            --         8,000

Stock issued to Cornell to
  retire  prom note            22,789,581        22,789     1,008,099           --            --            --     1,030,888

Vested stock options issued
  for consulting at an
  average price of $0.20
  per share                            --            --            --           --        33,500            --        33,500

                                     Common Stock
                              -------------------------   Additional
                               Number of                    Paid-in    Subscription    Option/       Retained
                                Shares        Amount        Capital     Receivable     Warrants      Earnings       Total
                              ----------------------------------------------------------------------------------------------
Vested stock options issued
  for employee and
  management compensation
  at an average price of
  $0.20 per share                      --            --            --           --        27,840            --        27,840

Stock issued to Cornell in
  exchange for $700,000
  pursuant to SEDA             19,268,733        19,269       680,731           --            --            --       700,000

Cancelled stock options
  issued for compensation              --            --        10,500           --       (10,500)           --            --

Vested stock options for
  consulting at an average
  price of $0.20 per share             --            --            --           --       271,550            --       271,550

Beneficial conversion of
  convertible debt                     --            --       422,096           --            --            --       422,096

Net loss for period ended
  December 31, 2005                    --            --            --           --            --    (4,262,010)   (4,262,010)
                              ----------------------------------------------------------------------------------------------
Balance, December 31, 2005    217,600,875  $    217,600  $  6,155,518 $   (195,000) $  2,698,984  $(11,347,215) $ (2,470,113)

Vested stock options issued
  for consulting at an
  average price of $0.20
  per share                            --            --            --           --         3,750            --         3,750

Stock issued to Cornell in
  exchange for $1,084,565
  pursuant to the SEDA         42,941,686        42,942     1,041,623           --            --            --     1,084,565

Shares returned to treasury      (268,639)         (269)          269           --            --            --            --

Beneficial conversion of
  convertible debt                     --            --       200,207           --            --            --       200,207

Net loss for period ended
  March 31, 2006                       --            --            --           --            --      (875,922)     (875,922)
                              ----------------------------------------------------------------------------------------------
Balance March 31, 2006
  (Unaudited)                 260,273,922  $    260,273  $  7,397,617 $   (195,000) $  2,702,734   (12,223,137) $ (2,057,513)
                              ==============================================================================================

                     The accompanying condensed notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Three Months Ended
                                                                                March 31, 2006    March 31, 2005
                                                                                  (Unaudited)       (Unaudited)
                                                                                --------------    --------------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
  Net loss                                                                      $     (875,922)   $     (783,788)
  Loss allocated to minority interest                                                   17,420            15,588
                                                                                      (893,342)         (799,376)

  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization                                                        4,648            16,949
    Stock and warrants issued for employee compensation and consulting                   3,750           169,000
    Stock issued for deferred financing costs                                               --            40,000
    Discount recognized on convertible debt                                                 --            38,162
    Beneficial conversion of convertible debt                                          200,207                --
    Decrease (increase) in:
      Related party receivables                                                             --             4,996
      Accounts receivable                                                              (45,336)          (16,634)
      Prepaid expenses                                                                  (6,098)           33,123
      Inventory                                                                         16,023            44,570
      Deposits                                                                           5,266            24,361
    Increase (decrease) in:
      Accounts payable and accrued liabilities                                        (501,929)          180,138
      Accounts payable - related parties                                               315,584           101,327
      Customer deposits                                                                     --             6,165
                                                                                --------------    --------------
        Net cash used by operating activities                                         (901,226)         (157,219)

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
  Decrease (increase) in restricted cash                                                    --              (122)
  Decrease (increase) in property, plant, and equipment                                (18,140)          (11,551)
                                                                                --------------    --------------
    Net cash provided by investing activities                                          (18,140)          (11,673)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
  Net change in bank indebtedness                                                           --           (58,676)
  Proceeds from Cornell SEDA                                                         1,084,565                --
  Proceeds from Cornell Promissory Note                                                     --           200,000
                                                                                --------------    --------------
    Net cash provided by financing activities                                        1,084,565           141,324
                                                                                --------------    --------------

    Net increase in cash and cash equivalents                                          165,198           (27,568)

CASH - Beginning of Year                                                                25,639            33,018
                                                                                --------------    --------------

CASH - End of Period                                                            $      190,837    $        5,450
                                                                                ==============    ==============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest  expense paid                                                        $          450    $       20,136
  Income taxes paid                                                             $           --    $           --

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Beneficial conversion of convertible debt                                     $      200,207    $           --
  Stock options vested for employee compensation and consulting                 $        3,750    $      169,000
  Stock issued for financing guaranty & pledge                                  $           --    $       40,000
  Discount recognized on convertible debt                                       $           --    $       38,162

                     The accompanying condensed notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2006

NOTE 1 - DESCRIPTION OF BUSINESS

Essentially Yours Industries, Inc. (hereinafter "EYI") was incorporated on June 21, 2002 in the State of Nevada. The main business activities of Essentially Yours Industries, Inc. were acquired through a merger with the former entity, Burrard Capital, Inc., and other entities concerning EYI's reorganization. On December 31, 2003, EYI entered into a share exchange agreement of its stock with Safe ID Corporation ("Safe ID"). This transaction was accounted for as a share exchange and recapitalization. As a result of this transaction, Safe ID has changed its name to EYI Industries, Inc. ("the Company") and is acting as the parent holding company for the operating subsidiaries.

The principal business of the Company is the marketing of health and wellness care products. The Company sells its products primarily through network marketing distributors, which in turn sell the products to the end customers. The Company also sells product directly and through affiliates. The Company maintains its principal business office in Burnaby, British Columbia. Effective for the period ended December 31, 2003, the Company elected to change its year-end from June 30 to December 31.

The Company has six wholly owned subsidiaries. The first subsidiary is Halo Distribution LLC (hereinafter "Halo"), which was organized on January 15, 1999 in the State of Kentucky. Halo was the distribution center for the Company's product, in addition to other products, until April 30, 2005 at which time the Company made the decision to discontinue its operations. Halo was dissolved on November 1, 2005. The second subsidiary is RGM International Inc., which was incorporated on July 3, 1997, in the State of Nevada. RGM International Inc. is a dormant investment company which owns one percent of Halo. The third subsidiary is Essentially Yours Industries (Canada) Inc. (hereinafter "EYI Canada"), which was incorporated on September 13, 2002 under the Canada Business Corporations Act. EYI Canada markets health and wellness care products for use in Canada. The fourth subsidiary is 642706 B.C. Ltd., doing business as EYI Management, which was organized on February 22, 2002 in the province of British Columbia, Canada. EYI Management provides accounting, customer service and marketing services to the consolidated entity. The fifth subsidiary is Essentially Yours Industries (Hong Kong) Limited ("EYI HK"). EYI HK was organized on August 23, 2005 in Hong Kong. EYI HK markets health and wellness care products for use in Hong Kong and China. The sixth subsidiary is Essentially Yours Industries (International) Limited ("EYI INTL"). EYI INTL was organized on December 6, 2005 to facilitate our expansion throughout other Southeast Asian countries.

In addition, the Company owns approximately 98% of Essentially Yours Industries, Inc. ("EYII"), incorporated on June 21, 2002 in the State of Nevada. EYII markets health and wellness care products for use in USA. The Company also owns 51% of World Wide Buyers' Club Inc. ("WWBC"), a Nevada corporation, which was organized by a joint venture agreement effective May 6, 2004.

Basis of Presentation

The accompanying interim condensed financial statements are prepared in accordance with rules set forth in Regulation SB of the Securities and Exchange Commission. As said, these statements do not include all disclosures required under generally accepted principles and should be read in conjunction with the audited financial statements for the year ended December 31, 2005. In the opinion of management, all required adjustments which consist of normal re-occurring accruals have been made to the financial statements.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements. Accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of EYI Industries, Inc., is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Inventory

The Company records inventories at the lower of cost or market on a first-in, first-out basis. Our product inventory is reviewed each month and also when the re-order of the product is necessary. On a monthly basis, our inventory is reviewed based on the expiration of our existing inventory. Product that has a shelf-life of less than 60 days is written off or discounted.

A re-order review consists of an evaluation of our current monthly sales volume of the product, cost of product, shelf-life of the product, and the manufacturers minimum purchase requirement which all determine the overall potential profitability or loss of re-ordering. If the re-order of the product has an assessed loss, then the recommendation to management is to remove the product from the product line.

Revenue Recognition

The Company is in the business of selling nutritional products in three categories: dietary supplements, personal care products, and water filtration systems. Sales of personal care products and water filtration systems represent less than 5% of the overall revenue and therefore are not classified separately in the financial statements. The Company recognized revenue from product sales when the products are shipped and title passes to the customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted to $39,990 and $41,096 for the three months ended March 31, 2006 and March 31, 2005 respectively.

Stock Options and Warrants Granted to Employees and Non-Employees

Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-Based Compensation" ("SFAS No. 123R"), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Going Concern

As shown in the accompanying financial statements, the Company had negative working capital of approximately $1,578,000 and an accumulated deficit at March 31, 2006. The Company also has limited cash resources and a history of recurring losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans designed to increase the sales of the Company's products, and decrease debt. The Company plans on continuing to reduce expenses, and with small gains in any combination of network sales, direct sales, international sales, and warehouse sales, believe that they will eventually be able to reverse the present deficit. Management intends to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management plans include negotiations to convert significant portions of existing debt into equity.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

NOTE 3 - ACCOUNTS RECEIVABLE AND CREDIT RISK

Accounts receivable at March 31, 2006 and December 31, 2005 consist primarily of amounts due from direct retail clients of EYI.

NOTE 4 - PROPERTY AND EQUIPMENT

Capital assets are recorded at cost. Depreciation is calculated using the straight line method over three to seven years.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of rights, title, and interest in and to the contracts with the Company's independent business associates, as well as the rights and licenses to trademarks and formula for the Company's primary products. These rights and licenses were obtained from the Company's former parent, pursuant to a transfer agreement, as well as from the Company's primary shareholder.

Trademarks and Formulas

Costs relating to the purchase of trademarks and formulas were capitalized and amortized using the straight-line method over ten years, representing the estimated life of the assets.

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001. As of March 31, 2006 and December 31, 2005 the Company has not issued any preferred stock.

Common Stock

The Company is authorized to issue 1,000,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

Between January 1, 2006 and March 31, 2006, the Company issued 42,941,686 shares to Cornell Capital in exchange for $1,084,565.

On February 6, 2006 the Jay Sargeant Trust was dissolved and the related shares were disbursed to the beneficiaries. In connection with this transaction, 268,639 common shares were returned to treasury.

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS

Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (hereinafter "SFAS No. 123"), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

In accordance with SFAS No. 123, the fair value of stock options and warrants granted are estimated using the Black-Scholes Option Price Calculation. The following assumptions were made to value the stock options and warrants for the period ended December 31, 2005: estimated risk-free interest rate of 4%; no dividends to be paid; estimated volatility of 144% and term of two years.

Stock Options

During the period ending December 31, 2004, the Company's board of directors approved the Stock Compensation Program to allow up to 25,000,000 shares of stock to be issued under the program. This plan enables the Company to grant stock options to directors, officers, employees and eligible consultants of the Company. There was no Company stock option plan in effect prior to 2004.

During the period ended March 31, 2006, the Company recognized an expense to consulting of $3,750 for all vested options.

Following is a summary of the status of the stock options during the three months:

                                                                      Weighted
                                                                       Average
                                                         Number       Exercise
                                                       of Shares       Price
                                                     ------------   ------------
Outstanding at December 31, 2005                       16,252,390   $       0.14
  Granted                                                      --             --
  Exercised                                                    --             --
  Forfeited                                                    --             --
                                                     ------------   ------------
Options outstanding at March 31, 2006                  16,252,390   $       0.14
                                                     ============   ============
Options exercisable at March 31, 2006                  15,862,390   $       0.15
                                                     ============   ============
Weighted average fair value of options granted                      $         --
                                                                    ============

Summarized information about stock options outstanding and exercisable at March 31, 2006 is as follows:

                                Options Outstanding
                    --------------------------------------------
                                     Weighted       Weighted
Exercise                               Ave.           Ave.
Price                  Number        Remaining      Exercise
Range                 of Shares        Life           Price
------------------- -------------- -------------- --------------
$0.02 - $0.26           16,252,390           0.61       $   0.14

                                Options Exercisable
                    --------------------------------------------
                                     Weighted       Weighted
Exercise                               Ave.           Ave.
Price                  Number        Remaining      Exercise
Range                 of Shares        Life           Price
------------------- -------------- -------------- --------------
$0.03 - $0.26           15,862,390           0.59       $   0.15

Summarized information about unvested but granted stock options outstanding at December 31, 2005 is as follows:

                        Unvested Granted Options Outstanding
                    --------------------------------------------
                                     Weighted       Weighted
Exercise                               Ave.           Ave.
Price                  Number        Remaining      Exercise
Range                 of Shares        Life           Price
------------------- -------------- -------------- --------------
$0.02 - $0.10              390,000           1.35       $   0.07

                                     Weighted        Average
                      Number of       Average        Exercise
                      Warrants     Remaining Life     Price
                    -------------- -------------- --------------
Outstanding and         11,516,621           3.50       $   0.21
exercisable

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Purchase Agreement

On June 30, 2002, the Company entered into a distribution and license agreement with a company in which one of the Company's directors has an ownership interest. The agreement gives the Company the exclusive right to market, sell and distribute certain products for a five-year renewable term. Management estimates that 87% of the Company's sales volume results from products supplied under this licensing agreement.

Pursuant to the agreement, the Company is required to purchase a minimum amount of $6,035,000 of product in each of the remaining years.

In the event that the Company is unable to meet the minimum purchase requirements of the licensing agreement or the terms requiring it to pay 15% of the difference between the minimum purchase amount referred to above and actual purchases for that year in which there is a shortfall, then the licensor has various remedies available to it including renegotiating the agreement, removing exclusivity rights, or terminating the agreement.

As of the date of these financial statements, the purchase requirements have not been made. The period for which the Licensor could request payment per the penalty clause has expired for the year and therefore we have not made any accrual to the Financial Statements. As well, we continue to purchase Nutri Diem products.

Lease Payments

The Company has operating lease commitments for its premises, office equipment and an automobile. The minimum annual lease commitments are as follows:

                                                                        Minimum
Year ended December 31,                                                  Amount
--------------------------------------------------------------------------------
2006                                                                   $ 218,469
2007                                                                     163,285
2008                                                                     141,841
2009                                                                     147,013
2010 and thereafter                                                      309,544

Regulatory Risks and Claims

The Company's products are subject to regulation by a number of federal and state entities, as well as those of foreign countries in which the Company's products are sold. These regulatory entities may prohibit or restrict the sale, distribution, or advertising of the Company's products for legal, health or safety related reasons. In addition to the potential risk of adverse regulatory actions, the Company is subject to the risk of potential product liability claims.

Standby Equity Distribution Agreement

On May 13, 2005 the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell") pursuant to which we entered into the following agreements: a Registration Rights Agreement, an Escrow Agreement, and a Placement Agent Agreement. Pursuant to the terms of the new Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $10 million. If we request advances under the Standby Equity Distribution Agreement, Cornell will purchase shares of our common stock for 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell will retain 5% of each advance under the new Standby Equity Distribution Agreement. We may not request advances in excess of a total of $10 million. Pursuant to the terms of our Registration Rights Agreement and the Standby Equity Agreement with Cornell, we agreed to register and qualify, among other things, the additional shares due to Cornell under the Standby Equity Agreement under a registration statement filed with the SEC.

Other Matters

The Company's predecessor organization, Essentially Yours Industries Corp. ("EYIC"), a British Columbia corporation, has outstanding claims from the Internal Revenue Service for penalties and interest of approximately $2,000,000. Furthermore, one or more states may have claims against EYIC for unpaid state income taxes. Management believes that these claims are limited solely to EYIC and that any prospective unpaid tax claims against the Company are remote and unable to be estimated.

NOTE 9 - DISCONTINUED OPERATIONS

During the period ended December 31, 2005, the Company elected to discontinue the operations of Halo Distribution LLC (hereinafter "Halo"), a subsidiary of the Company. The Company's balance sheet reports net liabilities from discontinued operations of $375,344 as at March 31, 2006 and December 31, 2005.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (hereinafter "SFAS No. 146"). SFAS No. 146
addresses  significant  issues  regarding  the  recognition,   measurement,  and
reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002, effective December 31, 2002. The Company's financial position and results of operations have not been affected by adopting SFAS No. 146.

NOTE 10 - RELATED PARTY NOTE PAYABLE

The Company issued two promissory notes for a total of $90,000 in December 2003. The notes are unsecured, non-interest bearing and are payable upon demand.

NOTE 11 - CONCENTRATIONS

Bank Accounts

The Company maintains its cash accounts in one commercial bank. During the year, the Company may maintain balances in excess of the federally insured amounts in the accounts that are maintained in the United States. The Company also maintains funds in commercial banks in Vancouver, British Columbia, in which funds in U.S. dollars are not insured or in Hong Kong where none of the funds are insured. At March 31, 2006 and December 31, 2005, a total of $59,016 and $56,088 respectively, was not insured.

Economic Dependence

During the year, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is the sole supplier of the Company's flagship product Calorad. Pursuant to a purchase agreement, the Company is subject to minimum purchases per annum. (See Note 8.)

NOTE 12 - RELATED PARTY TRANSACTIONS

On May 27, 2002, Mr. Jay Sargeant, a shareholder of Essentially Yours Industries, Corp. ("EYI Corp.") agreed to acquire all of the shares of the Essentially Yours Industries, Inc. ("EYII"), along with the transfer agreement, license agreement, and agency appointment agreement, in settlement of amounts owed to him. As part of this transaction, EYI Corp. agreed to provide to EYII the services outlined in a management agreement.

The Company acquired, through agreements with Essentially Yours Industries, Corp. ("EYI Corp"), the rights, title, and interest in and to the contracts with the Company's Independent Business Associates as well as the rights and licenses to trademarks and formula for the Company's primary products.

Accounts payable to related parties represents amounts due to the President and Chief Executive Officer and to the Chief Operations Officer for services preformed during the last year, as well as to other related parties and the company with which they have a signed management agreement. These payables are non-interest bearing and non-collateralized.

The Company purchases approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is owned in part by a director of the Company.

NOTE 13 - SUBSEQUENT EVENTS

On April 3, 2006 we signed a Termination Agreement with Cornell Capital Partners, L.P for the purpose of terminating our Standby Equity Distribution Agreement, Registration Rights Agreement and Escrow Agreement all of which are dated as of May 13, 2005.

On April 24, 2006 the Company entered into a Securities Purchase Agreement with the Cornell, TAIB Bank, and Certain Wealth (collectively the "Buyers" and together with the Company, the "Parties"). Pursuant to the Securities Purchase Agreement, the Company shall sell to the Buyers, and the Buyers shall purchase from the Company, convertible debentures in the aggregate principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000), plus accrued interest, which are convertible into shares of the Company's common stock, par value $0.001 per, at the Buyers discretion. Of this aggregate amount, (a) One Million Five Hundred Thousand Dollars ($1,500,000) was funded on April 28, 2006, (b) One Million Five Hundred Thousand Dollars ($1,500,000) shall be funded two (2) business days prior to the date a registration statement ("Registration Statement") is filed with the U.S. Securities and Exchange Commission ("SEC") and (c) One Million Five Hundred Thousand Dollars ($1,500,000) shall be funded two (2) business days prior to the date that such Registration Statement is declared effective by the SEC.

The Debentures mature on April 24, 2009, accrue interest at an annual rate of ten percent (10%) and shall be convertible into shares of the Company's common stock at the option of the holder, in whole or in part at any time and from time to time, at a conversion price equal to (a) $0.06 or (b) eighty percent (80%) of the lowest Volume Weighted Average Price of the Company's common stock during the five (5) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP.

The Company also executed a registration rights agreement pursuant to which the Company agreed to provide certain registration rights to the Investors. The Parties have also executed a Security Agreement, pursuant to which the Company has agreed to provide to the Buyers, a security interest in Pledged Collateral to secure the Company's obligations under the Debentures, the Securities Purchase Agreement, the Investor Registration Rights Agreement, the Irrevocable Transfer Agent Instructions, the Security Agreement, or any other obligations of the Company to the Buyer.

On April 24, 2006 the Company issued to Cornell pursuant to the above mentioned debentures, seventeen (17) warrants to purchase up to an aggregate 124,062,678 shares of the Company's common stock at $0.02 and $0.40 per share. Each Warrant has "piggy back" registration rights and shall expire five (5) years from the date of issuance, on or about April 24, 2011.

Board of Directors
EYI Industries, Inc.
Burnaby, British Columbia, Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of EYI Industries, Inc. as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations, stockholders' deficit and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EYI Industries, Inc. as of December 31, 2005, and December 31, 2004 and the results of its operations, stockholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recorded significant losses from operations, ahs insufficient revenues to support operational cash flows and has a working capital deficit which together raise substantial doubt about its ability to continue as a going concern an accumulated deficit, and a negative working capital position. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 31, 2006

                              EYI INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                        December 31,    December 31,
                                                            2005            2004
                                                        ------------    ------------
ASSETS

  CURRENT ASSETS
    Cash                                                $     25,639    $         --
    Restricted cash                                               --         100,248
    Accounts receivable, net of allowance                     48,783          36,061
    Related party receivables                                     --              --
    Prepaid expenses                                          12,387         852,764
    Inventory                                                295,248         239,641
                                                        ------------    ------------
      TOTAL CURRENT ASSETS                                   382,057       1,228,714
                                                        ------------    ------------

  OTHER ASSETS
    Property, plant and equipment, net                        49,671          32,596
    Deposits                                                  67,603           2,236
                                                        ------------    ------------
      TOTAL OTHER ASSETS                                     117,274          34,832
                                                        ------------    ------------

  INTANGIBLE ASSETS                                           15,044          16,561
                                                        ------------    ------------

      TOTAL ASSETS                                      $    514,375    $  1,280,107
                                                        ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

  CURRENT LIABILITIES
    Bank indebtedness                                   $         --    $     72,456
    Accounts payable and accrued liabilities               1,929,049       1,141,001
    Accounts payable - related parties                       328,038         159,455
    Interest payable, convertible debt                            --          10,616
    Convertible debt - related party, net of discount             --         379,724
    Customer deposits                                             --              --
    Notes payable - related party                             90,000          90,000
                                                        ------------    ------------
      TOTAL CURRENT LIABILITIES                            2,347,087       1,853,252
                                                        ------------    ------------

  Net liabilities from discontinued operations               375,344         405,838

  MINORITY INTEREST IN SUBSIDIARY                            262,057         346,819
                                                        ------------    ------------

  STOCKHOLDERS' DEFICIT
    Preferred stock, $0.001 par value; 10,000,000
      shares authorized, no shares issued
      and outstanding                                             --              --
    Common stock, $0.001 par value; 1,000,000,000
      shares authorized,  217,600,875 and 162,753,292
      shares issued and outstanding, respectively            217,600         162,753
    Additional paid-in capital                             6,155,518       3,048,606
    Stock options and warrants                             2,698,984       2,563,043
    Subscription receivable                                 (195,000)        (15,000)
    Accumulated deficit                                  (11,347,215)     (7,085,205)
                                                        ------------    ------------

      TOTAL STOCKHOLDERS' DEFICIT                         (2,470,113)     (1,325,802)
                                                        ------------    ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT       $    514,375    $  1,280,107
                                                        ============    ============

                          The accompanying notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Year Ended       Year Ended
                                                 December 31,     December 31,
                                                     2005             2004
                                                 -------------    -------------
REVENUE, net of returns and allowances           $   4,980,408    $   6,085,831

COST OF GOODS SOLD                                   1,165,976        1,252,118
                                                 -------------    -------------

GROSS PROFIT BEFORE COMMISSION EXPENSE               3,814,432        4,833,713

COMMISSION EXPENSE                                   1,930,925        2,486,970
                                                 -------------    -------------

GROSS PROFIT AFTER COST OF GOODS SOLD AND
  COMMISSION EXPENSE                                 1,883,507        2,346,743
                                                 -------------    -------------

OPERATING EXPENSES
  Consulting fees                                    1,250,278        1,438,362
  Legal and professional fees                          306,948          321,713
  Customer service                                     198,500          393,244
  Finance and administration                         1,378,118        2,101,842
  Sales and marketing                                   15,741          154,638
  Telecommunications                                   946,331          492,847
  Wages and benefits                                 1,282,438        1,152,728
  Warehouse expense                                    171,724          231,268
                                                 -------------    -------------
    TOTAL OPERATING EXPENSES                         5,550,077        6,286,642
                                                 -------------    -------------

LOSS FROM OPERATIONS                                (3,666,570)      (3,939,899)
                                                 -------------    -------------

OTHER INCOME (EXPENSES)
  Interest and other income                              3,978           16,847
  Interest expense                                    (179,717)        (308,572)
  Foreign currency gain (discount)                    (124,096)          20,379
                                                 -------------    -------------
    TOTAL OTHER INCOME (EXPENSES)                     (299,835)        (271,346)
                                                 -------------    -------------

NET LOSS BEFORE TAXES                               (3,966,405)      (4,211,245)

PROVISION FOR INCOME TAXES                                  --               --
                                                 -------------    -------------

NET LOSS BEFORE ALLOCATION TO MINORITY INTEREST     (3,966,405)      (4,211,245)

ALLOCATION OF LOSS TO MINORITY INTEREST                 84,762           88,755

LOSS FROM DISCONTINUED OPERATIONS                     (380,368)        (340,305)
                                                 -------------    -------------

NET LOSS                                         $  (4,262,011)   $  (4,462,795)
                                                 =============    =============

BASIC AND DILUTED
  NET LOSS  PER COMMON SHARE                     $       (0.02)   $       (0.03)
                                                 =============    =============

                                                  Year Ended       Year Ended
                                                 December 31,     December 31,
                                                     2005             2004
                                                 -------------    -------------
WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK SHARES OUTSTANDING
  FOR BASIC AND DILUTED CALCULATION                200,846,048      157,060,345
                                                 =============    =============

                          The accompanying notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                       Common Stock
                                               ---------------------------   Additional
                                                Number of                      Paid-in       Discount on     Subscription
                                                  Shares         Amount        Capital       Common Stock     Receivable
                                               ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2003                      148,180,670        148,181        827,972         (53,598)             --

Common stock issued at$0.20 including
  warrants less expenses of$28,715                1,466,455          1,466        146,930              --              --

Stock issued at$0.165 per share for cashless
  exercise of options in form of foregone
  debt                                            3,200,000          3,200        524,800              --              --

Stock issued for exercise of options at$0.20
  per share in lieu of payment of legal fees        300,000            300         59,700              --              --

Stock issued at$0.165 per share for cash and
  promissory note for exercise of options         1,000,000          1,000        164,000              --         (15,000)

Common stock issued at$0.21 including
  warrants                                        5,476,190          5,476        487,381              --              --

Common stock issued at$0.21 including
  warrants less expenses of$3,231                   566,833            567         36,369              --              --

Stock issued for exercise of options at$0.22
  per share in lieu of consulting fees               50,000             50         10,950              --              --

Stock issued for deferred offering costs          1,300,000          1,300        388,700              --              --

Adjustment to subsidiaries stock held by
  minority interest                                 176,534            177         33,126              --              --

Stock issued at$0.28 per share for
  consulting                                        350,000            350         97,650              --              --

Vested stock options issued for consulting
  at an average price of$0.18 per share                  --             --             --              --              --

Vested stock options issued for consulting
  at an average price of$0.18 per share                  --             --             --              --              --

Stock issued at$0.165 per share for cash and
  promissory note for exercise of options            36,360             36          7,236              --              --

Stock issued for exercise of options at$0.08
  per share in lieu of consulting fees              200,000            200         15,800              --              --

Stock issued for exercise of options at$0.08
  per share in lieu of consulting fees              250,000            250         19,750              --              --

Stock issued for exercise of options at$0.11
  per share by the CEO                              200,250            200         31,840              --              --

Cancellation of discount on common stock                 --             --        (53,598)         53,598              --

Beneficial conversion of convertible debt                --             --        250,000              --              --

Vested stock options issued for compensation
  and consulting at an average price of$0.12
  per option                                             --             --             --              --              --

Cancelled stock options issued for
  compensation and consulting at an average
  price of$0.19 per option                               --             --             --              --              --

Net loss for period ended
  December 31, 2004                                      --             --             --              --              --
                                               ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2004                      162,753,292   $    162,753   $  3,048,606    $         --    $    (15,000)

                                                       Common Stock
                                               ---------------------------   Additional
                                                Number of                      Paid-in       Discount on     Subscription
                                                  Shares         Amount        Capital       Common Stock     Receivable
                                               ------------   ------------   ------------    ------------    ------------
Stock issued at$0.06 per share for
  promissory note for exercise of options         3,000,000          3,000        177,000              --        (180,000)

Vested stock options issued for consulting
  at an average price of$0.07 per share                  --             --             --              --              --

Vested stock options issued for employee
  management compensation at an average
  price of$0.07 per share                                --             --             --              --              --

Stock issued to employee for financing
  guaranty & pledge valued at$0.05 per share        800,000            800         39,200              --              --

Nazlin - options exercised                          250,000            250         14,750              --          (5,000)

Gladys Sargeant 506 Subscription Agreement        1,000,000           1000          4,000              --              --

Vested stock options issued for consulting
  at an average price of$0.03 per share                  --             --             --              --              --

Cancelled stock options issued for
  compensation and consulting at an average
  price of$0.08 per option                               --             --        425,300              --              --

Cancelled stock options issued for
  compensation at$0.20                                   --             --          2,400              --              --

Stock issued to TAIB Bank to retire$75,000
  of the$300,000 debenture                        2,027,027          2,027         72,973              --              --

Stock issued to TAIB Bank to retire$170,000
  of$300,000 debenture plus interest$10,830       4,487,096          4,487        176,343              --              --

Stock issued to TAIB Bank to retire$5,000
  debenture plus interest of 14,245                 375,146            375          18870              --              --

Stock issued to Agora as part of contract           250,000            250          12250              --              --

Stock issued to Lakhani as part of contract         500,000            500          34500              --              --

Stock issued for exercise of options at$0.08
  per share                                         100,000            100           7900              --              --

Stock issued to Cornell to retire
  promissory note                                22,789,581         22,789      1,008,099              --              --

Vested stock options issued for consulting
  at an average price of$0.20 per share                  --             --             --              --              --

Vested stock options Issued for employee and             --             --             --              --              --
  management compensation at an average
  price of$0.20 per share

Stock issued to Cornell in exchange for
  $700,000 pursuant to SEDA                      19,268,733         19,269        680,731              --              --

Cancelled stock options issued for
  compensation                                           --             --         10,500              --              --

                                                       Common Stock
                                               ---------------------------   Additional
                                                Number of                      Paid-in       Discount on     Subscription
                                                  Shares         Amount        Capital       Common Stock     Receivable
                                               ------------   ------------   ------------    ------------    ------------
Vested stock options issued for compensation
  And consulting at an average price of$0.20             --             --             --              --              --

Beneficial conversion of convertible debt                --             --        422,096              --              --

Net loss for period ended
  December 31, 2005                                      --             --             --              --              --
                                               ------------   ------------   ------------    ------------    ------------

Balance, December 31, 2005                      217,600,875   $    217,600   $  6,155,518    $         --    $   (195,000)
                                               ------------   ------------   ------------    ------------    ------------

                                                                             Option/        Retained
                                                                            Warrants        Earnings          Total
                                                                          ------------    ------------    ------------
Balance, December 31, 2003                                                $    128,385    $ (2,622,410)   $ (1,571,470)

Common stock issued at $0.20 including warrants less expenses
  of $28,715                                                                    70,844              --         219,240

Stock issued at $0.165 per share for cashless exercise of options in
  form of foregone debt                                                             --              --         528,000

Stock issued for exercise of options at $0.20 per share in lieu of
  payment of legal fees                                                             --              --          60,000

Stock issued at $0.165 per share for cash and promissory note for
  exercise of options                                                               --              --         150,000

Common stock issued at $0.21 including warrants                                657,143              --       1,150,000

Common stock issued at $0.21 including warrants less expenses of $3,231         78,869              --         115,805

Stock issued for exercise of options at $0.22 per share in lieu of
  consulting fees                                                                   --              --          11,000

Stock issued for deferred offering costs                                            --              --         390,000

Adjustment to subsidiaries stock held by minority interest                          --              --          33,303

Stock issued at $0.28 per share for consulting                                      --              --          98,000

Vested stock options issued for consulting at an average price of
  $0.18 per share                                                              128,250              --         128,250

Vested stock options issued for consulting at an average price of
  $0.18 per share                                                            1,078,277              --       1,078,277

Stock issued at $0.165 per share for cash and promissory note for
  exercise of options                                                               --              --           7,272

Stock issued for exercise of options at $0.08 per share in lieu of
  consulting fees                                                                   --              --          16,000

Stock issued for exercise of options at $0.08 per share in lieu of
  consulting fees                                                                   --              --          20,000

Stock issued for exercise of options at $0.11 per share by the CEO             (10,013)             --          22,028

Cancellation of discount on common stock                                            --              --              --

Beneficial conversion of convertible debt                                           --              --         250,000

Vested stock options issued for compensation and consulting at an
  average price of $0.12 per option                                          1,087,900              --       1,087,900

                                                                             Option/        Retained
                                                                            Warrants        Earnings          Total
                                                                          ------------    ------------    ------------
Cancelled stock options issued for compensation and consulting at an
  average price of $0.19 per option                                           (656,612)             --        (656,612)

Net loss for period ended December 31, 2004                                         --      (4,462,795)     (4,462,795)
                                                                          ------------    ------------    ------------

Balance, December 31, 2004                                                $  2,563,044    $ (7,085,205)   $ (1,325,802)

Stock issued at $0.06 per share for promissory note for exercise of
  options                                                                           --              --              --

Vested stock options issued for consulting at an average price of
  $0.07 per share                                                               35,250              --          35,250

Vested stock options issued for employee management compensation at an
  average price of $0.07 per share                                             133,750              --         133,750

Stock issued to employee for financing guaranty & pledge valued at
  $0.05 per share                                                                   --              --          40,000

Nazlin - options exercised                                                          --          10,000

Gladys Sargeant 506 Subscription Agreement                                      15,000              --          20,000

Vested stock options issued for consulting at an average price of
  $0.03 per share                                                               62,250              --          62,250

Cancelled stock options issued for compensation and consulting at an
  average price of $0.08 per option                                           (425,300)             --              --

Cancelled stock options issued for compensation at $0.20                        (2,400)             --              --

Stock issued to TAIB Bank to retire $75,000 of the $300,000 debenture               --              --          75,000

Stock issued to TAIB Bank to retire $170,000 of $300,000 debenture
  plus interest $10,830                                                             --              --         180,830

Stock issued to TAIB Bank to retire $5,000 debenture plus interest
  of 14,245                                                                         --              --          19,245

Stock issued to Agora as part of contract                                           --              --          12,500

Stock issued to Lakhani as part of contract                                         --              --          35,000

Stock issued for exercise of options at $0.08 per share                             --              --           8,000

Stock issued to Cornell to retire promissory note                                   --              --       1,030,888

Vested stock options issued for consulting at an average price of
  $0.20 per share                                                               33,500              --          33,500

Vested stock options Issued for employee and management compensation
  at an average price of $0.20 per share                                        27,840              --          27,840

Stock issued to Cornell in exchange for $700,000 pursuant to SEDA                   --              --         700,000

                                                                             Option/        Retained
                                                                            Warrants        Earnings          Total
                                                                          ------------    ------------    ------------
Cancelled stock options issued for compensation                                (10,500)             --              --

Vested stock options issued for compensation And consulting at an
  average price of $0.20                                                       271,550              --         271,550

Beneficial conversion of convertible debt                                           --              --         422,096

Net loss for period ended December 31, 2005                                         --      (4,262,010)     (4,262,010)
                                                                          ------------    ------------    ------------

Balance, December 31, 2005                                                $  2,698,984    $(11,347,215)   $ (2,470,113)
                                                                          ============    ============    ============

                          The accompanying notes are an
                  integral part of these financial statements.

                              EYI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Year Ended      Year Ended
                                                                                December 31,    December 31,
                                                                                    2005            2004
                                                                                ------------    ------------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
  Net loss                                                                      $ (4,262,010)   $ (4,462,795)
  Loss allocated to minority interest                                                 84,762          88,755
                                                                                ------------    ------------
                                                                                  (4,346,772)     (4,551,550)
                                                                                ------------    ------------

  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization                                                     52,645          87,054
    Stock and warrants issued for employee compensation and consulting               547,800       1,735,814
    Stock issued for deferred financing costs                                             --         390,000
    Stock issued for options exercised in lieu of debt                                    --          11,500
    Stock issued for options exercised in lieu of consulting and legal fees           57,500         207,000
    Stock issued for interest on convertible debt                                     44,570              --
    Stock issued for financing guaranty & pledge                                      40,000              --
    Discount recognized on convertible debt                                          120,276              --
    Beneficial conversion of convertible debt                                        422,096         250,000
    Decrease (increase) in:
      Related party receivables                                                           --             469
      Accounts receivable                                                            (12,722)          6,517
      Prepaid expenses                                                               840,377         221,430
      Inventory                                                                      (55,607)         14,726
      Deposits                                                                       (65,367)        (24,361)
    Increase (decrease) in:
      Accounts payable and accrued liabilities                                       788,048         392,043
      Accounts payable - related parties                                             168,583         450,808
      Interest payable, convertible debt                                             (10,616)             --
      Customer deposits                                                                   --          (6,250)
      Liabilities in excess of assets on discontinued operations                     (30,494)             --
                                                                                ------------    ------------
        Net cash used by operating activities                                     (1,428,183)       (826,300)
                                                                                ------------    ------------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
  Decrease (increase) in restricted cash                                             100,248         123,434
  Decrease (increase) in property, plant, and equipment                              (39,797)           (711)
  Purchase of trademarks                                                                (674)             --
                                                                                ------------    ------------
        Net cash provided by investing activities                                     59,778         122,723
                                                                                ------------    ------------

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
  Net change in bank indebtedness                                                    (72,456)       (187,521)
  Issuance of stock, net of private placement costs & warrants                        16,500         492,316
  Repayment of convertible debt                                                     (250,000)             --
  Proceeds from Cornell SEDA                                                         700,000              --
  Proceeds from Cornell Prom Note                                                  1,000,000              --
                                                                                ------------    ------------
        Net proceeds from convertible debt                                                --         379,725
                                                                                ------------    ------------

        Net cash provided by financing activities                                  1,394,044         684,520
                                                                                ------------    ------------

        Net increase in cash and cash equivalents                                     25,639         (19,057)
                                                                                ------------    ------------

CASH - Beginning of Year                                                                  --          52,075
                                                                                ------------    ------------

                                                                                 Year Ended      Year Ended
                                                                                December 31,    December 31,
                                                                                    2005            2004
                                                                                ------------    ------------
CASH - End of Period                                                            $     25,639    $     33,018
                                                                                ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest expense paid                                                         $    179,717    $     47,956
  Income taxes paid                                                             $         --    $         --

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Stock and warrants issued for employee compensation and consulting            $         --    $  1,735,814
  Stock issued for options exercised in lieu of debt                            $         --    $    646,028
  Stock issued for options exercised in lieu of consulting and legal fees       $         --    $    207,000
  Stock and warrants issued for prepaid expenses                                $         --    $  1,150,000
  Stock issued for financing fees                                               $         --    $    390,000
  Beneficial conversion of convertible debt                                          422,096    $    250,000
  Stock options vested for consulting and compensation                          $    547,800    $         --
  Stock issued for options exercised in lieu of debt                            $     11,500    $         --
  Stock issued for options exercised in lieu of legal fees                      $     10,000    $         --
  Stock issued for options exercised in lieu of consulting and legal fees       $     57,500    $         --
  Stock issued to retire part of prom note                                      $    175,000    $         --
  Stock issued for redemption of convertible debenture                          $    250,000    $         --
  Stock issued for interest  on convertible debenture                           $     44,570    $         --
  Stock and warrants issued through 506 Private Placement                       $     20,000    $         --
  Stock issued for financing guaranty & pledge                                  $     40,000    $         --
  Discount recognized on convertible debt                                       $    120,276    $         --

                          The accompanying notes are an
                  integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Essentially Yours Industries, Inc. (hereinafter "EYI") was incorporated on June 21, 2002 in the State of Nevada. The main business activities of Essentially Yours Industries, Inc. were acquired through a merger with the former entity, Burrard Capital, Inc., and other entities concerning EYI's reorganization. On December 31, 2003, EYI entered into a share exchange agreement of its stock with Safe ID Corporation ("Safe ID"). This transaction was accounted for as a share exchange and recapitalization. As a result of this transaction, Safe ID has changed its name to EYI Industries, Inc. ("the Company") and is acting as the parent holding company for the operating subsidiaries.

The principal business of the Company is the marketing of health and wellness care products. The Company sells its products primarily through network marketing distributors, which in turn, sell the products to the end customers. The Company also sells product directly and through affiliates. The Company maintains its principal business office in Burnaby, British Columbia. Effective for the period ended December 31, 2003, the Company elected to change its year-end from June 30 to December 31.

The Company has six wholly owned subsidiaries. The first subsidiary is Halo Distribution LLC (hereinafter "Halo"), which was organized on January 15, 1999, in the State of Kentucky. Halo was the distribution center for the Company's product in addition to other products until April 30, 2005 at which time the Company made the decision to discontinue it's operations. The second subsidiary is RGM International Inc., which was incorporated on July 3, 1997, in the State of Nevada. RGM International Inc. is a dormant investment company, which owns one percent of Halo. The third subsidiary is Essentially Yours Industries (Canada) Inc. (hereinafter "EYI Canada"), which was incorporated on September 13, 2002, under the Canada Business Corporations Act. EYI Canada markets health and wellness care products for use in Canada. The fourth subsidiary is 642706 B.C. Ltd., doing business as EYI Management, which was organized on February 22, 2002, in the province of British Columbia, Canada. EYI Management provides accounting, customer service and marketing services to the consolidated entity. The fifth subsidiary is Essentially Yours Industries (Hong Kong) Limited ("EYI HK"). EYI HK was organized on August 23, 2005 in Hong Kong. EYI HK markets health and wellness care products for use in Hong Kong and China. The sixth subsidiary is Essentially Yours Industries (International) Limited ("EYI INTL"). EYI INTL was organized on December 6, 2005 to facilitate our expansion throughout other Southeast Asian countries.

In addition, the Company owns approximately 98% of Essentially Yours Industries, Inc. ("EYII"), incorporated on June 21, 2002 in the State of Nevada. EYII markets health and wellness care products for use in USA. The Company also owns 51% of World Wide Buyers' Club Inc. ("WWBC"), a Nevada corporation, which was organized by a joint venture agreement effective May 6, 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of EYI Industries, Inc., is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements - Recent

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" (hereinafter "SFAS No. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections," (hereinafter "SFAS No. 154") which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on its consolidated financial position, results of operations, or cash flows.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation," which as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a "conditional" asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation" (hereinafter "SFAS No. 123R"). This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. The Company has previously adopted SFAS No. 123 and the fair value of accounting for stock options and other equity instruments. The Company has determined that there was no impact to its financial statements from the adoption of this new statement.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4". This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (hereinafter "FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

Accounts Receivable and Bad Debts

The Company estimates bad debts utilizing the allowance method, based upon past experience and current market conditions. The Company recorded an allowance to cover accounts receivable balances over 60 days of $26,346 and $16,321 for December 31, 2005 and December 31, 2004 respectively.

Advertising Expenses

Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company's advertising expenses were $39,208 and $118,937 for the year ended December 31, 2005 and December 31, 2004 respectively.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes deposits held in a reserve account in the amount of $0 and $100,248 at December 31, 2005 and December 31, 2004 respectively. Such deposits are required by the bank as protection against unfunded charge backs and returns of credit card transactions. Effective June 9, 2005, the bank deemed that this deposit is no longer necessary and released the funds to the Company.

Compensated Absences

Employees of the Company are entitled to paid vacation, and sick days, depending on job classification, length of service, and other factors. The Company accrued vacation pay in the amounts of $61,686 and $60,186 at December 31, 2005 and December 31, 2004 respectively.

Cost of Sales

Cost of sales consists of the purchase price of products sold, inbound and outbound shipping charges, packaging supplies and costs associated with service revenues and marketplace business.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At December  31, 2005 and  December  31, 2004 the Company has not engaged in any
transactions  that  would  be  considered  derivative   instruments  or  hedging
activities.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same at the reporting dates, as inclusion of the common stock equivalents would be anti-dilutive.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005 and December 31, 2004.

Foreign Currency Translation and Other Comprehensive Income

The Company has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

As the Company's functional currency is the U.S. dollar, and all translation gains and losses are transactional, the Company has no assets with values recorded in Canadian dollars or Hong Kong dollars and there is no recognition of other comprehensive income in the financial statements.

Foreign Currency Valuation and Risk Exposure

While the Company's functional currency is the U.S. dollar and the majority of its operations are in the United States, the Company maintains its main office in Burnaby, British Columbia. The Company also maintains an office in Kowloon, Hong Kong. The assets and liabilities relating to both the Canadian and Hong Kong operations are exposed to exchange rate fluctuations. Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rate during the period. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Impaired Asset Policy

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts.

The Company does not believe any adjustments are needed to the carrying value of its assets at December 31, 2005 or December 31, 2004.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (hereinafter "SFAS No. 109"). This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company's consolidated financial statement or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities results in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. (See Note 10.)

Inventories

The Company records inventories at the lower of cost or market on a first-in, first-out basis.

Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Accordingly, the Company reviews the carrying amount of long-lived assets for impairment where events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the assets to the net carrying value of the assets. For the years ended December 31, 2005 and, December 31, 2004, no impairments have been identified

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. (See Note 4.)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant transactions and balances among the companies included in the consolidated financial statements have been eliminated.

Revenue Recognition

The Company is in the business of selling nutritional products in two categories: dietary supplements and personal care products. Sales of personal care products represent less than 5% of the overall revenue and therefore are not classified separately in the financial statements. The Company recognized revenue from product sales when the products are shipped and title passes to customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted $128,967 and $190,340 for the year ended December 31, 2005 and December 31, 2004 respectively.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (hereafter "SFAS No. 131") which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.

SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position. (See Note 14.)

Stock Options and Warrants Granted to Employees and Non-Employees

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Going Concern

As shown in the accompanying financial statements, the Company had negative working capital of approximately $1,965,000 and an accumulated deficit incurred through December 31, 2005. The Company also has limited cash resources and a history of recurring losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans designed to increase the sales of the Company's products, and decrease debt. The Company plans on continuing to reduce expenses, and with small gains in any combination of network sales, direct sales, international sales, and warehouse sales, believe that they will eventually be able to reverse the present deficit. Management intends to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management plans include negotiations to convert significant portions of existing debt into equity.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

NOTE 3 - ACCOUNTS RECEIVABLE AND CREDIT RISK

Accounts receivable at December 31, 2005 and December 31, 2004 consist primarily of amounts due from direct retail clients of EYI.

NOTE 4 - PROPERTY AND EQUIPMENT

Capital assets are recorded at cost. Depreciation is calculated using the straight line method over three to seven years. The following is a summary of property, equipment and accumulated depreciation at December 31, 2005 and December 31, 2004.

                                                December 31, 2005             December 31, 2004
                                           ---------------------------   ---------------------------
                                                           Accumulated                   Accumulated
                                               Cost       Depreciation       Cost       Depreciation
                                           ------------   ------------   ------------   ------------
Warehouse equipment                        $          0   $          0   $    223,927   $    207,525
Furniture and fixtures                            1,569            371         18,698         18,083
Computer Equipment & Software                   105,447         83,068        115,392         83,995
Office equipment                                 14,859            901          3,510          3,410
Leasehold improvements                           13,544          1,409         32,523         20,696
                                           ------------   ------------   ------------   ------------
Total                                           135,420   $     85,749        394,050   $    333,714
                                                          ============                  ============

Less: accumulated depreciation                   85,749                      333,714
                                           ------------                 ------------

Total property, plant and equipment, net   $     49,671                 $     60,336
                                           ============                 ============

Depreciation expense for the periods ended December 31, 2005 and December 31, 2004 was $52,645, and $56,154 respectively.

NOTE 5 - CONVERTIBLE LOANS PAYABLE

On June 22, 2004, the Company issued to Cornell Capital Partners, LP a 5% secured convertible debenture in the principal amount of $250,000 with a term of two years, and interest at 5%. The debenture was convertible into the Company's common stock at a price per share equal to the lessor of (a) 120% of the closing bid price by the second anniversary date of issuance or (b) 100% of the lowest daily volume weighted average price for the 30 days immediately prior to conversion. On June 24, 2004, the Company received the $250,000 loan less related expenses of approximately $65,000 which was allocated as discount on debt. The convertible securities were guaranteed by the assets of the Company. Under the agreement, the Company was required to keep available common stock duly authorized for issuance in satisfaction of the convertible. The conversion amount will be the face amount of the convertible plus interest at the rate of 5% per annum from the closing date of June 24, 2004 to the conversion date. On August 3, 2005, the Company retired the debenture plus a 20% premium of $50,000 by using the cash proceeds of a promissory note between the Company and Cornell Capital signed on August 2, 2005.

On September 24, 2004, the Company issued to Cornell Capital Partners, LP ("Cornell") a 5% secured convertible debenture in the principal amount of $250,000 with a term of two years, and interest at 5%. The debenture is convertible into the Company's common stock at a price per share equal to the lessor of (a) 120% of the closing bid price by the second anniversary date of issuance or (b) 100% of the lowest daily volume weighted average price for the 30 days immediately prior to conversion. On September 27, 2004, the Company re-assigned $245,000 of this debenture to Taib Bank, E.C. and reassigned $5,000 of the debenture B to an individual. Under the debenture agreement, the Company's failure to issue unrestricted, freely tradable common stock to Cornell or Taib Bank or the individual upon conversion after the registration statement filed pursuant to this transaction has been declared effective would be considered an event of default, thereby entitling Cornell to accelerate full repayment of the convertible securities then outstanding. Under the agreement, the Company was required to maintain available common stock duly authorized for issuance in satisfaction of the convertible. One September 24, 2004 the Company received the $250,000 loan less related expenses of approximately $55,000. The convertible securities were guaranteed by the assets of the Company. Under the agreement, the Company was required to keep available common stock duly authorized for issuance in satisfaction of the convertible. The conversion amount was the face amount of the convertible plus interest at the rate of 5% per annum from the closing date of September, 2004 to the conversion date On August 15, 2005, the Company retired $75,000 of the Taib Bank, E.C. debenture by converting 2,027,027 common shares. On August 16, 2005, the Company retired $170,000 of the Taib Bank, E.C. debenture plus $10,830 in interest by converting 4,487,096 common shares. On September 12, 2005, the Company retired $5,000 of the remaining debenture plus $14,245 in interest by converting 375,146 common shares valued at $0.0513.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value that was the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $250,000, was recorded as an interest expense and a component of stockholders' equity on the balance sheet date.

Standby Equity Distribution Agreement

In June, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to this agreement, Cornell agreed to purchase up to $10,000,000 of the Company's common stock through a placement agent over a two-year period after the effective registration of the shares. In addition, the Company issued 1,300,000 shares of its common stock to Cornell and the placement agent upon the inception of the standby equity distribution agreement. The $390,000 value of these shares was recognized as a period expense due to the fact that the 1,300,000 shares have been deemed to be fully earned as of the date of the agreement.

During the year ended December 31, 2005, the Company issued 40,874,047 common shares to Cornell Capital in exchange for $1,700,000. These transactions resulted in a beneficial conversion feature computed at its intrinsic value that was the difference between the conversion price and the fair value on the issuance date of the common stock. The amount attributed to the beneficial conversion feature, or $422,096, was recorded as a financing expense and a component of stockholders' equity on the balance sheet.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of rights, title, and interest in and to the contracts with the Company's independent business associates as well as the rights and licenses to trademarks and formula for the Company's primary products. These rights and licenses were obtained from the Company's former parent pursuant to a transfer agreement, as well as from the Company's primary shareholder.

Trademarks and Formulas Costs relating to the purchase of trademarks and formulas were capitalized and amortized using the straight-line method over ten years, representing the estimated life of the assets.

The following is a summary of the intangible assets at December 31, 2005 and December 31, 2004:

                                                    Accumulated
                                        Cost       Amortization         Net
                                    ------------   ------------    ------------
Balance, December 31, 2004          $     21,601   $     (5,040)   $     16,561
Activity in last twelve months               674         (2,193)         (1,519)
                                    ------------   ------------    ------------
Balance, December 31, 2005          $     22,275   $     (7,233)   $     15,042
                                    ============   ============    ============

NOTE 7 - BANK INDEBTEDNESS

Bank indebtedness consists of checks written in excess of funds on deposit.

NOTE 8 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001. As of December 31, 2005 and December 31, the Company has not issued any preferred stock.

Common Stock

The Company is authorized to issue 1,000,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On February 10, 2005, we entered into a loan agreement with one of our employees, pursuant to which we loaned her $180,000 for the purpose of exercising 3,000,000 incentive stock options issued to her under our stock compensation program. The loan is payable on demand and accrues interest at a rate of 4% per annum. The loan was secured by a promissory note dated effective February 10, 2005 and deemed to be a subscription receivable. On August 10, 2005 the promissory note was re-assigned to Winslow Drive in exchange for the 3,000,000 shares (See Note 10)

On February 14, 2005 the Company entered into a bonus share agreement with one of our employees and issued 800,000 shares of our common stock at a deemed price of $0.05 per share. These shares were given in consideration for providing the guarantee and pledge necessary for the Cornell loan. (See Note 10) The shares are to be issued pursuant to Regulation S of the Securities Act.

On April 5, 2005, 250,000 options were exercised at $0.04 per share at the aggregate exercise price of $10,000. The options were paid in the form of forgone debt owed to the legal firm by the Company. The Company computed the number of options issued in this transaction based on the estimated fair market value of the Company's common stock on the date of issuance.

On June 9, 2005, the Company sold, under a private placement offering, 1,000,000 shares of common stock at $0.02 per share for a total of $8,500 in cash and $11,500 in the form of forgone debt owed to a consultant and related party. In addition, 3,000,000 warrants were also granted in conjunction with this offering at a price of $0.02. (See Note 9.)

On July 28, 2005, the Company issued 250,000 common shares to AGORA Investor Relations Corp pursuant the terms of it's agreement with the Company dated July 28, 2005.

On August 15, 2005, the Company issued 2,027,027 common shares to TAIB Bank to retire $75,000 of the $300,000 debenture.

On August 16, 2005, the Company issued 4,487,096 common shares to TAIB Bank to retire $170,000 of the $300,000 debenture plus interest of $10,830.

On September 1, 2005, the Company issued 500,000 shares of restricted stock as an initial signing bonus to M. Ali Lakhani Personal Law Corporation pursuant to the terms of his contract with the Company dated September 1, 2005.

On September 12, 2005, the Company issued 375,146 common shares to TAIB Bank to retire a $5,000 debenture plus interest of $14,245.

On September 26, 2005 an employee of the Company exercised 100,000 stock options at $0.08 per share for an the aggregate exercise price of $8,000.

During the quarter ended December 31, 2005, the Company issued 22,789,581 common shares to Cornell Capital to retire the Promissory Note dated August 1, 2005.

During the quarter ended December 31, 2005, the Company issued 19,268,733 common shares to Cornell Capital in exchange for $700,000 pursuant to the terms of the Standby Equity Distribution Agreement.

NOTE 9 - COMMON STOCK OPTIONS AND WARRANTS

Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (hereinafter "SFAS No. 123"), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

In accordance with SFAS No. 123, the fair value of stock options and warrants granted are estimated using the Black-Scholes Option Price Calculation. The following assumptions were made to value the stock options and warrants for the period ended December 31, 2005: estimated risk-free interest rate of 4%; no dividends to be paid; estimated volatility of 144%, and term of two years.

Warrants

During the quarter ended June 30, 2005, the Company sold 1,000,000 common shares through a private placement. In addition, the purchaser of the shares receive warrants to purchase three additional shares of common stock for each share purchased, exercisable at $0.02 per share for a period of two years.

Stock Options

During the period ending December 31, 2004, the Company's board of directors approved the Stock Compensation Program to allow up to 25,000,000 shares of stock to be issued under the program. This plan enables the Company to grant stock options to directors, officers, employees and eligible consultants of the Company. There was no Company stock option plan in effect prior to 2004.

During the period ended December 31, 2005, the Company granted stock options to purchase a total of 7,390,000 shares of common stock to its employees, directors, and consultants. The options were granted from $0.02 to $0.10 per share. The Company recognized an expense to services and consulting of $564,140 during the period ending December 31, 2005 for all vested options.

Following is a summary of the status of the stock options during the twelve months:

                                                                      Weighted
                                                                       Average
                                                       Number         Exercise
                                                      of Shares        Price
                                                    ------------    ------------
Outstanding at December 31, 2004                      19,747,390    $       0.14
  Granted                                              7,390,000            0.13
  Exercised                                           (3,350,000)           0.12
  Forfeited                                           (7,535,000)           0.08
                                                    ------------    ------------

Options outstanding at December 31, 2005              16,252,390    $       0.14
                                                    ============    ============
Options exercisable at December 31, 2005              15,617,390    $       0.14
                                                    ============    ============
Weighted average fair value of options granted                      $       0.13
                                                                    ============

Summarized information about stock options outstanding and exercisable at December 31, 2005 is as follows:

                    Options Outstanding
-------------------------------------------------------------
  Exercise                      Weighted Ave.   Weighted Ave.
    Price          Number         Remaining        Exercise
    Range         of Shares         Life            Price
-------------   -------------   -------------   -------------
$0.02 - $0.26      16,252,390            2.23           $0.14

                     Options Exercisable
-------------------------------------------------------------
  Exercise                      Weighted Ave.   Weighted Ave.
    Price          Number         Remaining        Exercise
    Range         of Shares         Life            Price
-------------   -------------   -------------   -------------
$0.03 - $0.26      15,617,390            1.00           $0.14

Summarized information about unvested granted stock options outstanding at December 31, 2005 is as follows:

            Unvested Granted Options Outstanding
-------------------------------------------------------------
  Exercise                      Weighted Ave.   Weighted Ave.
    Price          Number         Remaining        Exercise
    Range         of Shares         Life            Price
-------------   -------------   -------------   -------------
$0.02 - $0.20         515,000            1.41           $0.10

                                                      Weighted
                                     Number of        Average
                                      Warrants     Remaining Life  Average Price
                                   -------------   -------------   -------------
Outstanding and  exercisable          11,516,621            3.50           $0.21

NOTE 10 - INCOME TAXES

The significant components of the deferred tax asset at December 31, 2005 and December 31, 2004 were as follows:

                                                     December 31,   December 31,
                                                         2005          2004
                                                     ------------   ------------
Net operating loss carry forward                     $ 11,628,000   $  7,082,200
                                                     ============   ============
Deferred tax asset:                                  $  3,954,000   $  2,408,000
Less valuation allowance for tax asset                 -3,954,000     -2,408,000
                                                     ------------   ------------
Net deferred tax asset                               $         --   $         --
                                                     ============   ============

At December 31, 2005 and December 31, 2004, the Company has net operating loss carry forwards of approximately $11,628,000 and $7,082,200 respectively, which expire in the years 2023 through 2025. The change in the allowance account from December 31, 2004 to December 31, 2005 was $1,546,000.

The Company's subsidiaries in Canada are required to file income tax returns in British Columbia, Canada. The losses from operations are allocated to both United States and Canadian operations.

Utilization of the net operating losses is contingent upon the company's filing of federal income tax returns, currently in arrears. See Note 6 regarding Company's liability for state income tax reporting.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Purchase Agreement On June 30, 2002, the Company entered into a distribution and license agreement with a company in which one of the Company's directors has an ownership interest. The agreement gives the Company the exclusive right to market, sell and distribute certain products for a five-year renewable term. Management estimates that 87% of the Company's sales volume results from products supplied under this licensing agreement.

During the quarter ended March 31, 2004, the Company negotiated the lowering of the purchasing threshold, and pursuant to the agreement, the Company is required to purchase the following amounts of product during the term of the agreement:

From June 1, 2004 to May 31, 2005          $3,964,000

For each year thereafter, during the term of this agreement, the Company is obligated to purchase a minimum amount of $5,549,000 of product.

In the event that the Company is unable to meet the minimum purchase requirements of the licensing agreement or the terms requiring it to pay 15% of the difference between the minimum purchase amount referred to above and actual purchases for that year in which there is a shortfall, then the licensor has various remedies available to it including renegotiating the agreement, removing exclusivity rights, or terminating the agreement.

As of the date of these financial statements, the purchase requirements have not been made. The period for which the License could request payment per the penalty clause has expired for the year and therefore we have not made any accrual to the financial statements. As well we continue to purchase Nutri Diem products.

Lease Payments

The Company has operating lease commitments for its premises, office equipment and an automobile. The minimum annual lease commitments are as follows:

Year ended December 31,               Minimum Amount
-----------------------               --------------
2006                                        $218,469
2007                                         163,285
2009                                         141,841
2009                                         147,013
2010 and thereafter                          309,544

Management Agreement

EYI Corp. has agreed to perform various services and administrative assistance to the Company on a month to month basis commencing April 1, 2004. The services and duties to be provided and performed by EYI Corp. for EYII shall be determined and agreed upon by the parties, from time to time, as required, provided however, it is understood and agreed that such services will primarily consist of assisting EYII in the sales and marketing business.

The remuneration to be paid by EYII to EYI Corp. for the aforementioned services shall be the cost of actual expenses plus a fee of five (5%) percent for services provided.

Regulatory Risks and Claims

The Company's products are subject to regulation by a number of federal and state entities, as well as those of foreign countries in which the Company's products are sold. These regulatory entities may prohibit or restrict the sale, distribution, or advertising of the Company's products for legal, health or safety, related reasons. In addition to the potential risk of adverse regulatory actions, the Company is subject to the risk of potential product liability claims.

Promissory Note

On August 1, 2005,  the Company  entered  into a  promissory  note with  Cornell
Capital Partners, LP for the principal sum of one Million (U.S.) dollars ($1,000,000) and payable in thirteen weekly installments beginning September 23, 2005 and ending on December 16, 2005. Interest on this note is twelve percent (12%) per annum. The Company agreed to repay this loan by issuing common stock pursuant to the terms of the Standby Equity Distribution Agreement (Note 5).

Secured Promissory Note

On February 24, 2005 the Company received a loan of $200,000 from Cornell secured by a secured promissory note. Under the terms of the secured promissory note, the loan is payable by April 24, 2005 and accrues interest at a rate of 12% per annum. In connection with the issuance of the secured note, the Company agreed to: (i) pay Cornell a fee of $20,000; and (ii) pay Yorkville Advisors Management LLC a structuring fee in the amount of $2,500. As a condition to Cornell's entry into the Secured Note on February 24, 2005, an employee of EYI, Janet Carpenter, entered into a guaranty agreement with Cornell and a pledge and escrow agreement with Cornell and David Gonzalez. Pursuant to the terms of the guaranty agreement and the pledge and escrow agreement, Ms. Carpenter agreed to:
(i) personally guarantee the payment and performance obligations of EYI under the Secured Note; and (ii) pledge to Cornell 3,000,000 shares of EYI held by her to secure the obligations of EYI under the Secured Note. In consideration of Ms. Carpenter providing the guarantee and pledge, EYI entered into a bonus shares agreement dated February 14, 2005 with Ms. Carpenter, pursuant to which we agreed to issue to Ms. Carpenter 800,000 shares of our common stock at a deemed price of $0.05 per share. The shares are to be issued to Ms. Carpenter pursuant to Regulation S of the Securities Act. (See Note 8.) On August 3, 2005, this promissory note was fully retired.

Standby Equity Distribution Agreement

On June 22, 2004, the Company entered into a two-year standby equity distribution agreement with Cornell Capital Partners LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to 10,000,000 shares of the Company's common stock through a placement agent. The Company issued 1,300,000 shares of its common stock to Cornell and the placement agent upon the inception of this agreement. The $390,000 value of these shares was based on the fair market value of the shares on the date of the contract and is recognized as a period expense due to the fact that the 1,300,000 shares have been deemed to be fully earned as of the date of the agreement. (See Note 8.)

On May 13, 2005 the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell") pursuant to which we entered into the following agreements: a Registration Rights Agreement, an Escrow Agreement, and a Placement Agent Agreement. Pursuant to the terms of the new Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $10 million. If we request advances under the Standby Equity Distribution Agreement, Cornell will purchase shares of our common stock for 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell will retain 5% of each advance under the new Standby Equity Distribution Agreement. We may not request advances in excess of a total of $10 million. Pursuant to the terms of our Registration Rights Agreement and the Standby Equity Agreement with Cornell, we agreed to register and qualify, among other things, the additional shares due to Cornell under the Standby Equity Agreement under a registration statement filed with the SEC. We signed a Termination Agreement on May 13, 2005, for the purpose of terminating our Standby Equity Distribution Agreement, Registration Rights Agreement and Escrow Agreement previously entered into with Cornell on June 22, 2004.On April 4, 2005 we entered into a redemption agreement with TAIB Bank E.C. ("TAIB") pursuant to which TAIB agreed to acquire by assignment a two year 5% secured convertible debenture issued to Cornell Capital Partners, L.P. ("Cornell") in the amount of $245,000, and a two year 5% convertible debenture in the amount of $5,000 held by Kent Chou, in consideration of which we agreed not to modify or renegotiate the terms of our Standby Equity Distribution Agreement ("SEDA") with Cornell, and to use any proceeds obtained by EYI under the SEDA to make payments on the debentures. The debentures were assigned to TAIB on April 4, 2005.

Reseller Agreement

On May 11, 2005 the Company entered into a reseller agreement with Metals & Arsenic Removal Technology, Inc ("MARTI") for a term of five (5) years, pursuant to which MARTI appointed EYII as the exclusive distributor of certain specially formulated MARTI products on a consignment basis and provide EYII with 1000 units of inventory for sale to its customers, proceeds of which are subject to fee payments to MARTI as set out in the schedules accompanying the agreement.

Service Agreement

On April 22, 2005 Essentially Yours Industries, Inc., our wholly owned subsidiary ("EYII") entered into a fulfillment services agreement with Source 1 Fulfillment ("Source One") to warehouse and ship our products. Pursuant to the terms of the agreement, Source One agreed to provide certain storage and fulfillment services to EYII at the rates set out in the schedules to the agreement. Source One also agreed to pay a referral commission of 10% of all handling fees for any client EYII brings to Source One. The agreement is for a term of one year and automatically renews each year unless terminated by either party in accordance with the terms of the agreement. Subsequently in May, 2005 Company ceased warehousing and distributing our products through Halo Distribution LLC ("Halo"), our wholly owned subsidiary.

On September 1, 2005, EYI entered into an agreement for legal services with M. Ali Lakhani Personal Corporation (the "Contractor") to provide EYI and its subsidiaries with certain legal services in exchange for a monthly fee of US $8,000 and a one time issuance of 500,000 restricted share of our common stock to the contractor. The contract is on a month-to-month basis.

Investor Relations Agreement

On July 28, 2005, the Company entered into an investor relations agreement with Agora Investor Relations Corp ("AGORA"). Pursuant to the terms of the agreement AGORA agreed to provide certain services including marketing, branding and investor communications services, in consideration of which we agreed to: (i) pay AGORA a fee of $2,500 per month commencing August 1, 2005; and (ii) issue to AGORA warrants to be registered by us to purchase 350,000 shares of our common stock exercisable at a price of $0.06 per share and vesting over a twelve month period. The agreement is for an initial term of August 1, 2005 to July 31, 2006 and is renewable at EYI's option for an additional term of 12 months under the same terms and conditions. This agreement was amended on October 5, 2005 at which time the warrant provision was replaced with the issuance of 250,000 restricted shares of our common stock. The issuance of these shares are reflected in the accompanying financial statements.

Escrow Fund

On August 1, 2005, pursuant to references made to the standby equity distribution agreement dated June 22, 2004, and the Promissory Note dated August 1, 2005, the Company allocated fifty-one million two hundred thousand (51,200,000) shares of the Company's common stock into escrow.

Other Matters

The Company's predecessor organization, Essentially Yours Industries Corp. ("EYIC"), a British Columbia corporation, has outstanding claims from the Internal Revenue Service for penalties and interest of approximately $2,000,000.

Furthermore, one or more states may have claims against EYIC for unpaid state income taxes. Management believes that these claims are limited solely to EYIC and that any prospective unpaid tax claims against the Company are remote and unable to be estimated.

NOTE 12 - DISCONTINUED OPERATIONS

During the period ended December 31, 2005, the Company elected to discontinue the operations of Halo Distribution LLC (hereinafter "Halo"), a subsidiary of the Company and recorded costs associated from discontinued operations of $380,368 for the period ended December 31, 2005. In addition, the Company reclassified the December 31, 2004 balance sheet to reflect $405,838 of liabilities from the discontinued subsidiary and recorded costs from discontinued operations of $340,305 for the period ended December 31, 2004.

The assets and liabilities disposed of from discontinued operations at December 31, 2005 were as follows:

Total Assets                                                        $         --

Accounts payable                                                    $     79,049
Accrued liabilities                                                      275,368
Accounts payable - related party                                         105,000
                                                                    ------------
Liabilities in excess of assets                                     $    380,368
                                                                    ============

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (hereinafter "SFAS No. 146"). SFAS No. 146
addresses  significant  issues  regarding  the  recognition,   measurement,  and
reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002, effective December 31, 2002. The Company's financial position and results of operations have not been affected by adopting SFAS No. 146.

NOTE 13 - RELATED PARTY NOTE PAYABLE

The Company issued two promissory notes for a total of $90,000 in December 2003. The notes are unsecured, non-interest bearing and are payable upon demand.

NOTE 14 - CONCENTRATIONS

Bank Accounts

The Company maintains its cash accounts in two commercial banks. During the year, the Company may maintain balances in excess of the federally insured amounts in the accounts that are maintained in the United States. The Company also maintains funds in commercial banks in Vancouver, British Columbia, in which funds in U.S. dollars are not insured. At December 31, 2005, December 31, 2004 a total of $248 and $140 respectively, was not insured.

Economic Dependence

During the year, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is the sole supplier of the Company's flagship product Calorad. Pursuant to a purchase agreement, the Company is subject to minimum purchases per annum. (See Note 11.)

NOTE 15 - STATE OR FEDERAL TAX LIABILITY

For the years ended December 31, 2005 and 2004, the Company estimated it California corporate tax liability to be $23,813 and $22,897, respectively. The Company has not filed a return with the State of California for several years and because of that the Company has been suspended from operating as a corporation in California. In order to revive its authorized corporation status in California, the Company must file all delinquent tax returns and pay all related California corporate income taxes, penalties and interest.

In the year ended December 31, 2005, the Company's state tax liability increased by $708.

NOTE 16 - SUBSEQUENT EVENTS

Between January 17, 2006 and March 23, 2006, the Company issued 42,941,686 shares to Cornell Capital in exchange for $1,084,564.51.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      EYI Industries' bylaws, as amended provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by EYI Industries.

Securities and Exchange Commission Registration Fee                   $    2,375
Printing and Engraving Expenses                                       $    5,000
Accounting Fees and Expenses                                          $   20,000
Legal Fees and Expenses                                               $   50,000
Miscellaneous                                                         $    7,625
                                                                      ----------
TOTAL                                                                 $   85,000
                                                                      ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


      On April 24, 2006 we entered a Securities Purchase Agreement with Cornell Capital Partners, Taib Bank, B.S.C. and Certain Wealth, Ltd. pursuant to which we entered into the following agreements: an Investor Registration Rights Agreement, Irrevocable Transfer Agent Instructions and a Security Agreement. Pursuant to the terms of the Share Purchase Agreement, we may sell convertible debentures to these entities in the principal amount of $4,500,000 plus accrued interest which are convertible into shares of our common stock. Of this amount $1,500,000 has been, $1,500,000 must be paid two (2) business days prior to the date a registration statement is filed with the Securities and Exchange Commission and $1,500,000 shall be paid two (2) business days prior to the date that such registration statement is declared effective by the Securities and Exchange Commission. We received proceeds of $1,305,000 (net of fees associated with the issuance of the convertible debentures) on April 27, 2006 in connection with the issuance of $1,500,000 of convertible debentures in the following principal amounts: $750,000 to Cornell Capital Partners, $416,667 to Taib Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. pursuant to the terms of the Securities Purchase Agreement. On June 8, 2006, we received net proceeds of $1,350,000, associated with the issuance of the second tranche of secured convertible debentures in the principal amount of $1,500,000 in the following principal amounts: $750,000 to Cornell Capital, $416,667 to Taib Bank, B.S.C. and $333,333 to Certain Wealth, Ltd. On June 20, 2006, we receive net proceeds of $1,350,000, associated with the issuance of the third tranche of secured convertible debentures in the principal amount of $1,500,000, in the following amounts: $750,000 to Cornell Capital Partners, $416,667 to TAIB Bank, B.S.C., and $333,333 to Certain Wealth, Ltd. Each of the convertible debentures was issued pursuant to section 4(2) and Rule 506 of Regulation D of the Securities Act.


      Pursuant to the terms of the Securities Purchase Agreement and the issuance of our convertible debentures, on April 24, 2006 we issued to Cornell Capital Partners seventeen (17) warrants to purchase up to an aggregate 124,062,678 shares of our common stock at the discretion of Cornell Capital Partners each for good and valuable consideration. Pursuant to the terms of the warrants, Cornell Capital Partners is entitled to purchase from us: (1) 10,416,650 shares of our common stock at $0.02 per share, (2) 13,888,866 shares of our common stock at $0.03 per share, (3) 10,416,650 shares of our common stock at $0.04 per share, (4) 8,333,320 shares of our common stock at $0.05 per share, (5) 6,944,433 shares of our common stock at $0.06 per share, (6) 5,952,371 shares of our common stock at $0.07 per share, (7) 11,250,000 shares of our common stock at $0.08 per share, (8) 10,000,000 shares of our common stock at $0.09 per share, (9) 19,000,000 shares of our common stock at $0.10 per share, (10) 8,181,818 shares of our common stock at $0.11 per share, (11) 7,500,000 shares of our common stock at $0.12 per share, (12) 3,333,333 shares of our common stock at $0.15 per share, (13) 2,500,000 shares of our common stock at $0.20 per share, (14) 2,000,000 shares of our common stock at $0.25 per share, (15) 1,666,666 shares of our common stock at $0.30 per share, (16) 1,428,571 shares of our common stock at $0.35 per share and (17) 1,250,000 shares of our common stock at $0.40 per share upon surrender of the warrants (or as subsequently adjusted pursuant to the terms of each warrant) . Each warrant has "piggy back" registration rights and shall expire five (5) years from the date of issuance, on or about April 24, 2011.

      On October 10, 2005, we issued 500,000 shares of restricted common stock to our legal consultant pursuant to a contract for legal services. All securities were endorsed with a restrictive legend pursuant to Regulation S of the Securities Act of 1933 confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On October 10, 2005, we also issued 250,000 shares of restricted common stock to Agora pursuant to our investor relations agreement with Agora. All securities were endorsed with a restrictive legend pursuant to Regulation S of the Securities Act of 1933 confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On June 9, 2005, we issued 1,000,000 shares of common stock and 3,000,000 warrants for the purchase of shares of our common stock at an exercise price of $0.02 per share to one investor. The shares were purchased from us in a private placement transaction pursuant to Rule 506 of Regulation D of the Securities Act. All securities were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities act or an applicable exemption from the registration requirements of the Securities Act.

      On January 1, 2004 the Company entered into an agreement with a consultant to provide services in exchange for 250,000 common shares at $0.28.During the quarter ended March 31, 2004 we issued 100,000 shares of our common stock at a price of $0.26 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

      During the quarter ended June 30, 2004 we issued 50,000 shares of our common stock at a price of $0.22 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

      During the quarter ended June 30, 2004, we issued 5,476,190 units at a price of $0.21 per unit to Eyewonder in respect of certain amounts owed to Eyewonder under our Letter Agreement with Eyewonder. Each unit was comprised of one share of our common stock and one share purchase warrant entitling Eyewonder to purchase one share of our common stock at an exercise price of $0.30 per share for a period expiring May 4, 2009. The issuance was completed pursuant to
Section 4(2) of the Securities Act on the basis that Eyewonder was a sophisticated investor.

      As of June 7, 2004, we completed the sale of 136,548 units at a price of $0.21 per unit for proceeds of $28,675 to seven investors. Each unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of our common stock at a price of $0.30 per share for the three year period following closing. A total of 136,548 shares and 136,548 share purchase warrants were issued. The purchasers consisted of seven "accredited investors", as defined by Rule 501 of Regulation D of the Securities Act. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

      On June 22, 2004, we entered into a secured convertible debenture transaction with Cornell Capital Partners in the principal amount of $500,000. The sale of these Secured Convertible Debentures is complete. EYI Industries received $250,000 from the issuance of the first Secured Convertible Debenture on June 22, 2004, and we received $250,000 five business days following the filing of the accompanying registration statement. The Secured Convertible Debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The Secured Convertible Debenture is secured by all of EYI Industries' assets. The Secured Convertible Debentures accrue interest at a rate of 5% per year and have a term of 3 years. In the event the Secured Convertible Debentures are redeemed, then EYI Industries will issue to the holders a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of June 22, 2004. The holders purchased the Secured Convertible Debentures from EYI Industries in a private placement on June 22, 2004. On September 24, 2004, we issued the second secured convertible debenture in the principal amount of $250,000 to Cornell Capital Partners on the same terms and conditions as the secured convertible debenture described above. EYI Industries is registering in this offering 8,352,823 shares of common stock underlying the Secured Convertible Debentures. On April 4, 2005, Cornell Capital Partners assigned all of its rights and interests in the secured convertible debentures to Taib Bank E.C. All investment decisions of Taib Bank E.C. are made by Larry Chaleff, its Managing Director. In addition, on April 4, 2005, EYI Industries and Taib Bank E.C. entered into a Redemption Agreement, whereby EYI Industries agreed to first use any proceeds received by EYI Industries under the Equity Distribution Agreement with Cornell Capital Partners to redeem any remaining principal and accrued interest under the assigned Secured Convertible Debentures.

      In February 2005, the Company issued 800,000 shares of our common stock at a deemed price of $0.05 per share to Janet Carpenter. These shares were given to Ms. Carpenter in consideration of her providing the guarantee and pledge required for our loan agreement with Cornell Capital.

                                                          Share of Common
Year    Name of Holder                  Date              Stock Sold          Reason Shares Issued
----    --------------                  ----              ----------          --------------------
2005    Janet Carpenter                 February 2005         800,000         Shares in lieu of guarantee and
                                                                              pledge
                                                                              Shares issued in connection with
        AGORA Investor Relations Corp.  July 2005             250,000         investor relations agreement

        M. Ali Lakhani Personal Law                                           Shares issued as signing bonus
        Corporation                     September 2005        500,000         for agreement for legal services

2004    Private Placement at            January 2004          857,143         Private Placement
        $0.14 per unit: warrants                                              raise capital
        at $0.20

        Rajesh Raniga Inc.              January 2004          250,000         Consulting Fees

        Private Placement at            March 2004            609,312         Private Placement
        $0.21 per unit; warrants                                              raise capital
        at $0.30

        Equis Capital Corp.             March 2004            100,000         Consulting Fees

        Eyewonder Inc.                  May 2004            5,476,190         Service Fees

        Michael Hatrak                  May 2004               50,000         Consulting Fees

        Private Placement at            June 2004             566,833         Private Placement to
        $0.21 per unit; warrants                                              raise capital
        at $0.30

        Cornell Capital Partners, LP    June 2004           1,266,589         Commitment fee
                                                                              pursuant to Standby
                                                                              Equity Distribution Agreement

        Newbridge Securities            June 2004              33,411         Placement Agent fee
        Corporation                                                           in connection with
                                                                              Standby Equity Distribution
                                                                              Agreement

2003*   PNG Trading Co. Ltd.            February 2003         250,000         Issued in lieu of funds
                                                                              received

                                                          Share of Common
Year    Name of Holder                  Date              Stock Sold          Reason Shares Issued
----    --------------                  ----              ----------          --------------------
        Hightech International          March 2003          2,120,000         Settlement of Debt

        Private Placement at            September 2003      3,573,924         Private Placement to
        $0.14 per unit; warrants                                              raise capital
        at $0.20

        Michel Grise                    December 2003         357,143         Private Placement to
                                                                              raise capital

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding EYI so as to make an informed investment decision. More specifically, EYI had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in EYI's common stock.

-------------------

* Current management of EYI Industries has limited information with respect to the issuances of unregistered securities prior to the Share Exchange transaction consummated on December 31, 2003 between our company and certain shareholders of Essentially Yours Industries, Inc.

ITEM 27. INDEX TO EXHIBITS

Exhibit Number    Description of Exhibit
--------------    ----------------------
3.1               Articles of Incorporation.(1)

3.2               Certificate of Amendment to Articles of Incorporation dated December 29, 2003.(11)

3.3               Certificate of Amendment to Articles of Incorporation dated December 31, 2003.(11)

3.4               Bylaws.(1)

3.5               Amended Bylaws. (12)

3.6               Certificate of Amendment to Articles of Incorporation dated March 30, 2006(23)

5.1               Opinion re: legality (26)

10.1              Consulting Agreement, dated as of November 5, 2002, between Essentially Yours Industries, Inc., a Nevada corporation, and Flaming Gorge, Inc.(1)

10.2              Consulting Agreement, dated as of November 5, 2002, between Essentially Yours Industries, Inc., a Nevada corporation, and O'Neill Enterprises, Inc.(1)

10.3              Registration Rights Agreement, dated December 31, 2003, by and among Safe ID Corporation, A Nevada corporation, and certain shareholders of EYI Industries, Inc., A Nevada corporation.(5)

10.4              Stock Compensation Program(4)

10.5              Consulting Agreement dated December 27, 2003 between Rajesh Raniga Inc. and Safe ID Corporation.(6)

10.6              Consulting Agreement dated January 1, 2004 between EYI Industries, Inc. and O'Neill Enterprises Inc.(6)

10.7              Consulting Agreement dated January 1, 2004 between EYI Industries, Inc. and Flaming Gorge, Inc. (6)

10.8              Addendum to the Distribution and License Agreement between Essentially Yours Industries, Inc. and
                  Nutri-Diem Inc. dated April 30, 2004.(6)

Exhibit Number    Description of Exhibit
--------------    ----------------------
10.9              Letter Agreement dated May 4, 2004 between Eye Wonder, Inc. and EYI Industries, Inc.(6)

10.10             Standby Equity Distribution Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and
                  Cornell Capital Partners, LP(6)

10.11             Registration Rights Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell
                  Capital Partners, LP(6)

10.12             Escrow Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners,
                  LP(6)

10.13             Placement Agent Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital
                  Partners, LP(6)

10.14             Compensation Debenture, dated June 22, 2004(7)

10.15             Securities Purchase Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell
                  Capital Partners, LP(6)

10.16             Investor Registration Rights Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and
                  Cornell Capital Partners, LP(6)

10.17             Security Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital
                  Partners, LP(6)

10.18             Irrevocable Transfer Agent Instructions, dated June 22, 2004, by and among EYI Industries, Inc., Cornell
                  Capital Partners, LP and Corporate Stock Transfer(6)

10.19             Escrow Agreement, dated June 22, 2004 by and among EYI Industries, Inc., Cornell Capital Partners, L.P.
                  and Butler Gonzalez, LLP(6)

10.20             Form of Secured Convertible Debenture(6)

10.21             Form of Warrant(7)

10.22             Letter Agreement dated May 25, 2004 between EYI Industries, Inc. and Source Capital Group, Inc.(8)

10.23             Lease Agreement dated May 1, 2003 among 468058 B.C. Ltd., 642706 B.C. Ltd., Essentially Yours Industries
                  Corp., and Essentially Yours Industries, Inc.(8)

10.24             5% Secured Convertible Debenture dated September 24, 2004 between EYI Industries, Inc. and Cornell
                  Capital Partners, LP(8)

10.25             5% Secured Convertible Debenture dated September 27, 2004 between EYI Industries, Inc. and Kent Chou(8)

10.26             5% Secured Convertible Debenture dated September 27, 2004 between EYI Industries, Inc. Taib Bank, E.C.(8)

10.27             Assignment Agreement dated September 27, 2004 between Cornell Capital Partners, LP and Taib Bank, E.C.
                  (8)

10.28             Assignment Agreement dated September 27, 2004  between Cornell Capital Partners, LP and Kent Chou(8)

10.29             Joint Venture Agreement dated May 28, 2004 between EYI Industries, Inc.,  World Wide Buyer's Club Inc.
                  and Supra Group, Inc.(9)

10.30             Indenture of Lease Agreement dated January 3, 2005 between Golden Plaza Company Ltd., 681563 B.C. Ltd., and 642706 B.C. Ltd.(10)

10.31             Consulting Services Agreement dated March 5, 2004 between EYI Industries, Inc. and EQUIS Capital
                  Corp.(13)

10.32             Letter dated May 25, 2004 between Source Capital Group, Inc. and EYI Industries, Inc.(14)

10.33             Loan Agreement between Janet Carpenter and EYI Industries, Inc.,  dated February 10, 2005(15)

10.34             Promissory Note dated February 10, 2005 between Janet Carpenter and EYI Industries(15)

10.35             Bonus Share Agreement between Janet Carpenter and EYI Industries, Inc. dated February 14, 2005(15)

10.36             Pledge and Escrow Agreement dated February 24, 2005 between Janet Carpenter, Cornell Capital Partners,
                  LP and David Gonzalez.(15)

10.37             Guaranty Agreement dated February 24, 2005 between Janet Carpenter, Cornell Capital Partners, LP(15)

Exhibit Number    Description of Exhibit
--------------    ----------------------
10.37             Secured Promissory Note dated February 24, 2005 between EYI Industries, Inc. and Cornell Capital
                  Partners, LP(15)

10.39             Agreement dated April 22, 2005 between Essentially Yours Industries Inc. and Source 1 Fulfillment(17)

10.40             Reseller Agreement dated May 11, 2005 between Essentially Yours Industries Inc. and Metals & Arsenic
                  Removal Technology, Inc.(16)

10.41             Termination Agreement dated May 13, 2005 between EYI Industries Inc. and Cornell Capital Partners, LP(17)

10.42             Standby Equity Distribution Agreement dated May 13, 2005 between EYI Industries Inc. and Cornell Capital
                  Partners, LP(17)

10.43             Registration Rights Agreement dated May 13, 2005 between EYI Industries Inc. and Cornell Capital
                  Partners, LP(17)

10.44             Escrow Agreement dated May 13, 2005 between EYI Industries Inc. and Cornell Capital Partners, LP(17)

10.45             Placement Agent Agreement dated May 13, 2005 between EYI Industries Inc. and Cornell Capital Partners,
                  LP(17)

10.46             Consulting Agreement dated June 1, 2005 between EYI Industries, Inc. and Eliza Fung(18)

10.47             Addendum to the Reseller Agreement dated June 1, 2005 between Essentially Yours Industries Inc. and
                  Metals & Arsenic Removal Technology, Inc.(18)

10.48             Non-Circumvention and Non-Disclosure Agreement dated July 14, 2005 between Essentially Yours Industries
                  Inc. and Metals & Arsenic Removal Technology, Inc.(18)

10.49             Promissory Note dated August 1, 2005 between EYI Industries Inc. and Cornell capital Partners, LP(18)

10.50             Investor Relations Agreement dated July 28, 2005 between EYI Industries, Inc. and Agora Investor
                  Relations Corp.(18)

10.51             China Agency Agreement entered into with Guanghzhou Zhongdian Enterprises (Group) Co. Ltd.  and China
                  Electronics Import and Export South China Corporation. Dated September 15, 2005(19)

10.52             Logistics Management Agreement dated September 1, 2005 between Essentially Yours Industries (Hong Kong)
                  Limited and All In One Global Logistics Ltd.(20)

10.53             Contract for Legal Services dated September 1, 2005 between EYI Industries Inc. and M. Ali Lakhani Law
                  Corporation(21)

10.54             Amended Investor Relations Agreement dated October 5, 2005 between EYI Industries, Inc. and Agora
                  Investor Relations Corp.(22)

10.55             Settlement Agreement dated December 21, 2005 between EYI Industries, Inc., Halo Distribution, LLC and
                  Business Centers, LLC.(23)

10.56             Global Consulting Group Agreement dated January 19, 2006 entered into with Global Consulting Group Inc.
                  and EYI Industries Inc.(23)

10.57             Consulting Agreement dated January 27, 2006 entered into with Lou Prescott and Essentially Yours
                  Industries, Inc.(23)

10.58             Termination Agreement dated April 3, 2006 between EYI Industries Inc. and Cornell Capital Partners,
                  LP(25)

10.59             Letter of Intent dated April 6, 2006 between Essentially Yours Industries (International) Limited and
                  Rommel Panganiban and Raul Batista(25)

10.60             Securities  Purchase Agreement, dated as of April 24, 2006, by and between EYI Industries, Inc. and the
                  Buyers listed therein(24)

10.61             Registration  Rights Agreement, dated as of April 24, 2006, by and between EYI Industries, Inc. and the
                  Buyers listed therein(24)

10.62             $750,000 Secured  Convertible  Debenture No. CCP-1, dated as of April 24, 2006, issued to Cornell Capital
                  Partners, LP(24)

10.63             $333,333  Secured  Convertible  Debenture  CW-1, dated as of April 24, 2006, issued to Cornell  Capital
                  Partners, LP(24)

Exhibit Number    Description of Exhibit
--------------    ----------------------
10.64             $416,667 Secured Convertible Debenture  TAIB-1, dated as of April 24, 2006, issued to Cornell Capital
                  Partners, LP(24)

10.65             Security Agreement, dated as of April 24, 2006, issued to Cornell Capital Partners, LP(24)

10.66             Warrant No. CCP-001, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.67             Warrant No. CCP-002, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.68             Warrant No. CCP-003, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.69             Warrant No. CCP-004, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.70             Warrant No. CCP-005, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.71             Warrant No. CCP-006, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.72             Warrant No. CCP-007, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.73             Warrant, No. CCP-008, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.74             Warrant No. CCP-009, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.75             Warrant No. CCP-010, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.76             Warrant No. CCP-011, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.77             Warrant No. CCP-012, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.78             Warrant No. CCP-013, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.79             Warrant No. CCP-014, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.80             Warrant No. CCP-015, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.81             Warrant No. CCP-016, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.82             Warrant No. CCP-017, dated April 24, 2006, issued by the Company to Cornell Capital Partners, LP(24)

10.83             Irrevocable Transfer Agent Instructions, dated April 24, 2006, by and among the Company, the Buyers listed therein and Corporate Stock Transfer, Inc.(24)

10.84             Consulting Agreement dated May 1, 2006 between Essentially Yours Industries (Hong Kong) Limited and Siu
                  Chung (Freeda) Chan(25)

14.1              Code of Ethics(5)

21.1              List of Subsidiaries(23)


23.1              Consent of Williams & Webster, P.S.(26)


(1) Filed as an exhibit to the registration statement on Form 10-SB/A of Safe ID Corporation, filed with the SEC on September 21, 2000.

(2) Filed as an exhibit to the registration statement on Form SB-2 of Essentially Yours Industries, Inc., filed with the SEC on November 12, 2002.

(3) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 8, 2004.

(4) Filed as an exhibit to our Registration Statement on Form S-8, filed with the SEC on March 30, 2004.

(5) Filed as an exhibit to our annual report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on April 14, 2004.

(6) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended March 31, 2004, filed with the SEC on May 24, 2004.

(7) Filed as an exhibit to our registration statement on Form SB-2, filed with the SEC on September 17, 2004.

(8) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2004, filed with the SEC on November 22, 2004.

(9) Filed as an exhibit to our Amendment No. 1 to our registration statement on Form SB-2 on December 23, 2004.

(10) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 12, 2005.

(11) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2004, filed with the SEC on November 22, 2004.

(12) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 10, 2005.

(13) Filed as an exhibit to our quarterly report on Form 10-QSB/A for the period ended March 31, 2004, filed with the SEC on December 15, 2004.

(14) Filed as an exhibit to our quarterly report on Form 10-QSB/A for the period ended June 30, 2004, filed with the SEC on December 15, 2004.

(15) Filed as an exhibit to our annual report on Form 10-KSB for the period ended December 31, 2004, filed with the SEC on April 18, 2005.

(16) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on May 17, 2005.

(17) Filed as an exhibit to our Quarterly Report on Form 10-QSB for the period ended March 31, 2005, filed with the SEC on May 23, 2005.

(18) Filed as an exhibit to our Quarterly Report on Form 10-QSB for the period ended June 30, 2005, filed with the SEC on August 19, 2005

(19) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 27, 2005

(20) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2005, filed with the SEC on November 21, 2005

(21) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2005, filed with the SEC on November 21, 2005

(22) Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2005, filed with the SEC on November 21, 2005

(23) Filed as an exhibit to our annual report on Form 10-KSB for the period ended December 31, 2005, filed with the SEC on March 31, 2006

(24) Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on April 28, 2006

(25) Filed as an exhibit to our Quarterly Report on Form 10-QSB for the period ended March 31, 2006, filed with the SEC on May 16, 2006 (26) Provided herewith.


(26)  Provided herewith

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the "ACT");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Burnaby, British Columbia, Canada June 20, 2006.


                                    EYI INDUSTRIES INC.

                                    By:      /s/ Jay Sargeant
                                             ----------------
                                    Name:    Jay Sargeant
                                    Title:   President, Chief Executive Officer,
                                             Principal Executive Officer and
                                             Director

                                    By:      /s/ Rajesh Raniga
                                             -----------------
                                    Name:    Rajesh Raniga
                                    Title:   Chief Financial Officer and
                                             Principal Accounting Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay Sargeant his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE           TITLE                                          DATE
---------           -----                                          ----


/s/ Jay Sargeant    President, Chief Executive Officer,           June 20, 2006
----------------
Jay Sargeant        Principal Executive Officer and Director

/s/ Dori O'Neill    Executive Vice President, Chief Operations    June 20, 2006
----------------
Dori O' Neill       Officer, Treasurer, Secretary and Director


/s/ Rajesh Raniga   Chief Financial Officer and                   June 20, 2006
-----------------
Rajesh Raniga       Principal Accounting Officer